 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 1998

                                                     REGISTRATION NO. 333-38717
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                      PRE-EFFECTIVE AMENDMENT NO. 2
                                      TO
                        FORM S-1 REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                              ICON HOLDINGS CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

        DELAWARE                     7359                    04-3314510
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                             600 MAMARONECK AVENUE
                         HARRISON, NEW YORK 10528-1632
                                 914/698-0600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             BEAUFORT J. B. CLARKE
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ICON HOLDINGS CORP.
                             600 MAMARONECK AVENUE
                         HARRISON, NEW YORK 10528-1632
                                 914/698-0600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

 ADOLFO R. GARCIA, ESQ.        JOHN L. LEE, ESQ.       MICHAEL T. EDSALL, ESQ.
 DAVID A. CIFRINO, ESQ.     SENIOR VICE PRESIDENT &      LANCE C. BALK, ESQ.
 MCDERMOTT, WILL & EMERY        GENERAL COUNSEL           KIRKLAND & ELLIS
     75 STATE STREET          ICON HOLDINGS CORP.       655 FIFTEENTH STREET,
  BOSTON, MASSACHUSETTS      31 MILK STREET, SUITE              N.W.
          02109                      1111              WASHINGTON, D.C. 20005
      617/345-5000           BOSTON, MASSACHUSETTS          202/879-5000
                                     02109
                                 617/338-4292

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.  [_]         .

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [_]         .

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [_]         .

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [X]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: (i) one to be used in connection with an offering by the Company of newly issued shares of its Common Stock (the "Company Prospectus") and (ii) one to be used in connection with the secondary sale from time to time (commencing not earlier than two years from the date of the Company Prospectus) of up to 547,368 shares of Common Stock by Friedman, Billings, Ramsey & Co., Inc., the Representative of the Underwriters, which shares the Representative may acquire upon exercise of warrants to be granted by the Company to the Representative upon the consummation of the Offering (the "Selling Security Holders' Prospectus"). The Company Prospectus and the Selling Security Holders' Prospectus will be identical in all respects except for the alternate pages for the Selling Security Holders' Prospectus which are included herein after the final page of the Company Prospectus and are labelled "Alternate Page for Selling Security Holders' Prospectus," and except as the Selling Security Holders' Prospectus may be updated from time to time to reflect current financial results and business developments. Final forms of each Prospectus and any further amendments or supplements thereto will be filed with the Securities and Exchange Commission under Rule 424(b).

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 13, 1998

PROSPECTUS

                             10,000,000 Shares



                    [LOGO OF ICON APPEARS HERE]

                                  Common Stock

                                   ---------

  All of the shares of common stock, $.01 par value per share (the "Common Stock"), being offered hereby (the "Offering") are being sold by ICON Holdings Corp. (the "Company" or "ICON Holdings"). Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $7.00 and $9.00. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. Application has been made for quotation of the Common Stock on The Nasdaq National Market under the symbol "ICON."

                                   ---------

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                   ---------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR  ANY STATE SECURITIES  COMMISSION
    PASSED   UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS   PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share..................................    $           $            $
--------------------------------------------------------------------------------
Total(3)...................................   $           $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Does not reflect additional compensation payable by the Company in the form of warrants entitling Friedman, Billings, Ramsey & Co., Inc., the representative of the Underwriters (the "Representative"), to purchase, for periods commencing on or after the second anniversary of, and ending on the fifth anniversary of, the completion of the Offering, up to 494,868 shares of Common Stock (547,368 shares if the Underwriters' over-allotment option is exercised in full) at an exercise price equal to the initial public offering price. The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $1,000,000. See "Underwriting."

(3) The Company has granted to the Underwriters an option, exercisable within 30 days of the date of this Prospectus, to purchase up to an aggregate of 1,500,000 additional shares of Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $    , $     and $    , respectively. See
    "Underwriting."

                                   ---------

  The shares of Common Stock offered by this Prospectus are being offered by the Underwriters, subject to prior sale, when, as and if accepted by the Underwriters and subject to the Underwriters' right to reject orders, in whole or in part, and to certain other conditions. It is expected that delivery of
the shares will be made at the office of the Representative on or about      ,
1998 against payment therefor in immediately available funds.

                                   ---------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                   The date of this Prospectus is      , 1998

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, and the exhibits and schedules thereto, for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the exhibit for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

  Forward-looking statements in this Prospectus, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "plans," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are subject to risks and uncertainties which are described in the Risk Factors section commencing on page 10 and elsewhere in this Prospectus. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to such risks and uncertainties.

  The Company intends to furnish to its stockholders annual reports containing audited financial statements and an opinion thereon expressed by its independent auditors, and quarterly reports containing unaudited interim financial information for the first three quarters of each year.

  Except where the context indicates otherwise, the term "Company" as used herein refers to ICON Holdings together with its subsidiaries.


  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor should carefully consider the information set forth under the heading "Risk Factors." Unless otherwise indicated herein, the information in this Prospectus (i) gives effect to a 8,000-for-1 stock split in the form of a dividend of the Company's Common Stock, effective as of the effectiveness of the Offering (the "Stock Split"), (ii) gives effect to the redemption of 4,000,000 shares of Common Stock by the Company simultaneously with the consummation of the Offering, (iii) gives effect to the redemption of 1,000 shares of Class B Common Stock by the Company simultaneously with consummation of the Offering, (iv) gives effect to the conversion of $1,112,760 (as of September 30, 1997) of indebtedness owed to a related party into 139,095 shares (assuming an initial public offering price of $8.00 per share) of Common Stock, and (v) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Certain Transactions." The term "fiscal year" as used herein refers to the fiscal year of the Company ending on March 31 of such year.

                                  THE COMPANY

GENERAL

  The Company is a specialty finance company engaged in equipment leasing and financing. The Company intends, through its new ICON Leasing subsidiary, to use the proceeds of the Offering primarily to acquire, hold for investment and remarket large ticket Seasoned Leases. A "large ticket" equipment lease involves equipment with an original equipment cost in excess of $1 million, and typically in excess of $10 million as in the case of aircraft and marine vessels. An equipment lease is considered a "Seasoned Lease" by the Company when its remaining term is short enough (often the last third of the lease term) that (i) the Company can confidently estimate the likely residual value of the underlying equipment at lease expiry, and (ii) most of the Company's total return from such lease is expected to be derived from the realization of such residual value at lease expiry by selling or re-leasing such equipment to the lessee or to a third party. The Company believes that currently there are relatively few participants in the market for large ticket Seasoned Leases and, consequently, opportunities exist for experienced participants to achieve attractive returns. To date, the only acquisitions of large ticket Seasoned Leases by the Company have been by its ICON Capital subsidiary on behalf of limited partnerships (the "ICON Partnerships") which ICON Capital sponsors and manages. Prior to August 1996, when current management assumed control, the ICON Partnerships were invested almost entirely in "small ticket" leases (those involving equipment with an original equipment cost less than $1 million and typically less than $150,000, as in the case of computers or office equipment). Under new management, since August 1996 ICON Capital has invested, or committed to invest, more than $207 million (as measured by gross purchase price) on behalf of the ICON Partnerships in large ticket Seasoned Lease transactions such as aircraft leased to Airbus Industries, US Airways, Inc., Continental Airlines, Inc. and Federal Express Corporation; marine vessels leased to Occidental Petroleum Corporation and SEACOR-Smit, Inc.; tractor-trailer equipment leased to Wal-Mart Stores, Inc.; drilling rig equipment leased to Rowan Cos., Inc.; and telecommunications equipment leased to America Online, Inc. and Texas Utilities Services, Inc. See "Business--Recent Transactions." The proceeds of the Offering will enable the Company to pursue Seasoned Lease acquisition opportunities for its own benefit rather than exclusively on behalf of the ICON Partnerships. Although the Company has no material history of results with respect to large ticket Seasoned Leases, the current management of the Company does have extensive experience with respect to such transactions. See "Business--Management."

  The Company's ICON Capital subsidiary is engaged in acquiring and managing for the benefit of the ICON Partnerships (i) large ticket Seasoned Leases, and
(ii) to a lesser degree, small ticket leases. From the formation of the first ICON Partnership in 1988 to September 30, 1997, ICON Capital has raised funds for seven ICON Partnerships, the proceeds of which have been invested in more than $843 million of equipment (as measured by gross purchase price) subject to lease. Following the acquisition of ICON Capital by the Company in 1996, the ICON

Partnerships have concentrated on acquiring large ticket Seasoned Leases. The Company intends to sponsor an eighth ICON Partnership after the subscription period for the seventh ICON Partnership ends in late 1998. After the Offering, the Company, through its ICON Funding Subsidiary, will also acquire and originate finance-type leases of, and loans secured by, small ticket equipment (collectively, "small ticket financing transactions") for its own benefit and for that of the ICON Partnerships. Prior to the Offering, ICON Funding engaged in small ticket financing transactions only for the benefit of the ICON Partnerships. ICON Funding intends to utilize warehouse finance facilities to fund future small ticket financing transactions, which will be refinanced through securitizations or other structured finance transactions. Because the Company has not invested prior to the Offering in large ticket Seasoned Leases for its own benefit and has only entered into such transactions for the ICON Partnerships since August 1996, historical returns with respect to all but one (see "Business--Recent Transactions") of these investments are not yet available. The Company does anticipate, however, that although ICON Capital and ICON Funding will continue to make material contributions to the Company's results of operations, the majority of its revenues and earnings will be derived from the large ticket Seasoned Lease acquisition and remarketing activities of ICON Leasing. See "Business--Current Businesses of the Company."

MANAGEMENT

  The Company's three most senior executives, none of whom had any relationship with the Company prior to their participation in the acquisition of ICON Capital in 1996, have extensive experience in equipment lease financing and remarketing in general and Seasoned Lease acquisitions and remarketing in particular. The Company believes that these executives, who replaced the former management of ICON Capital, have a record of success in the acquisition and remarketing of Seasoned Leases. Beaufort J. B. Clarke, the Chairman and Chief Executive Officer of the Company, has more than twenty years of senior management experience in the leasing industry, including chief executive and other senior executive positions at Griffin Equity Partners, Inc. and Gemini Financial Holdings, Inc., both equipment leasing companies engaged in the acquisition of Seasoned Leases. Mr. Clarke was a Vice President and one of the founders of Encore International, Inc. (now known as AT&T Systems Leasing) prior to its acquisition by AT&T Capital Corporation. Paul B. Weiss and Thomas
W. Martin, the Executive Vice Presidents of the Company, have approximately 10 and 15 years of experience in the industry, respectively. Each worked with Mr. Clarke at Griffin Equity Partners and Gemini Financial Holdings, where they and Mr. Clarke specialized in Seasoned Lease transactions, in addition to serving in other positions in the industry. These three individuals and the four senior vice presidents (three of whom have joined the Company since August 1996) of the Company have approximately 85 years of combined experience in the equipment leasing industry. See "Management."

INDUSTRY OVERVIEW

  The Equipment Leasing Association of America ("ELA"), based on U.S. Department of Commerce data, estimates that in the United States, approximately $169 billion of the estimated $566 billion spent on productive capital assets in 1996 was financed by means of leasing. ELA estimates that 80% of all U.S. businesses use leasing or financing to acquire equipment. The size of the market for Seasoned Leases is primarily a function of the number of leases entered into in the past, adjusted downward for leases that have terminated. ELA estimates that from 1988 through the end of 1997, equipment leasing volume in the United States will be approximately $1.4 trillion. Sellers of Seasoned Leases are believed to have one or more of the following objectives in seeking and consummating such a sale: (i) realization of book profit by selling at a premium to book value because the fair market value of the equipment is above such book value; (ii) removal of the actual or perceived risk of residual loss upon return of equipment by a user at lease expiry; (iii) removal of actual or perceived credit risk from the seller's balance sheet; (iv) repositioning of the seller's tax-motivated investment portfolio resulting from a change in tax law, change in the seller's profit base or outlook, or the seller becoming subject to alternative minimum tax; and (v) freeing up capital for investment in core business activities (which may include making new lease investments in the case of leasing company sellers).

  The Company believes that the relative lack of competition in the market for large ticket Seasoned Leases is due to the fact that Seasoned Lease transactions often fail to meet many leasing companies' primary objectives. Many large equipment leasing companies are subsidiaries of financial institutions that have tax deferral objectives and are adverse to taking substantial equipment residual exposure. Many new equipment leases are highly structured and have a very long effective term to maximize the economic benefit of tax deferral and minimize residual value risk. In particular, most new equipment leases are designed to allow the initial lessor to recover most or all of its investment from contractual rent payments to be received under the lease. The Company believes that most large ticket Seasoned Lease acquisitions are completed in the final one-third of the term of an equipment lease, when the fair value of the equipment subject to lease is more likely to exceed the seller's book value. When acquired at a relatively late stage in the lease term, these large ticket Seasoned Leases have fewer tax deferral attributes (due to the short term) and more residual value exposure (because only a small amount of the secondary market purchaser's investment will be repaid from the remaining contractual rents) than new large ticket leasing deals.

STRATEGY

  The Company intends to focus principally on the acquisition, management and remarketing of large ticket Seasoned Leases to provide attractive total returns consistent with prudent risk management. The Company will also pursue related equipment lease opportunities that complement its large ticket Seasoned Lease acquisition activity. The Company will employ the following strategies to achieve its objectives:

  Capitalize on Inefficiencies in the Market for Seasoned Leases. No formal market exists for prospective sellers of large ticket Seasoned Leases. Compared to the market for new equipment leasing, there are relatively few participants in the secondary market focusing principally on large ticket Seasoned Lease transactions, and even fewer considering transactions involving as many different equipment types as does the Company. The Company believes most companies engaged in equipment leasing have not actively pursued Seasoned Lease transactions primarily because these transactions may not meet, or may conflict with, the principal objectives of such companies (primarily to obtain tax deferral while avoiding residual value risk). As a result of this relative lack of competition, the Company has been and expects to continue to be able to find large ticket Seasoned Lease acquisition opportunities on attractive terms.

  Utilize the Experience and Resources of Management to Source Seasoned Lease Opportunities. The Company believes that the experience and creativity of senior management and its existing network of referral sources will provide the Company with a steady flow of Seasoned Lease acquisition opportunities. Potential sellers include companies that are no longer making lease investments; public companies that may from time to time seek out accounting gains to contribute to reported earnings; companies that could benefit from recovering and redeploying invested capital; banks and other financial institutions that have been parties to consolidation transactions and seek to dispose of assets that are not consistent with the surviving company's objectives; and companies that desire to limit residual value risk from leases held. The Company's willingness to work with a potential seller to identify its objectives and to creatively develop transaction structures, such as residual value option transactions and residual sharing arrangements, to meet that seller's objectives is in part responsible for the Company's success in sourcing Seasoned Lease acquisition opportunities. The Company also has an extensive referral network of leasing companies, leasing brokers, investment bankers, attorneys, lenders and appraisers that are expected to continue to refer Seasoned Lease acquisition opportunities to the Company.

  Apply a Disciplined, Value-Based Approach to Lease Investments. The Company uses a disciplined, value-based approach to evaluate Seasoned Lease acquisition opportunities in an effort to maximize return while minimizing credit and residual value risk. Since it began pursuing large ticket Seasoned Lease acquisitions on behalf of the ICON Partnerships in 1996, the Company has generally targeted transactions from which it believes, based on its transaction analysis and industry experience generally, it can achieve a total rate of return of at least 20% per annum, compounded monthly. In evaluating a transaction, the Company considers the type of equipment involved, the creditworthiness of the lessee, the provisions of the lease contract (including the equipment maintenance and return requirements), the time remaining to lease expiry, and management's experience in remarketing such equipment.

   The Company engages nationally recognized independent appraisers to assist it in determining the value likely to be realized from the leased equipment at lease expiry. In most transactions, the Company will seek out leasing opportunities where the remaining lease term is greater than two years and, on expiry of the lease, at least one-third of the economic useful life of the equipment is likely to remain, based on the equipment age or utilization history. To maximize its remarketing options (and its returns), the Company seeks to avoid investing in equipment that may become technologically obsolete or otherwise of limited utility (perhaps from excessive wear and tear). Also, the Company generally enters into leasing transactions involving equipment types that can be feasibly moved to other locations or are considered essential to the operations of the lessee and either impossible to replace or only replaceable at a significantly higher cost than its fair market value. The Company believes that there is a substantial pool of such leases, many of which involve equipment such as commercial aircraft, marine vessels, other transportation equipment, and telecommunications hardware. The creditworthiness of a lessee is also important because lessees with inadequate financial resources may be unable to afford to comply with the maintenance- and return-condition provisions of the lease contract, thus exposing the lessor to costs associated with repair and return of equipment. A large percentage of the Company's recent acquisitions on behalf of the ICON Partnerships has consisted of the purchase of large ticket Seasoned Leases where the lessee is rated investment grade (or is believed equivalent). Large ticket transactions of this type are expected to represent a majority of the Company's future Seasoned Lease acquisitions.

  Proactively Manage Lease Investments to Maximize Total Returns. The Company pursues numerous alternatives to maximize realization of residual values through the sale or re-lease of the equipment to the lessee or to a third party. In many cases, the amount of such realization may depend on the extent to which the Company elects to enforce its rights under the lease. In general, the Company also will hold its lease investments until maturity, unless various factors enable the Company to achieve what it believes would be a superior result from disposing of the asset prior to maturity. Senior management and the Company have also had success in working with lessees to restructure leases to achieve greater profitability, while achieving other objectives of the lessee such as lowering periodic payments in exchange for a longer lease term, which could benefit the Company to the extent that the present value of the revised payment schedule is greater than the original payment schedule.

  Pursue Related Opportunities Complementing Seasoned Lease Acquisitions. To complement its large ticket Seasoned Lease activity, the Company intends to expand its volume of small ticket financing transactions by adding sales and marketing people to expand its referral network, and placing additional emphasis on originating new lease opportunities by creating vendor programs. The Company also may occasionally encounter opportunities to acquire companies that operate in the large ticket or small ticket leasing business. These companies may have portfolios of equipment subject to lease or relationships that result in an additional volume of leasing or financing opportunities. To the extent that such acquisitions can be completed at reasonable cost to the Company and can immediately or over time add to the Company's portfolio of lease investments, the Company will consider such transactions. In addition, the Company may pursue an expanded presence in Europe. The Company believes that many European markets have less competition for attractive equipment leasing transactions. In the United Kingdom, for example, recent accounting and regulatory changes have, in the opinion of the Company, made the leasing of equipment a more attractive option relative to purchasing than it had been before such changes. To the extent that such international equipment leasing transactions can be structured to mitigate or remove certain risks, such as currency exchange, protecting a lessor's interest through equipment lien recordation, and taking advantage of beneficial local laws, the Company believes that the leasing industry in Europe may present significant opportunities.

                                ----------------

  ICON Holdings is a Delaware corporation incorporated in May 1996 for the purpose of acquiring ICON Capital Corp., and an affiliate thereof. The Company's principal executive offices are located at 600 Mamaroneck Avenue, Harrison, New York 10528 and its telephone number at such address is
(914) 698-0600. See "The Company."

                                  THE OFFERING

Common Stock offered by the
Company.........................
                                  10,000,000 Shares

Common Stock to be outstanding
 after the Offering.............
                                  14,139,095 Shares (1)(2)(3)

Use of Proceeds.................
                                  To acquire Seasoned Leases and to enter into other equipment financing transactions (approximately 80-85% of the net proceeds), to redeem 4,000,000 shares of Common Stock for $7.2 million and other consideration, to repay indebtedness of approximately $4.8 million, and for general corporate purposes, including, but not limited to, working capital. See "Use of Proceeds" and "Certain Transactions."

Proposed Nasdaq National Market
symbol..........................
--------                          ICON

(1) Does not include: (i) 2,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan, of which options to purchase approximately 1,200,000 shares of Common Stock are expected to be granted upon consummation of the Offering at an exercise price per share equal to the initial public offering price; (ii) 200,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors Stock Plan, of which options to purchase 30,000 shares of Common Stock are expected to be granted upon the consummation of the Offering at an exercise price per share equal to the initial public offering price; (iii) 424,173 shares of Common Stock issuable under warrants to be granted to a related party upon the consummation of the Offering at an exercise price per share equal to the initial public offering price; and (iv) 494,868 shares of Common Stock subject to warrants to be granted to the Representative of the Underwriters at an exercise price per share equal to the initial public offering price. See "Executive Compensation--1997 Stock Option Plan," "-- 1997 Non-Employee Directors Plan," "--Employment and Severance Agreements," "Certain Transactions" and "Underwriting."
(2) Does not include 4,000,000 shares of Common Stock to be redeemed by the Company simultaneously with the consummation of the Offering. See "Certain Transactions."

(3) Includes 139,095 shares (assuming an initial public offering price of $8.00 per share) of Common Stock to be issued to a related party upon conversion of $1,112,760 (as of September 30, 1997) of indebtedness.

                                  RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition, certain statements contained herein expressing the beliefs and expectations of the Company regarding its future results or performance are forward-looking statements that involve a number of risks and uncertainties. The Company's actual results could differ significantly from the results discussed in such forward-looking statements. For a discussion of important factors that could cause or contribute to such differences and other risks and uncertainties which relate to an investment in the shares of Common Stock offered hereby, see "Risk Factors" beginning on page 10.

            SUMMARY CONSOLIDATED AND COMBINED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following summary consolidated and combined financial data should be read in conjunction with the Consolidated and Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated and combined financial data set forth below as of and for the fiscal years ended March 31, 1997, 1996 and 1995 have been derived from the consolidated and combined audited financial statements of the Company. The consolidated and combined financial data as of and for the three and six months ended September 30, 1997 and September 30, 1996, respectively, are unaudited, but have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations for these periods. The information for periods prior to August 21, 1996 is presented on a combined basis, while the information for periods subsequent to such date is presented on a consolidated basis. Consolidated operating results for the three and six months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year.

                                                    SIX MONTHS          THREE MONTHS
                          YEAR ENDED MARCH 31,  ENDED SEPTEMBER 30,  ENDED SEPTEMBER 30,
                         ---------------------- -------------------  -------------------
                          1995   1996   1997(1)  1996     1997(1)     1996     1997(1)
                         ------ ------- ------- -------------------  -------------------
                                                    (UNAUDITED)          (UNAUDITED)
STATEMENT OF INCOME
 DATA:
 Revenues:
 Fees--managed
  partnerships.......... $8,437 $ 9,376 $12,180 $ 5,661 $     5,315  $ 3,479 $     3,084
 Rental income from
  operating lease.......    661   1,010   1,542   1,028         --       514         --
 Interest income and
  other income..........     37      59     120      23          82       15          28
                         ------ ------- ------- ------- -----------  ------- -----------
   Total revenues.......  9,135  10,445  13,842   6,712       5,397    4,008       3,112
                         ------ ------- ------- ------- -----------  ------- -----------
 Expenses:
 Selling, general, and
  administrative........  7,190   8,495   8,208   3,962       4,421    1,938       2,215
 Depreciation and
  amortization..........  1,030   1,455   2,098   1,162         374      606         146
 Interest expense.......    389     361     809     277         354      183         152
 Amortization of
  goodwill..............    --      --      574      95         457       95         229
 Other..................    225     --      --      --          --       --          --
                         ------ ------- ------- ------- -----------  ------- -----------
   Total expenses.......  8,834  10,311  11,689   5,496       5,606    2,822       2,742
                         ------ ------- ------- ------- -----------  ------- -----------
 Income (loss) before
  provision for income
  taxes and
  extraordinary item....    301     134   2,153   1,216        (209)   1,186         370
 Provision for income
  taxes.................    138      75   1,128     605          50      605         191
                         ------ ------- ------- ------- -----------  ------- -----------
 Income (loss) before
  extraordinary item....    163      59   1,025     611        (259)     581         179
 Extraordinary item--
  gain on early
  extinguishment of debt
  (net of applicable
  income taxes of $49)..    --      --      --      --           73      --          --
                         ------ ------- ------- ------- -----------  ------- -----------
 Net income (loss)...... $  163 $    59 $ 1,025 $   611 $      (186) $   581 $       179
                         ====== ======= ======= ======= ===========  ======= ===========
 Pro forma weighted
  average number of
  shares of Common Stock
  and equivalents
  outstanding (2).......    --      --      --      --   15,058,136      --   15,058,136
 Pro forma earnings
  (loss) per share of
  Common Stock and
  equivalents
  outstanding (2).......    --      --      --      --  $     (0.01)     --  $      0.01
             (Continued)

            SUMMARY CONSOLIDATED AND COMBINED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               MARCH 31,
                         --------------------- SEPTEMBER 30, SEPTEMBER 30,
                          1995   1996  1997(1)    1997(1)       1997(3)
      (Continued)        ------ ------ ------- ------------- -------------
                                                (UNAUDITED)   (UNAUDITED)
                                                 (ACTUAL)    (AS ADJUSTED)
BALANCE SHEET DATA:
 Assets:
 Cash................... $  391 $  185 $   747    $   157       $61,473
 Receivables from
  managed
  partnerships..........  1,915  2,023   1,324      1,360         1,360
 Prepaid and other
  assets................    552    790     580      1,104         1,104
 Fixes assets and
  leasehold
  improvements, net.....    952    781     752        686           686
 Goodwill, net..........    --     --    8,270      7,813         7,813
 Investment in
  operating lease,
  net...................  4,913  4,261     --         --            --
                         ------ ------ -------    -------       -------
   Total assets......... $8,723 $8,040 $11,673    $11,120       $72,436
                         ====== ====== =======    =======       =======
 Liabilities and
  Stockholders' Equity:
 Accounts payable and
  accrued expenses...... $  517 $  872 $ 1,648    $ 1,203       $   539
 Subordinated notes
  payable...............    --     --    2,399      2,213           --
 Notes payable..........  5,332  4,308   3,538      3,402           600
 Deferred income taxes,
  net...................    410    484   1,533      1,632         1,632
 Deferred management
  fees--managed
  partnerships..........    715    668     758        789           789
                         ------ ------ -------    -------       -------
   Total liabilities....  6,974  6,332   9,876      9,239         3,560
                         ------ ------ -------    -------       -------
 Redeemable Stock.......    --     --      --         270           --
 Total Stockholders'
  equity................  1,749  1,708   1,797      1,611        68,876
                         ------ ------ -------    -------       -------
   Total liabilities and
    stockholders'
    equity.............. $8,723 $8,040 $11,673    $11,120       $72,436
                         ====== ====== =======    =======       =======

--------
(1) As discussed in Note 2 of the Notes to the Consolidated and Combined Financial Statements, ICON Capital and ICON Securities were acquired by ICON Holdings on August 21, 1996 in a business combination accounted for as a purchase. As a result of such acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts for the year ended March 31, 1997 and the three and six months ended September 30, 1997 are not comparable to the other periods presented in this table as a result of goodwill and its related amortization.

(2) Gives effect to the sale of the 10,000,000 shares offered hereby, the redemption of 4,000,000 shares owned by Summit, the conversion of related-party indebtedness into 139,095 shares (assuming an initial public offering price of $8.00 per share), and the issuance of 919,041 shares issuable under warrants to be granted upon the effectiveness of the Offering. See "Certain Transactions" and "Underwriting."

(3) As adjusted to give effect to the Stock Split, the sale of the 10,000,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby. The risk factors set forth below and elsewhere in this Prospectus should be read as accompanying "forward-looking statements" which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "plans," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements.

SIGNIFICANT UNALLOCATED USE OF NET PROCEEDS

  The leased equipment to be acquired and the equipment financing transactions to be entered into by the Company with the proceeds of the Offering have not been determined as of the date of this Prospectus, and the Company's management will have complete discretion in investing the proceeds of the Offering. Investors in the Offering must therefore rely solely on the judgment and ability of the Company's management with respect to the selection of lessees, the purchase of equipment, the incurring of indebtedness, the negotiation of the terms of purchases of leased equipment and equipment financing transactions, and other aspects of the Company's business and affairs. There is no way of reliably anticipating what types of leased equipment and equipment financing transactions will be available on reasonable terms when the Company is ready to invest its funds. In addition, the Company may seek growth through the acquisition of other equipment leasing companies, although it has no current acquisition candidates. If the Company does make any such acquisitions, its inability to, among other things, assimilate the operations, services, products and personnel of acquired companies, or meet expected revenue and income levels of such acquired companies, could have a material adverse effect on the Company. The Company may vary its portfolio, may invest a substantial portion of the proceeds of the Offering in types of equipment, financing transactions or strategic business acquisitions other than those described below under the caption "Business--Strategy" or may invest in the identified types of equipment or financing transactions to a greater degree than currently anticipated. See "Business."

  The Company intends to invest the proceeds of the Offering in short-term, readily marketable, interest- bearing government treasury or equivalent securities until the Company otherwise employs such proceeds in the acquisition of leased equipment or equipment financing transactions. Although the Company believes that it will be able to engage in a number of such transactions expeditiously following the Offering, until such time as the Company does so, the applicable portions of the proceeds of the Offering will be temporarily invested in such interest-bearing securities. See "Use of Proceeds."

RESIDUAL EQUIPMENT VALUE RISKS

  The Company intends to utilize a major portion (approximately 80-85%) of the proceeds of the Offering to accumulate a portfolio of large ticket Seasoned Leases. The Company expects that in many transactions that it may pursue, only a portion of its investment, if any, will be recovered from the contractual obligation of the lessee to pay rent. As a result, the recovery of its investment and realization of a return is expected to depend, at least in part and perhaps entirely, on the Company's success in remarketing equipment upon lease expiry. Numerous factors, many of which are beyond the control of the Company, may have an impact on the Company's ability to remarket a particular asset in a satisfactory manner. Among the factors are general market conditions and economic conditions such as the strength or weakness of the economy, interest rates, and inflation; regulatory changes affecting particular classes of equipment; changes in the supply or cost of particular equipment classes; technological developments; and the condition of the equipment and general conditions in the industry utilizing such assets. Consequently, there can be no assurance that the Company's estimated residual value for particular equipment purchased will be realized. The Company's inability to remarket equipment on favorable terms (including with respect to its book value) could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH ACQUISITION OF SEASONED LEASES

  The Company will focus on making acquisitions of large ticket Seasoned Leases. Such transactions have more residual value exposure than leasing transactions involving new equipment in which, typically, a greater percentage of a lessor's investment is recovered from rental payments under the lease. Although Seasoned Leases have the benefit of providing the Company with (i) a historical payment performance record on the part of the lessee and (ii) the opportunity to perform due diligence on the maintenance and utilization of equipment subject to such leases, the acquisition of Seasoned Leases typically requires that the Company accept all aspects of the existing lease agreement without the ability to modify its terms. The Company may seek indemnification from the selling party for issues that the Company identifies in reviewing a proposed transaction, such as incomplete documentation or damage to equipment, or for risks that the Company is not, due to the "secondary" nature of the transaction, able to fully investigate. The ability of the Company to successfully profit from Seasoned Lease transactions depends on its ability to analyze and adequately address such underlying risks or, when necessary, to avoid transactions where the risks presented are unacceptable. A failure by the Company to properly evaluate the risks in any one or more Seasoned Lease transactions could have a material adverse effect on the Company. See "Business--Strategy."

DEPENDENCE ON CREDITWORTHINESS OF LESSEES

  The failure of a lessee to make required rental payments would constitute an event of default which, in a large ticket equipment lease, could have a material adverse effect on the Company. In the case of a default with respect to a leveraged lease, a lender thereto might choose to foreclose on the equipment and dispose of it; or, in the case of a "single investor" lease (a lease structured without leverage), the Company could be required to foreclose on the equipment in an effort to recover its investment. If the liquidation proceeds from the sale of repossessed equipment are materially less than its book value, the Company would realize a significant loss. If a lessee were to seek protection under the federal Bankruptcy Code, then either the lessee, as debtor-in-possession, or the bankruptcy trustee, would have the option of assuming, rejecting or, subject to certain conditions, assigning to a third party any of the debtor's unexpired lease and financing obligations. If such a lessee were to reject any of such equipment leases, such rejection could have material adverse effect on the Company. See "Business--Selection of Lease Investment Opportunities."

DEPENDENCE ON THIRD-PARTY APPRAISALS

  The Company will consider Seasoned Leases involving most types of equipment that meet its investment policy and philosophy, including equipment types that the Company has no actual experience in remarketing at lease expiry. In establishing an expected residual value in connection with Seasoned Lease acquisitions, the Company will rely on information it gathers from many sources, including estimates of future value from independent appraisers retained by the Company. To the extent that such appraisals are materially incorrect, the Company could face a partial or total loss of its investment, which could have a material adverse effect on the Company. See "Business-- Selection of Lease Investment Opportunities."

RISKS ASSOCIATED WITH USE OF LEVERAGE

  The Company plans to make extensive use of borrowed funds in acquiring leased equipment. As long as the cost of such funds applied to defray a portion of the purchase price for leased equipment is less than the return which the Company expects to achieve from its investment in such leased equipment, the potential profit attainable from such investment would be enhanced by borrowing funds. To the extent such leverage is used, the potential loss on the Company's equity investment would also be greater. In addition, in the case where the Company incurs indebtedness and the lender has recourse to the Company in addition to the equipment financed, a loss where the value of the equipment is inadequate to satisfy the outstanding amount borrowed could result in a claim against the Company for the amount of such deficiency.

DEPENDENCE ON KEY MANAGEMENT

  The Company depends upon the expertise of certain key employees in conducting its business. Loss of the services of such employees, particularly Beaufort J. B. Clarke, the Chairman and Chief Executive Officer of the Company, and Paul B. Weiss, Vice Chairman and Executive Vice President of the Company, could have a material adverse effect on the Company's business. The Company has entered into employment agreements with certain executives including Messrs. Clarke and Weiss. See "Management" and "Executive Compensation--Employment and Severance Agreements."

LIMITED TENURE OF CURRENT MANAGEMENT AT THE COMPANY

  ICON Holdings was formed in May 1996 for the purpose of acquiring the established business of ICON Capital Corp. ("ICON Capital") and its affiliate, ICON Securities Corp. ("ICON Securities"). The current top three executives of the Company were members of the acquisition group and replaced the former management of ICON Capital. These new executives, none of whom had any relationship with the Company prior to the acquisition, have made significant changes to the Company's strategies and operations and may further alter and expand the Company's business activities upon completion of the Offering. Although these executives have substantial experience in the equipment leasing industry, investors in the Offering have a limited history of the Company as operated under its current management on which to base an evaluation of the Company and its prospects. See "Business--Strategy" and "Management."

FLUCTUATIONS IN QUARTERLY RESULTS

  The Company's quarterly results of operations are susceptible to fluctuations for a number of reasons and, accordingly, the Company believes that comparisons of the results of its operations for one quarter should not be relied upon as an indication of future performance. The reasons for such fluctuations may include, without limitation, any decline in expected residual value realizations related to the equipment the Company leases, the timing of specific transactions, the degree to which the Company encounters competition in its markets and general economic conditions. Quarterly operating results could also fluctuate as a result of the sale by the Company of equipment in its lease portfolio to the lessee or to a third party at the expiration of a lease term or prior to such expiration. Such sales of equipment may have the effect of increasing revenues and net income during the quarter in which the sale occurs, and reducing revenues and net income otherwise expected in subsequent quarters. The Company's planned small ticket leasing securitization activities may also cause quarterly results to fluctuate due to a number of factors, including, among others, the completion of a securitization transaction in a particular calendar quarter (or the failure to complete such a securitization transaction), the occurrence of credit losses with respect to securitized portfolios, the interest rate on the securities issued in connection with such securitization transactions, variations in the volume of leases funded by the Company, and differences between the Company's cost of funds and the average implicit yield to the Company on its leases prior to being securitized. In the event the Company's revenues or earnings for any quarter are less than the level expected by securities analysts or the market in general, such a shortfall could have an immediate and significant adverse impact on the market price of the Common Stock. Any such adverse impact could be greater if any such shortfall occurs near the time of any material decrease in any widely followed stock index or in the market price of the stock of one or more public equipment leasing and financing companies or major customers of the Company. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

NO DIVIDENDS

  The Company has not paid any dividends on its Common Stock to date. The payment of any dividends will be within the discretion of the Company's Board of Directors. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the Company's business operations and, accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

  Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the as adjusted net tangible book value of their shares in the amount of $3.68 per share. If the Company issues additional Common Stock in the future, including shares which may be issued pursuant to earn-out arrangements, option grants and future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock. See "Dilution."

RISK OF CHANGES IN TAX LAWS OR ACCOUNTING PRINCIPLES

  Any change to current tax laws or generally accepted accounting principles that makes lease financing of new equipment or purchases or sales of Seasoned Leases less attractive could have a material adverse affect on the Company. Leasing industry activities can be substantially affected by such considerations, and there is no way to reliably anticipate which such changes are likely to occur or the effect of such changes on the Company's markets or ability to adapt to such changes.

COMPETITION

  The equipment leasing business is very competitive. In the market for large ticket Seasoned Leases, the Company competes with larger, more established companies, some of which may in the future determine that the market for Seasoned Leases is a market to which they wish to devote increased resources. Many of these companies may have a lower cost of funds than the Company, greater access to capital markets and other funding sources, and extensive experience in identifying attractive investment opportunities in the leasing industry. In addition, this potential for increased competition for Seasoned Leases could hinder the Company's efforts to differentiate itself and to compete effectively.

  In the small ticket leasing sector, the Company competes for customers with a number of national, regional and local finance companies, equipment manufacturers that finance the sale or lease of their products themselves, commercial lenders, and other traditional types of financial services companies. Such competitors may have competitive advantages, and such competition may make certain transactions less attractive to the Company and make securitizations more difficult to accomplish. The failure of the Company to effectively compete in the markets in which it participates would have a material adverse effect on the Company. See "Business--Competition."

POTENTIAL CONFLICTS WITH ICON PARTNERSHIPS

  Due to ICON Capital's fiduciary and contractual obligations in its capacity as general partner of the ICON Partnerships, which it has sponsored and managed since 1988, ICON Capital is required to invest capital on behalf of the ICON Partnerships in a manner which may compete with the Company's investment objectives and have the effect of reducing the availability of suitable transactions for the Company's own benefit and increasing the time it will take to fully invest the proceeds of the Offering. Under the agreements establishing the ICON Partnerships, ICON Capital has agreed to refer investment opportunities to the partnerships until such time as all initial capital contributions of the limited partners have been fully invested or committed in certain specified investments and specified reserves, subject to limitations such as the ICON Partnerships' cash available for investment, existing debt, structure of the transaction, or creditworthiness of the lessee. See "Business--Current Businesses of the Company--ICON Capital -- Sponsorship and Management of ICON Partnerships" and "Business--Resolution of Potential Conflicts of Interest."

UNINSURED LOSSES

  Equipment leases and financing transactions generally require lessees and users to arrange, at their own expense, for comprehensive insurance (including fire, liability and extended coverage) and to assume the risk of loss of the equipment or the collateral securing the leases or financing transactions, whether or not insured. When the lessee or user is not required to provide such insurance, the Company will generally arrange for insurance at its own expense. Generally, the Company requires that it be named as an additional insured on liability insurance policies carried by lessees, with the Company's lenders normally required to be identified as the payee for loss and damage to the equipment. The Company monitors compliance with the insurance provisions of the leases. Certain types of catastrophic losses (e.g., losses due to war or earthquakes), however, are either uninsurable or prohibitively costly to insure. Should an uninsured loss occur with respect to equipment or collateral securing the leases and financing transactions, or should the Company experience an uninsured loss or partially insured claim, or have a claim for which third-party indemnification is not available, the Company could suffer a total loss of its investment. Ownership of certain types of capital equipment, such as aircraft or marine vessels, could also entail exposure to product liability claims, in the event that the use of such equipment is alleged to have resulted in bodily injury or property damage. To date, the ICON Partnerships have not experienced any significant uninsured or insured claims and have not experienced any product liability claims related to its equipment. See "Business--Sourcing, Evaluation and Acquisition of Seasoned Leases."

INTERNATIONAL RISKS

  The Company intends to increase its leasing and finance activities in foreign markets generally, and in Europe in particular. Such transactions may present greater risks to the Company because certain foreign laws, regulations and judicial procedures may not be as protective of lessor rights as those which apply in the United States. In addition, many foreign countries have currency and exchange laws regulating the international transfer of currencies. When possible, the Company will seek to minimize its currency and exchange risks by negotiating transactions in U.S. dollars and requiring guarantees obtained to support various lease agreements to be denominated in U.S. dollars. In addition, political instability abroad and changes in international policy may also present risks associated with the possible expropriation of certain of the Company's leased equipment, such as aircraft. Certain countries have no registration or other recording system with which to locally establish the Company's or its lender's interest in equipment, potentially making it more difficult for the Company to prove its interest in collateral in the event that it needs to recover such property located in such a country. See "Business--Strategy."

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the Representative based on the factors described under "Underwriting." The price at which the Common Stock will trade in the public market after the Offering may be less than the initial public offering price. See "Underwriting."

  The market price of the Common Stock after the Offering could be subject to significant fluctuations in response to activities of the Company's competitors, variations in quarterly operating results, changes in general market conditions and other events or factors. The volatility of the stock market, in general, could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets.

INVESTMENT COMPANY ACT CONSIDERATIONS

  The regulatory scope of the Investment Company Act of 1940 (the "Investment Company Act") extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading securities. The Investment Company Act also may apply to a company which does not intend to be characterized as an investment company, but which, nevertheless, engages in activities that subject it to registration and regulation under the Investment Company Act's definition of an investment company. The Company believes that its anticipated activities as described in this Prospectus will not subject the Company to registration and regulation under the Investment Company Act. The Company will avail itself of a safe harbor rule that will exempt it from regulation under the Investment Company Act for a period of one year, provided certain conditions are met. Thereafter, the Company intends to remain exempt from investment company regulation either by not engaging in investment company activities or by qualifying for the exemption from investment company regulation available to any company that has no more than 45 percent of its total assets invested in, and no more than 45 percent of its income derived from, investment securities, as defined in the Investment Company Act.

  There can be no assurance that the Company will be able to avoid registration and regulation as an investment company. In the event the Company is unable to avail itself of an exemption or safe harbor from the Investment Company Act, the Company may become subject to certain restrictions relating to its activities, as noted below. The Investment Company Act imposes substantive requirements on registered investment companies, including limitations on capital structure, restrictions on certain investments, prohibitions on transactions with affiliates and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations. Registration as an investment company, should it become necessary, could have a material adverse effect on the Company.

ANTI-TAKEOVER PROVISIONS

  Certain provisions of law, the Company's Certificate of Incorporation as amended and restated upon consummation of the Offering (the "Restated Charter") and its By-laws, could make more difficult the removal of incumbent officers and directors and the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions include authorization of the issuance of up to 10,000,000 shares of Preferred Stock with such characteristics that may render it more difficult or tend to discourage a merger, tender offer or proxy contest. The By-laws also provide that, after the Offering, shareholder action can be taken only at an annual or special meeting of its shareholders and may not be taken by written consent. See "Description of Capital Stock--Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and By-laws."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 14,139,095 shares of Common Stock outstanding. The 10,000,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act; shares held by affiliates will be subject to resale limitations of Rule 144. All of the remaining outstanding shares of Common Stock will be held by affiliates and available, subject to Rule 144 volume as well as other limitations, for resale beginning 180 days after the date of this Prospectus. Also, the Representative will be granted warrants exercisable during periods commencing on or after the second anniversary of, and ending on the fifth anniversary of, the consummation of the Offering, for 494,868 shares (547,368 shares if the Underwriters' over-allotment is exercised) of Common Stock at the initial public offering price, which shares have been registered by separate prospectus under the Registration Statement of which this Prospectus is a part, for resale from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market price of the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities. See "Shares Eligible for Future Sale." Each of the Company, its existing stockholders, and its executive officers and directors has generally agreed not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the period ending 180 days after the date of this Prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., as the Representative of the Underwriters. See "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting estimated underwriting discounts and other offering expenses, all of which are payable by the Company, are estimated to be approximately $73.4 million (approximately $84.6 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $8.00 per share. The Company intends to use approximately 80-85% of the net proceeds of the Offering to acquire large ticket Seasoned Leases and to enter into other equipment financing transactions. In addition, the Company intends to use portions of the net proceeds to redeem 4,000,000 shares of Common Stock held by Summit Asset Holding L.L.C. ("Summit") for $7.2 million (and other non-cash consideration), to redeem 1,000 shares of Class B Common Stock held by TKO Finance Corporation ("TKO"), a secured lender to the Company, for $349,000, to repay indebtedness (including a premium of approximately $225,000) of approximately $3.0 million owed to TKO (currently bearing interest at a fixed annual rate of 11.5% and with a maturity of July 31, 2000), and to repay indebtedness owed to Summit of approximately $1.4 million (currently bearing interest at a fixed annual rate of 12.5% and due in 2001). Any remaining proceeds will be used for general corporate purposes, including, but not limited to, acquisitions of related businesses and working capital. See "The Company" and "Certain Transactions." The Company does not have any agreements or understandings with respect to any acquisitions at the present time.

  Pending use of the net proceeds as described above, the Company intends to invest such proceeds in short-term, readily marketable, interest-bearing government treasury obligations and equivalent securities.

                                DIVIDEND POLICY

  The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Board of Directors deems relevant.

                                CAPITALIZATION

  The following table sets forth (i) the actual capitalization of the Company at September 30, 1997, and (ii) the capitalization of the Company as adjusted to give effect to the sale of 10,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.00 per share and the other transactions set forth in the notes to the table. This information should be read in conjunction with the Company's Consolidated and Combined Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                                                      AS OF SEPTEMBER 30, 1997
                                                      --------------------------
                                                             UNAUDITED
                                                        ACTUAL    AS ADJUSTED
                                                      ----------- --------------
Due to stockholder (1)............................... $   140,000 $        --
Notes payable--recourse (2)..........................   3,402,249      600,000
Subordinated notes payable--related party (3)........   2,213,399          --
Redeemable Stock (4).................................     269,576          --
Stockholders' equity:
  Common Stock: $.01 par value per share; 50,000,000
   shares authorized; 1,000 shares outstanding,
   actual; 14,139,095 shares outstanding, as
   adjusted..........................................          10      181,391
  Preferred Stock: $.01, par value per share;
   10,000,000 shares authorized; no shares
   outstanding, actual and as adjusted...............         --           --
  Additional paid-in capital.........................     133,990   74,387,475
  Retained earnings..................................   1,476,818    1,476,818
Less: Treasury shares (5)............................         --    (7,169,643)
                                                      ----------- ------------
    Total stockholders' equity.......................   1,610,818   68,876,041
                                                      =========== ============
    Total capitalization............................. $ 7,636,042 $ 69,476,041
                                                      =========== ============

--------

(1) As adjusted to give effect to repayment of an amount due Summit. See "Certain Transactions."

(2) As adjusted to give effect to the repayment of indebtedness to TKO. See "Use of Proceeds."
(3) As adjusted to give effect to the conversion of indebtedness owed to a related party into shares of Common Stock and the repayment of indebtedness owed to Summit. See "Use of Proceeds" and "Certain Transactions."

(4) As adjusted to give effect to the redemption of 1,000 shares of Class B Common Stock held by TKO. See "Use of Proceeds."
(5) As adjusted to give effect to the redemption of 4,000,000 shares of Common Stock held by Summit. See "Use of Proceeds" and "Certain Transactions."

                                   DILUTION

  The deficit in net tangible book value of the Company at September 30, 1997 was $6,202,349, or $0.78 per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value of the Company (tangible assets less total liabilities) by the number of shares of Common Stock outstanding. Adjusting for the sale by the Company of the 10,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.00 per share, and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the net tangible book value of the Company, as adjusted, at September 30, 1997 would have been $61,062,874, or $4.32 per share. This amount represents an immediate dilution to new investors of $3.68 per share and an immediate increase in as adjusted net tangible book value per share to existing stockholders of $5.10 per share. The following table illustrates this per share dilution to new investors:

Assumed initial public offering price per share..................         $8.00
  Net tangible book value per share at September 30, 1997........ $(0.78)
  Increase in net tangible book value per share resulting from the Offering.................................................. $ 5.10
                                                                  ------
Net tangible book value per share after the Offering.............         $4.32
                                                                          -----
Dilution to new investors........................................         $3.68
                                                                          =====

  If the Underwriters' over-allotment option is exercised in full, the increase in net tangible book value per share attributable to the Offering, net tangible book value per share after the Offering, and dilution to new investors would be $5.79, $5.02 and $2.99, respectively.

  The following table sets forth at September 30, 1997, after giving effect to the sale of the Common Stock offered by the Company in the Offering: (i) the number of shares of Common Stock purchased from the Company by the sole existing stockholder that will remain a stockholder after the Offering and the total consideration and the average price per share paid to the Company for such shares; (ii) the number of shares of Common Stock purchased by new investors in the Offering from the Company and the total consideration and the price per share paid by them for such shares; and (iii) the percentage of shares purchased from the Company by such existing stockholder and the new investors and the percentages of consideration paid to the Company for such shares by such existing stockholder and new investors.

                            SHARES PURCHASED  TOTAL CONSIDERATION
                           ------------------ -------------------  PRICE PER
                             NUMBER   PERCENT   AMOUNT    PERCENT    SHARE
                           ---------- ------- ----------- -------  ---------
Existing Stockholder
 (1)(2)...................  4,139,095   29.3% $ 1,179,760    1.5%   $ 0.29
New Investors............. 10,000,000   70.7  $80,000,000   98.5      8.00
                           ----------  -----  ----------- ------
  Total................... 14,139,095  100.0% $81,179,760 100.00%

--------

(1) The table does not reflect the purchase of 4,000,000 shares for $67,000 by Summit, which will be redeemed by the Company upon consummation of the Offering. If such transaction were included, the Total Consideration of existing stockholders in the above table would be $1,246,760, or 1.5% of the Total Consideration, and the Price Per Share of existing stockholders, including Summit, would be $0.15 per share.

(2) Does not include: (i) 2,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan, of which options to purchase approximately 1,200,000 shares of Common Stock are expected to be granted upon the consummation of the Offering at an exercise price per share equal to the initial public offering price; (ii) 200,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors Stock Plan, of which options to purchase 30,000 shares of Common Stock are expected to be granted upon the consummation of the Offering at an exercise price per share equal to the initial public offering price;
    (iii) 424,173 shares of Common Stock subject to warrants to be granted to a related party upon the consummation of the Offering at an exercise price per share equal to the initial public offering price; and (iv) 494,868 shares of Common Stock subject to warrants to be granted to the Representative of the Underwriters at an exercise price per share equal to the initial public offering price. See "Management--1997 Stock Option Plan," "--Employment and Severance Agreements," and "--1997 Non-Employee Directors' Stock Plan," "Certain Transactions" and "Underwriting."

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The tables on the following two pages present (i) selected audited (to the extent described below) and unaudited historical financial data of the Company and its wholly owned subsidiaries, and (ii) selected unaudited pro forma financial data after giving effect to the acquisition by the Company of ICON Capital and its affiliate, ICON Securities Corp. ("ICON Securities"), as if such acquisitions had occurred at the beginning of the fiscal year ended March 31, 1997. The information for periods prior to August 21, 1996 is presented on a combined basis, while the information for periods subsequent to such date is presented on a consolidated basis.

  The Company's historical data for the period from August 21, 1996 to March 31, 1997 is based on the audited historical financial statements of the Company. The Company's historical data for the three- and six-month periods ended September 30, 1997 and for the period from August 21, 1996 (formation of the Company) to September 30, 1996 have been derived from the unaudited financial statements of the Company appearing elsewhere herein, which financial statements have been prepared on the same basis as the Company's audited financial statements and, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The Company's results of operations for the three- and six-month periods ended September 30, 1997 are not necessarily indicative of results for the entire year ending March 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The ICON Capital and ICON Securities historical data for each of the years in the four-year period ended March 31, 1996 and for the period from April 1, 1996 to August 20, 1996 is based on the audited historical financial statements of ICON Capital and ICON Securities. The ICON Capital and ICON Securities historical data for the period from July 1, 1996 to August 20, 1996 have been derived from the unaudited interim financial statements of ICON Capital and ICON Securities, which financial statements have been prepared on the same basis as ICON Capital's and ICON Securities' audited financial statements and, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information set forth therein.

  The unaudited pro forma financial information presents the consolidated results of operations of the Company as if the acquisitions of ICON Capital and ICON Securities had occurred at the beginning of the fiscal year ended March 31, 1997, after giving effect to certain adjustments, including the amortization of goodwill (i.e., costs in excess of net assets of businesses acquired), increased interest expense from debt assumed to have been issued to fund the acquisition, elimination of management fees paid to a former parent of ICON Securities, and the income tax effects of the aforementioned. This pro forma financial information does not necessarily reflect the results of operations as they would have been if the Company, ICON Capital and ICON Securities had constituted a single entity during such periods, and is not necessarily indicative of results which may be obtained in the future.

  This data should be read in conjunction with the consolidated financial statements of the Company and the combined financial statements of ICON Capital and ICON Securities, and the related notes thereto, included elsewhere herein and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Prospectus.

               SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA
                                (IN THOUSANDS)

                                                                 SIX MONTHS         THREE MONTHS
                                                                   ENDED               ENDED
                                YEAR ENDED MARCH 31,           SEPTEMBER 30,       SEPTEMBER 30,
                         ----------------------------------- ------------------  ------------------
                          1993   1994   1995   1996  1997(1)  1996    1997(1)     1996    1997(1)
                         ------ ------ ------ ------ ------- ------ -----------  ------ -----------
                                                                (UNAUDITED)         (UNAUDITED)
Statement of Income
 Data:
 Revenues:
 Fees--managed
  partnerships.......... $9,392 $8,588 $8,437 $9,376 $12,180 $5,661 $     5,315  $3,479 $     3,084
 Rental income from
  operating lease.......    --     198    661  1,010   1,542  1,028         --      514         --
 Interest income and
  other income..........    150     48     37     59     120     23          82      15          28
                         ------ ------ ------ ------ ------- ------ -----------  ------ -----------
   Total revenues.......  9,542  8,834  9,135 10,445  13,842  6,712       5,397   4,008       3,112
                         ------ ------ ------ ------ ------- ------ -----------  ------ -----------
 Expenses:
 Selling, general, and
  administrative........  8,439  7,399  7,190  8,495   8,208  3,962       4,421   1,938       2,215
 Depreciation and
  amortization..........    530    768  1,030  1,455   2,098  1,162         374     606         146
 Interest expense.......     31    173    389    361     809    277         354     183         152
 Amortization of
  goodwill..............    --     --     --     --      574     95         457      95         229
 Other..................    --     339    225    --      --     --          --      --          --
                         ------ ------ ------ ------ ------- ------ -----------  ------ -----------
   Total expenses.......  9,000  8,679  8,834 10,311  11,689  5,496       5,606   2,822       2,742
                         ------ ------ ------ ------ ------- ------ -----------  ------ -----------
 Income (loss) before
  provision for income
  taxes and
  extraordinary item....    542    155    301    134   2,153  1,216        (209)  1,186         370
 Provision for income
  taxes.................    141     43    138     75   1,128    605          50     605         191
                         ------ ------ ------ ------ ------- ------ -----------  ------ -----------
 Income (loss) before
  extraordinary item....    401    112    163     59   1,025    611        (259)    581         179
 Extraordinary item-gain
  on early
  extinguishment of debt
  (net of applicable
  income taxes of $49)..    --     --     --     --      --     --           73     --          --
                         ------ ------ ------ ------ ------- ------ -----------  ------ -----------
 Net income (loss)...... $  401 $  112 $  163 $   59 $ 1,025 $  611 $      (186) $  581 $       179
                         ====== ====== ====== ====== ======= ====== ===========  ====== ===========
 Pro forma weighted
  average number of
  shares of Common Stock
  outstanding and
  equivalents(2)........    --     --     --     --      --     --   15,058,136     --   15,058,136
                         ====== ====== ====== ====== ======= ====== ===========  ====== ===========
 Pro forma earnings
  (loss) per share of
  Common Stock and
  equivalents
  outstanding(2) .......    --     --     --     --      --     --  $     (0.01)    --  $      0.01
                         ====== ====== ====== ====== ======= ====== ===========  ====== ===========

                                           MARCH 31,
                              ----------------------------------- SEPTEMBER 30,
                               1993   1994   1995   1996  1997(1)    1997(1)
                              ------ ------ ------ ------ ------- -------------
                                                                   (UNAUDITED)
Balance Sheet Data:
 Assets:
 Cash........................ $  441 $  557 $  391 $  185 $   747    $   157
 Receivables from managed
  partnerships...............    956  1,399  1,915  2,023   1,324      1,360
 Prepaid and other assets....    595    712    552    790     580      1,104
 Fixes assets and leasehold
  improvements, net..........  1,182  1,144    952    781     752        686
 Goodwill, net...............    --     --     --     --    8,270      7,813
 Investment in operating
  lease, net.................    --   5,234  4,913  4,261     --         --
                              ------ ------ ------ ------ -------    -------
 Total assets................ $3,174 $9,046 $8,723 $8,040 $11,673    $11,120
                              ====== ====== ====== ====== =======    =======
 Liabilities and
  Stockholders' Equity:
 Accounts payable and
  accrued expenses........... $  576 $  764 $  517 $  872 $ 1,648    $ 1,203
 Subordinated notes
  payable....................    --     --     --     --    2,399      2,213
 Notes payable...............  1,028  6,004  5,332  4,308   3,538      3,402
 Deferred income taxes,
  net........................     96    274    410    484   1,533      1,632
 Deferred management fees--
  managed partnerships.......    --     418    715    668     758        789
                              ------ ------ ------ ------ -------    -------
 Total liabilities...........  1,700  7,460  6,974  6,332   9,876      9,239
                              ------ ------ ------ ------ -------    -------
 Redeemable Stock............    --     --     --     --      --         270
 Total Stockholders' equity..  1,474  1,586  1,749  1,708   1,797      1,611
                              ------ ------ ------ ------ -------    -------
   Total liabilities and
    stockholders' equity..... $3,174 $9,046 $8,723 $8,040 $11,673    $11,120
                              ====== ====== ====== ====== =======    =======

-------
(1) As discussed in Note 2 of the Notes to the Consolidated and Combined Financial Statements, ICON Capital and ICON Securities were acquired by ICON Holdings on August 21, 1996 in a business combination accounted for as a purchase. As a result of such acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts for the year ended March 31, 1997 and the three and six months ended September 30, 1997 are not comparable to the other periods presented in this table as a result of goodwill and its related amortization.

(2) Gives effect to the Stock Split, the 10,000,000 shares offered hereby, the redemption of 4,000,000 shares owned by Summit, the conversion of indebtedness owed to a related party into 139,095 shares (assuming an initial public offering price of $8.00 per share), and the issuance of 919,041 shares issuable under warrants to be granted upon the effectiveness of the Offering. See "Certain Transactions" and "Underwriting."

                  PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                                     PRO FORMA
                                       TOTAL FOR THE                  FOR THE
                                        YEAR ENDED                  YEAR ENDED
                                         MARCH 31,    PRO FORMA      MARCH 31,
                                          1997(1)    ADJUSTMENTS       1997
                                       ------------- -----------    -----------
Revenues:
  Fees-managed partnerships...........  $12,180,238   $     --      $12,180,238
  Rental income from operating lease..    1,541,647         --        1,541,647
  Interest income and other income....      119,891         --          119,891
                                        -----------   ---------     -----------
    Total revenues....................   13,841,776         --       13,841,776
                                        -----------   ---------     -----------
Expenses:
  Selling, general and
   administrative.....................    8,208,308    (298,503)(2)   7,909,805
  Amortization of goodwill............      574,500     339,754 (3)     914,254
  Depreciation and amortization.......    2,097,354         --        2,097,354
  Interest expense....................      808,854     263,838 (4)   1,072,692
                                        -----------   ---------     -----------
    Total expenses....................   11,689,016     305,089      11,994,105
                                        -----------   ---------     -----------
  Income before provision for income
   taxes..............................    2,152,760    (305,089)      1,847,671
Provision for income taxes............    1,127,788      13,866       1,141,654
                                        -----------   ---------     -----------
Net income............................  $ 1,024,972   $(318,955)    $   706,017
                                        ===========   =========     ===========

--------
(1) As discussed in Note 2 to the Notes to the Consolidated and Combined Financial Statements, ICON Capital and ICON Securities were acquired by ICON Holdings on August 21, 1996 in a business combination accounted for as a purchase. As a result of such acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts in the total column for the year ended March 31, 1997 are not comparable to the years ended March 31, 1996 and 1995 as a result of goodwill and its related amortization.
(2) Adjustment relates to management fees paid by ICON Securities to its former parent.
(3) Adjustment relates to amortization of goodwill.
(4) Adjustment relates to interest expense associated with notes payable-seller financing.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following analysis of the financial condition and the results of operations should be read in conjunction with Selected Consolidated and Combined Financial and Operating Data, the Company's consolidated financial statements and the notes thereto and other financial data included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

GENERAL

  The Company's operating results following the Offering are anticipated to be significantly different from its results prior to the Offering due to changes in the nature of the Company's business resulting from the substantial increase in the Company's capital resources. Upon completion of the Offering, the Company intends to use a substantial portion of the proceeds to acquire large ticket Seasoned Leases and, to a lesser extent, to engage in small ticket financing transactions that may be subsequently securitized. The Company will also continue to engage in equipment leasing and financing activities through the ICON Partnerships. As a result, following the Offering, a majority of the Company's revenues are expected to be derived from large ticket Seasoned Lease acquisition and remarketing activities, while a smaller portion will be derived from fees from the ICON Partnerships and other activities.

  Revenues from investments in large ticket Seasoned Leases will consist of finance income from investments in direct finance and leveraged leases, rental income from operating leases, and gains, if any, from equipment sale proceeds that exceed the carrying value of the residual. The Company may from time to time collaterally assign all or a portion of its lease portfolio to a lender to secure related borrowings. Depending on the use of leverage, the timing of the recognition of revenue and the receipt of cash will vary. A portion of the unearned income from direct finance and leveraged leases relates to the residual value that was estimated at inception of the lease and has been accrued over the life of the lease. The ultimate realization of that income is dependent upon the receipt of cash at lease expiry. If during the term of a lease, the Company determines that the residual value is impaired, then the Company will write it down to the then-estimated realizable value.

  Historically, revenues have consisted primarily of fees paid to ICON Capital for services rendered to the ICON Partnerships and rental income from an operating lease. Fees from the ICON Partnerships are earned for the acquisition, management and administration of ICON Partnership lease portfolios, and the organization, offering and related underwriting of each ICON Partnership. In addition, the Company receives distributions from the ICON Partnerships with respect to its general partnership interest therein. Acquisition fees are earned based on the purchase price or principal amount of each transaction entered into on behalf of the ICON Partnerships. Management fees are earned for the active management of equipment subject to lease and equipment financing transactions for the ICON Partnerships. This fee is based on a percentage of the gross rental payments for equipment leases held thereby. Organization, offering and underwriting fees are based on investment units sold during the offering stage of the ICON Partnerships.

  ICON Holdings was formed for the purpose of acquiring ICON Capital and ICON Securities, which, although affiliates, were not part of the same consolidated group at that time. Therefore, the historical financial statements have been prepared on a combined basis through August 20, 1996, and on a consolidated basis for the period from August 21, 1996 to September 30, 1997.

PROSPECTIVE ACCOUNTING AND REVENUE RECOGNITION POLICIES

  The manner in which the acquisition of large ticket Seasoned Leases and the origination, acquisition and securitization of small ticket leases are characterized and reported for accounting purposes has a significant impact upon the Company's reported revenue, net income and its resulting financial position. The Company classifies its lease transactions, as required by Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS No. 13") as: (i) direct financing, (ii) leveraged leases, or
(iii) operating leases. The timing of recognition of revenues and expenses for each lease will vary depending on the lease classification. Lease accounting methods significant to the Company's business are discussed below.

  Direct Financing. Direct financing leases transfer substantially all benefits and risks of equipment ownership to the lessee. A lease is a direct financing lease if the creditworthiness of the lessee and the collectibility of lease payments are reasonably certain and it meets one of the following criteria: (i) the lease transfers ownership of the equipment to the customer by the end of the lease term, (ii) the lease contains a bargain purchase option, (iii) the lease term at inception represents at least 75% of the estimated economic life of the leased equipment, or (iv) the present value of the minimum lease payments is at least equal to 90% of the fair market value of the leased equipment at inception of the lease.

  Direct finance leases are recorded as investment in direct finance leases upon acceptance of the equipment by the lessee. At the inception of the lease, unearned lease income is recorded, which represents the amount by which the gross lease payments receivable plus the estimated unguaranteed residual value of the equipment exceeds the equipment cost. Unearned lease income is recognized, using the interest method, as lease revenue over the lease term.

  Leveraged Leases. Leveraged leases meet the definition of direct financing leases and also include the following characteristics: (i) the lease involves three parties--a lessee, a lender and a lessor, (ii) the lender provides substantial amounts of non-recourse financing and (iii) the lessor's net investment declines during the early years once the investment has been completed and rises during the later years of the lease before its lease term ends. Net investment in leveraged leases consists of minimum lease payments receivable, estimated unguaranteed residual values and the initial direct costs related to the leases, net of the unearned income and principal and interest on the related non-recourse debt. Unearned income is recognized as income from leveraged leases over the life of the lease at a constant rate of return on the positive net investment.

  Operating Leases. All leases that do not meet the criteria to be classified as direct financing or leveraged leases are accounted for as operating leases. Lease revenue is comprised of rentals that are accrued on a straight-line basis over the lease term. The Company's cost of the leased equipment is recorded on the balance sheet as investment in operating lease equipment, and is depreciated on a straight-line basis over the lease term to the estimated residual value.

  Residual Values. Residual values represent the Company's estimated value of the equipment at the end of the initial lease term. The residual values for direct financing and leveraged leases are recorded as investment in direct financing and leveraged leases. The residual values for operating leases are included as a component of the leased equipment's net book value. The estimated residual values will vary, both in amount and as a percentage of the original equipment cost, depending upon several factors, including the equipment type, manufacturer's discount, market conditions, the term of the lease and other factors.

  The Company's policy with respect to impairment of estimated residual values will be to review, on a quarterly basis, the carrying value of its residuals on an individual asset basis to determine whether events or changes in circumstances indicate that the carrying value of an asset may not be recoverable and, therefore, an impairment loss should be recognized. The events or changes in circumstances which generally indicate that the residual value of an asset has been impaired are (i) the estimated fair value of the underlying equipment is less than the Company's carrying value or (ii) the lessee is experiencing financial difficulties and it does not appear likely that the estimated proceeds from disposition of the asset will be sufficient to satisfy the remaining obligation to the non-recourse lender and the Company's residual position. Generally, in the latter situation, the residual position relates to equipment subject to third-party non-recourse notes payable where the lessee remits its rental payments directly to the lender and the Company does not recover its residual until the non-recourse note obligation is repaid in full.

  The Company will determine its impairment loss as the amount by which the carrying amount of the residual value exceeds the estimated proceeds to be received by the Company from remarketing the equipment. Generally, quoted market prices will be used as the basis for measuring whether an impairment loss should be recognized.

  The Company will seek to realize the estimated residual value at lease termination through: (i) renewal or extension of the original lease; (ii) sale of the equipment either to the lessee or in the secondary market; or (iii) lease of the equipment to a new user. The difference between the proceeds of a sale and the remaining estimated residual value will be recorded as a gain or loss in lease revenues when the title is transferred to the buyer.

  Allowance for Losses. Management will evaluate the collectibility of its leases based on the level of recourse provided, if any, delinquency statistics, historical loss experience, current economic conditions and other relevant factors. The Company will provide an allowance for credit losses for leases that are considered impaired.

  Initial Direct Costs. Initial direct costs related to the origination of direct finance and leveraged leases are capitalized and recorded as part of the investment in direct financing and leveraged leases, and will be amortized over the terms of the related leases using the interest method. Initial direct costs related to the origination of operating leases are capitalized and amortized on the straight-line method over the lease terms.

  Small Ticket Warehousing and Securitization. The Company expects to fund the initial acquisition and origination of small ticket financing transactions through warehouse finance facilities. The Company anticipates that the transactions financed thereunder will be refinanced from time to time through securitizations or other structured finance transactions. In such securitizations, the Company anticipates it will sell a pool of leases to a wholly owned, special-purpose subsidiary of the Company. The special-purpose subsidiary will issue and sell notes or other securities secured by such leases and the underlying equipment. The Company generally will retain the right to service the leases it sells through securitizations, receive a fee for performing such services, and retain any excess cash flows from the lease pool.

  In June 1996, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"). SFAS No. 125 is generally effective for transactions occurring after December 31, 1996. Among other things, SFAS No. 125 requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on relative fair values at the date of transfer. Under SFAS No. 125, the Company will record a servicing asset representing the excess of estimated fees to be received over expenses to be incurred in servicing leases sold through securitizations. The effect will be to decrease the cost basis allocable to the senior and subordinated securities and trust certificates issued in connection with the Company's securitization transactions.

RESULTS OF OPERATIONS

 Three Months Ended September 30, 1997 Compared to Three Months Ended September 30, 1996

  The Company acquired $65,111,069 and $91,475,040 (such amounts including cash paid and debt incurred or assumed) in equipment subject to lease and financing transactions on behalf of the ICON Partnerships, and raised $7,632,264 and $5,242,597 of ICON Partnership capital for the three months ended September 1997 and 1996, respectively. As of September 30, 1997 and 1996, the Company managed equipment subject to lease and other assets on behalf of the ICON Partnerships with a book value of $255,381,779 and $229,195,681, respectively.

  Total revenues decreased by $896,252 or 22.4% from $4,007,946 to $3,111,694 from the three months ended September 30, 1996 to the three months ended September 30, 1997. The decrease in revenues was primarily due to a decrease in acquisition fees of $1,040,839, and the early termination of an operating lease in December 1996, which reduced rental income from operating leases by $513,882. Those decreases in total revenues were partially offset by an increase in management fees of $507,591, an increase in organization, offering, distribution and underwriting fees of $137,887 and an increase in interest income and other income of $12,991. The decrease in acquisition fees is attributable to an unusually high volume of lease acquisitions during the three months ended September 30, 1996 resulting from the expeditious deployment of uninvested cash in the ICON Partnerships following the acquisition of ICON Capital and ICON Securities by the Company (the "Acquisition"). In general, the Company expects that investment activity on behalf of the ICON Partnerships will be commensurate with equity raised through the sale of partnership interests. Management fees increased due to the increase in the average size of lease portfolios managed by the Company. Organization, offering, distribution and underwriting fees increased due to growth in the sale of interests in the ICON Partnerships. The increase in interest and other income is primarily due to an increase in fee income earned.

  Selling, general and administrative expenses increased by $277,565 or 14.3% from $1,937,795 to $2,215,360, from the three months ended September 30, 1996 to the three months ended September 30, 1997. The increase in selling, general and administrative expenses was due primarily to an increase in salaries and benefits of $260,208 and an increase in travel and lodging of $38,663. Salaries and benefits have increased due to the Company's recruitment of additional senior executives at an average salary that is higher than in the comparable prior period. Travel and lodging increased due to: (i) increased business development travel with respect to new transactions, and (ii) expenses incurred to increase the sale of interests in the ICON Partnerships by recruiting new broker/dealers.

  Depreciation and amortization decreased by $459,724 or 75.9% from $605,607 to $145,883 from the three months ended September 30, 1996 to the three months ended September 30, 1997. Depreciation and amortization includes the amortization of the costs of organizing and offering the sale of interests in the ICON Partnerships and the depreciation and amortization of fixed assets, leasehold improvements, and equipment under an operating lease. This decrease was primarily due to a decrease in depreciation of equipment under an operating lease of $431,186 as a result of the early termination of the lease.

  The amortization of goodwill increased by $133,220 or 139.7% from $95,344 to $228,564 from the three months ended September 30, 1996 to the three months ended September 30, 1997. The Company's goodwill (i.e., costs in excess of net assets of business acquired) relates to the Acquisition. This increase is the result of amortizing goodwill for the entire three-month period in 1997 as compared to recognizing slightly more than a month of amortization in the three-month period ended September 30, 1996.

  Interest expense decreased from $183,412 to $152,307 or 17.0% from the three months ended September 30, 1996 to the three months ended September 30, 1997. The decrease in interest expense is due primarily to the decrease in interest on non-recourse financings of $82,696 as a result of the early termination of the operating lease.

  Net income decreased $401,786 or 69.2% from net income of $580,822 for the three months ended September 30, 1996 to net income of $179,036 for the three months ended September 30, 1997. The decrease is primarily attributable to an increase in amortization of goodwill and a decrease in revenues.

 Six Months Ended September 30, 1997 Compared to Six Months Ended September 30, 1996

  The Company acquired $82,145,308 and $92,328,966 (including cash paid and debt incurred or assumed) in equipment subject to lease and equipment financing transactions on behalf of the ICON Partnerships, and raised $13,866,539 and $12,544,192 of ICON Partnership capital for the six months ended September 30, 1997 and 1996, respectively.

  Total revenues decreased by $1,315,005 or 19.6% from $6,712,045 to $5,397,040 from the six months ended September 30, 1996 to the six months ended September 30, 1997. The decrease in revenue was primarily due to a decrease in acquisition fees of $1,128,882, and the early termination of an operating lease in December 1996, which reduced rental income from operating leases by $1,027,764. Those decreases were partially offset by an increase in management fees of $709,372, an increase in organization, offering, distribution and underwriting fees of $73,575 and an increase in interest income and other income of $180,900. The decrease in acquisition fees is attributable to an unusually high volume of lease acquisitions during the six months ended September 30, 1996 resulting from the expeditious deployment of available cash in the ICON Partnerships. In general, the Company expects that investment activity on behalf of the ICON Partnerships will be commensurate with equity raised. Management fees increased due to the increase in the average size of lease portfolios managed by the Company. Organization, offering, distribution and underwriting fees increased due to growth in the sale of interests in the ICON Partnerships following the Acquisition.

  Selling, general and administrative expenses increased by $459,316 or 11.6% from $3,961,671 to $4,420,987, from the six months ended September 30, 1996 to the six months ended September 30, 1997. The increase in selling, general and administrative expenses was due primarily to an increase in travel and lodging of

$222,514, an increase in salaries and benefits of $90,656, and an increase in rent and utilities of $33,231. Salaries and benefits have increased due to the Company's recruitment of additional senior executives at an average salary that is higher than in the comparable prior period.

  Depreciation and amortization decreased by $787,670 or 67.8% from $1,161,770 to $374,100, from the six months ended September 30, 1996 to the six months ended September 30, 1997. This decrease was primarily due to a decrease in depreciation of equipment under an operating lease of $852,868 as a result of the early termination of the lease.

  The amortization of goodwill increased by $361,783 or 379.5% from $95,344 to $457,127 from the six months ended September 30, 1996 to the six months ended September 30, 1997. The Company's goodwill (i.e., costs in excess of net assets of businesses acquired) relates to the acquisition of ICON Capital and ICON Securities by the Company on August 21, 1996. This increase is the result of amortizing goodwill for the entire six month period in 1997 as compared to recognizing slightly more than a month of amortization in the six month period ended September 30, 1996.

  Interest expense increased from $277,000 to $353,908 or 27.8% from the six months ended September 30, 1996 to the six months ended September 30, 1997. The increase in interest expense is due primarily to a full six months of interest on the debt associated with the acquisition of ICON Capital and ICON Securities, partially offset by the decrease in interest on non-recourse financings of $174,897 as a result of the early termination of the operating lease.

  During the six months ended September 30, 1997 the Company refinanced the notes payable-seller financing with proceeds received from a $3,000,000 term loan. The Company realized a gain of $122,206 ($73,324 net of related taxes) in connection with the early extinguishment of the debt. The gain has been recorded as an extraordinary item.

  Net income decreased $797,557 from net income of $611,294 for the six months ended September 30, 1996 to a net loss of $186,263 for the six months ended September 30, 1997. The net loss is due to increases in amortization of goodwill and interest expense, both attributable to the Acquisition and the other factors described above.

 Year Ended March 31, 1997 Compared to Year Ended March 31, 1996

  The Company acquired $204,153,662 and $94,415,959 (including cash paid and debt assumed or incurred) in equipment subject to lease and equipment financing transactions on behalf of the ICON Partnerships, and raised $24,193,537 and $27,463,913 of ICON Partnership capital for fiscal 1997 and 1996, respectively. As of March 31, 1997 and 1996, the Company managed equipment subject to lease on behalf of the ICON Partnerships with a net investment of $258,784,493 and $230,550,843, respectively.

  Total revenues increased by $3,397,285 or 32.5% from $10,444,491 to $13,841,776, from fiscal 1996 to fiscal 1997. The increase in revenues was due primarily to an increase in acquisition fees of $2,444,401, an increase in rental income from an operating lease of $531,891, an increase in management and administrative fees of $295,330, and an increase in organization, offering, distribution and underwriting fees of $64,711. The increase in acquisition fees was caused by an increase in lease transactions entered into on behalf of the ICON Partnerships. Rental income from an investment in an operating lease increased due to an acceleration of rental receivables upon early termination. Management and administrative fees increased due to the increase in the average size of lease portfolios managed by the Company on behalf of the ICON Partnerships. Organization, offering, distribution and underwriting fees increased due to an increase in capital raised for the ICON Partnerships.

  Selling, general and administrative expenses decreased by $286,251 or 3.4% from $8,494,559 to $8,208,308, from fiscal 1996 to fiscal 1997. The decrease in selling, general and administrative expenses was due primarily to a decrease in salaries and benefits of $493,078, and a decrease in management fees paid by ICON Securities to its former parent of $163,691. These decreases were partially offset by an increase in travel and lodging of $187,893. Salaries and benefits decreased due to a temporary reduction in the number of employees; positions which have since been filled with new hires. Travel and lodging increased due to: (i) temporary expenses resulting from employee travel to Company headquarters prior to the opening of the Boston office, (ii) increased national business development travel with respect to new transactions, and (iii) expenses incurred to increase the sale of interests in ICON Partnerships by recruiting new broker/dealers.

  Depreciation and amortization increased $642,045 or 44.1% from $1,455,309 to $2,097,354 from fiscal 1996 to fiscal 1997. This increase was primarily due to an acceleration of depreciation of equipment under an operating lease.

  The amortization of goodwill for fiscal 1997 relates to the costs in excess of net assets acquired in connection with the August 20, 1996 acquisition of ICON Capital and ICON Securities.

  Interest expense increased by $447,782 or 124.0% from $361,072 to $808,854 from fiscal 1996 to fiscal 1997. The increase in interest expense is due primarily to the interest expense on the debt associated with the Acquisition.

  Net income increased $966,084 from net income of $58,888 for fiscal 1996 to $1,024,972 for fiscal 1997. This increase is attributable to an overall increase in revenues partially offset by an increase in the amortization of goodwill and an increase of interest expense.

 Year Ended March 31, 1996 Compared to Year Ended March 31, 1995

  The Company acquired $94,415,959 and $117,941,656 (in cash paid and debt assumed or incurred) in equipment subject to lease and financing transactions on behalf of the ICON Partnerships, and raised $27,463,913 and $18,216,586 of capital on behalf of the ICON Partnerships, for fiscal 1996 and 1995, respectively. As of March 31, 1996 and 1995, the Company managed leased equipment on behalf of the ICON Partnerships with a net investment of $230,550,843 and $197,122,087, respectively.

  Total revenues increased by $1,309,350 or 14.3% from $9,135,141 to $10,444,491, from fiscal 1995 to fiscal 1996. The increase in revenues was due partly to an increase in management and administrative fees of $1,049,302, an increase in organization, offering, distribution and underwriting fees of $607,172 and an increase in rental income of $348,591. These increases were partially offset by a decrease in acquisition fees of $717,453. Management fees increased due to the increase in the average size of lease portfolios managed by the Company. Organization, offering, distribution and underwriting fees increased due to an increase in the sale of interests in the ICON Partnerships. Acquisition fees decreased due to a reduction in new lease transactions entered into for the ICON Partnerships. Rental income increased from 1995 to 1996 due to a lease restructuring and renewal in 1996.

  Selling, general and administrative expenses increased by $1,305,139 or 18.1% from $7,189,420 to $8,494,559 from fiscal 1995 to fiscal 1996. The increase in selling, general and administrative expenses was due primarily to an increase in salaries and benefits of $466,681, an increase in management fees paid by ICON Securities to its parent of $292,107 and an increase in travel and lodging costs of $107,905. Salaries and benefits increased due to growth in the number of employees from fiscal 1995 to fiscal 1996 and the effects of pay increases over that period.

  Depreciation and amortization increased $424,864 or 41.2% from $1,030,445 to $1,455,309 from fiscal 1995 to fiscal 1996. This increase was primarily due to an increase of $100,409 in the amortization of the costs of organizing and offering the sale of interests in ICON Partnerships and an increase in depreciation of equipment under operating leases of $332,278 as a result of acceleration of depreciation, partially offset by a decrease in the depreciation of fixed assets and amortization of leasehold improvements of $7,823 due to a decrease in the average amount of depreciable assets.

  Interest expense decreased by $28,144 or 7.2% from $389,216 to $361,072 from fiscal 1995 to fiscal 1996. The decrease in interest expense is due primarily to the reduction in debt outstanding.

  Net income decreased $104,429 from net income of $163,317 for fiscal 1995 to $58,888 for fiscal 1996. This decrease was primarily due to an increase in selling, general and administrative expenses and depreciation and amortization partially offset by an increase in revenue.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's net cash flow is comprised of cash flow from operations, investing and financing activities. Historically, the Company has financed its operations primarily through fees earned from the management of the ICON Partnerships.

  Cash Flow From Operations. The Company generated cash flow from operating activities of ($492,088) and $2,972,377 during the six months ended September 30, 1997 and 1996, respectively. Cash flow from operating activities was lower than the net loss of $186,263 and higher than the net income of $611,294, for the six months ended September 30, 1997 and 1996, respectively, primarily as a result of changes in non-cash expenses such as depreciation and amortization and changes in other assets and liabilities. The Company generated cash flow from operating activities of $4,159,895, $344,203 and $491,972 for fiscal 1997, 1996 and 1995, respectively. Cash flow from operating activities was higher than net income of $1,024,972, $58,888 and $163,317 for fiscal 1997, 1996 and 1995, respectively, primarily as a result of non-cash expenses such as depreciation and amortization. A significant increase in cash flows from operating activities for fiscal 1997, relative to net income for fiscal 1997, also resulted from the significant increase in deferred taxes generated as a result of the higher earnings which are payable in the future.

  Cash Flow From Investing Activities. The Company generated cash flow from investing activities of ($118,978) and $2,703,200 for the six months ended September 30, 1997 and 1996, respectively, and $2,774,433, $158,694 and
$370,766 in fiscal 1997, 1996 and 1995, respectively. The Company's use of cash flow for investing activities historically has been related to the acquisition of fixed assets for the Company and the costs associated with the sale of interests in the ICON Partnerships. During fiscal March 31, 1997 (and the six months ended September 30, 1996) however, the Company acquired all the outstanding common stock of ICON Capital and ICON Securities, which included the use of $2,683,000 of the Company's available cash.

  Cash Flow From Financing Activities. The Company generated cash flow from financing activities of $20,911 and ($262,097) for the six months ended September 30, 1997 and 1996, respectively, and ($823,209), ($391,407) and
($287,908) in fiscal 1997, 1996 and 1995, respectively. Historically, the Company's cash used in financing activities has been limited to principal payments on outstanding indebtedness associated with the purchase of furniture and fixtures. For the year ended March 31, 1997, cash flow from the Company's financing activities included $134,000 in equity and $2,599,000 in subordinated indebtedness when the Company was initially capitalized. These funds, along with seller financing, were used to acquire the outstanding common stock of ICON Capital and ICON Securities on August 21, 1996. In addition, in June 1997, the Company refinanced the remaining portion of its notes payable to the seller with a $3,000,000 loan that is to be repaid over 36 monthly installments of $99,177 with an interest rate of 11.5%. On August 21, 1997, ICON Capital entered into a one-year renewable unsecured line of credit agreement. The maximum amount available under the line of credit agreement is $600,000, all of which was outstanding as of September 30, 1997.

  Future Liquidity. The Company's lease finance business will be capital intensive and will require access to substantial short-term and long-term credit to fund new equipment leases and financing. Immediately following the Offering and after application of the proceeds as described in "Use of Proceeds," the Company will have approximately $61.5 million (assuming an initial public offering price per share of $8.00) in cash, most of which it intends to deploy expeditiously to acquire large ticket Seasoned Leases. The Company's uses of cash may also include payment of interest expense, repayment of borrowings, operating and administrative expenses, income taxes and capital expenditures. The Company believes that the net proceeds from the Offering, along with non-recourse asset-backed financing and cash from operations, will be sufficient to fund its operations and lease acquisitions through 1998. The Company anticipates it will fund the initial acquisition and origination of small ticket financing transactions on behalf of the Company through warehouse finance facilities. The Company anticipates that the transactions financed thereby will be refinanced from time to time through securitizations or other structured finance transactions.

                                  THE COMPANY

  ICON Holdings is a Delaware corporation incorporated in May 1996 for the purpose of acquiring ICON Capital Corp., a Connecticut corporation established in 1985 and ICON Securities Corp., a New York corporation formed in 1982, which is a National Association of Securities Dealers ("NASD") registered broker-dealer. The Common Stock of ICON Holdings is currently owned fifty percent by Summit Asset Holding L.L.C. ("Summit"), an indirect subsidiary of Summit Group Plc, a diversified financial and business services group based in the United Kingdom, and fifty percent by Warrenton Capital Partners L.L.C. ("Warrenton"), the owners of which are the three top executives of the Company; Beaufort J. B. Clarke, Paul B. Weiss and Thomas W. Martin. The shares of Common Stock owned by Summit will be redeemed by the Company upon consummation of the Offering. See "Certain Transactions." Following the acquisition of ICON Capital in August 1996, the Company established a new wholly owned subsidiary, ICON Funding Corp. ("ICON Funding"), a Delaware corporation, to expand the group's origination and funding of small ticket financing transactions and to develop a securitization capability. In connection with the Offering, the Company recently formed a new wholly owned subsidiary, ICON Leasing Corp. ("ICON Leasing"), a Delaware corporation, to acquire, hold for investment and remarket large ticket Seasoned Leases. Upon completion of the Offering, ICON Holdings will be engaged in no business other than serving as the holding company for ICON Leasing, ICON Capital, ICON Funding and ICON Securities and other non-material subsidiaries.

  The Company's principal executive offices are located at 600 Mamaroneck Avenue, Harrison, New York 10528-1632 and its telephone number at such address is (914) 698-0600.

  Set forth below is an organizational chart illustrating the relationship between ICON Holdings and each of its material operating subsidiaries and the principal activities of each such subsidiary.

                              ICON HOLDINGS CORP.



    ------------------------------------------------------------------




    ICON                   ICON                 ICON                  ICON
  Leasing                Funding              Capital              Securities
   Corp.                  Corp.                Corp.                 Corp.




 Acquisition           Small Ticket           General             NASD Broker-
   of Large             Financing            Partner of              Dealer
    Ticket             Transactions             ICON             Managing Sale
   Seasoned                and              Partnerships          of Interests
    Leases           Securitizations                                in ICON
                                                                  Partnerships

                                   BUSINESS

  The Company is a specialty finance company engaged in equipment leasing and financing. The Company intends, through its new ICON Leasing subsidiary, to use the proceeds of the Offering primarily to acquire, hold for investment and remarket large ticket Seasoned Leases. A "large ticket" equipment lease involves equipment with an original equipment cost in excess of $1 million, and typically in excess of $10 million as in the case of aircraft and marine vessels. An equipment lease is considered a "Seasoned Lease" by the Company when its remaining term is short enough (often the last third of the lease term) that (i) the Company can confidently estimate the likely residual value of the underlying equipment at lease expiry, and (ii) most of the Company's total return from such lease is expected to be derived from the realization of such residual value at lease expiry by selling or re-leasing such equipment to the lessee or to a third party. The Company believes that currently there are relatively few participants in the market for large ticket Seasoned Leases and, consequently, opportunities exist for experienced participants to achieve attractive returns. To date, the only acquisitions of large ticket Seasoned Leases by the Company have been by its ICON Capital subsidiary on behalf of limited partnerships (the "ICON Partnerships") which ICON Capital sponsors and manages. Prior to August 1996, when current management assumed control, the ICON Partnerships were invested almost entirely in "small ticket" leases (those involving equipment with an original equipment cost less than $1 million and typically less than $150,000, as in the case of computers or office equipment). Under new management, since August 1996 ICON Capital has invested, or committed to invest, more than $207 million (as measured by gross purchase price) on behalf of the ICON Partnerships in large ticket Seasoned Lease transactions such as aircraft leased to Airbus Industries, US Airways, Inc., Continental Airlines, Inc. and Federal Express Corporation; marine vessels leased to Occidental Petroleum Corporation and SEACOR-Smit, Inc.; tractor-trailer equipment leased to Wal-Mart Stores, Inc.; drilling rig equipment leased to Rowan Cos., Inc.; and telecommunications equipment leased to America Online, Inc. and Texas Utilities Services, Inc. See "--Recent Transactions." The proceeds of the Offering will enable the Company to pursue Seasoned Lease acquisition opportunities for its own benefit rather than exclusively on behalf of the ICON Partnerships. Although the Company has no material history of results with respect to large ticket Seasoned Leases, the current management of the Company does have extensive experience with respect to such transactions. See "--Management."

  The Company's ICON Capital subsidiary is engaged in acquiring and managing for the benefit of the ICON Partnerships (i) large ticket Seasoned Leases, and
(ii) to a lesser degree, small ticket leases. From the formation of the first ICON Partnership in 1988 to September 30, 1997, ICON Capital has raised funds for seven ICON Partnerships, the proceeds of which have been invested in more than $843 million of equipment (as measured by gross purchase price) subject to lease. Following the acquisition of ICON Capital by the Company in 1996, the ICON Partnerships have concentrated on acquiring large ticket Seasoned Leases. The Company intends to sponsor an eighth ICON Partnership after the subscription period for the seventh ICON Partnership ends in late 1998. After the Offering, the Company, through its ICON Funding subsidiary, will also acquire and originate finance-type leases of, and loans secured by, small ticket equipment (collectively, "small ticket financing transactions") for its own benefit and for that of the ICON Partnerships. Prior to the Offering, ICON Funding engaged in small ticket financing transactions only for the benefit of the ICON Partnerships. ICON Funding intends to utilize warehouse finance facilities to fund future small ticket financing transactions, which will be refinanced through securitizations or other structured finance transactions. Because the Company has not invested prior to the Offering in large ticket Seasoned Leases for its own benefit and has only entered into such transactions for the ICON Partnerships since August 1996, historical returns with respect to all but one (see "--Recent Transactions") of these investments are not yet available. The Company does anticipate, however, that although ICON Capital and ICON Funding will continue to make material contributions to the Company's results of operations, the majority of its revenues and earnings will be derived from the large ticket Seasoned Lease acquisition and remarketing activities of ICON Leasing. See "--Current Businesses of the Company."

MANAGEMENT

  The Company's three most senior executives, none of whom had any relationship with the Company prior to their participation in the acquisition of ICON Capital in 1996, have extensive experience in equipment lease financing and remarketing in general and Seasoned Lease acquisitions and remarketing in particular. The

Company believes that these executives, who replaced the former management of ICON Capital, have a record of success in the acquisition of Seasoned Leases. Beaufort J. B. Clarke, the Chairman and Chief Executive Officer of the Company, has more than twenty years of senior management experience in the leasing industry, including chief executive and other senior executive positions at Griffin Equity Partners, Inc. and Gemini Financial Holdings, Inc., both equipment leasing companies engaged in the acquisition of Seasoned Leases. Mr. Clarke was a Vice President and one of the founders of Encore International, Inc. (now known as AT&T Systems Leasing) prior to its acquisition by AT&T Capital Corporation. Paul B. Weiss and Thomas W. Martin, the Executive Vice Presidents of the Company, have approximately 10 and 15 years of experience in the industry, respectively. Each worked with Mr. Clarke at Griffin Equity Partners and Gemini Financial Holdings, where they and Mr. Clarke specialized in Seasoned Lease transactions, in addition to serving in other positions in the industry. These three individuals and the four senior vice presidents (three of whom have joined the Company since August 1996) of the Company have approximately 85 years of combined experience in the equipment leasing industry. See "Management."

INDUSTRY OVERVIEW

  Leasing provides an equipment user with an alternative to purchasing the equipment it needs, usually in a manner which has favorable effects on its cash flow and balance sheet. Leasing generally provides a lessee with greater flexibility than ownership in the event it outgrows the equipment or, due to strategic shifts in business orientation, decides not to keep it in the future. The Equipment Leasing Association of America ("ELA"), based on U.S. Department of Commerce data, estimates that in the United States, approximately $169 billion of the estimated $566 billion spent on productive capital assets in 1996 was financed by means of leasing. ELA estimates that 80% of all U.S. businesses use leasing or financing to acquire equipment.

  The size of the market for Seasoned Leases is primarily a function of the number of leases entered into in the past, adjusted downward for leases that have terminated. ELA estimates that from 1988 through the end of 1997, equipment leasing volume in the United States will be approximately $1.4 trillion. Sellers of Seasoned Leases are believed to have one or more of the following objectives in seeking and consummating such a sale: (i) realization of book profit by selling at a premium to book value because the fair market value of the equipment is above such book value; (ii) removal of the actual or perceived risk of residual loss upon return of equipment by a user at lease expiry; (iii) removal of actual or perceived credit risk from the seller's balance sheet; (iv) repositioning of the seller's tax-motivated investment portfolio resulting from a change in tax law, change in the seller's profit base or outlook, or the seller becoming subject to alternative minimum tax; and (v) freeing up capital for investment in core business activities (which may include making new lease investments in the case of leasing company sellers).

  The Company believes that the relative lack of competition in the market for large ticket Seasoned Leases is due to the fact that Seasoned Lease transactions often fail to meet many leasing companies' primary objectives. Many large equipment leasing companies are subsidiaries of financial institutions that have tax deferral objectives and are adverse to taking substantial equipment residual exposure. Many new equipment leases are highly structured and have a very long effective term to maximize the economic benefit of tax deferral and minimize residual value risk. In particular, most new equipment leases are designed to allow the initial lessor to recover most or all of its investment from contractual rent payments to be received under the lease. The Company believes that most large ticket Seasoned Lease acquisitions are completed in the final one-third of the term of an equipment lease, when the fair value of the equipment subject to lease is more likely to exceed the seller's book value. When acquired at a relatively late stage in the lease term, these large ticket Seasoned Leases have fewer tax deferral attributes (due to the short term) and more residual value exposure (because only a small amount of the secondary market purchaser's investment will be repaid from the remaining contractual rents) than new large ticket leasing deals.

  In addition, Seasoned Lease transactions may require the purchaser to accept certain key terms and conditions which it can avoid or limit in a new lease transaction customized to its needs. New equipment leasing transactions can be individually selected, priced, and documented in a manner that precisely matches the objectives of a leasing company; objectives which may include yield requirements, creditworthiness considerations, equipment preferences, industry preferences, appetite for residual value risk, and documentation needs. The acquisition of Seasoned Leases conversely requires that the purchaser accept all aspects of the existing lease agreement and underlying equipment which is the subject of the sale, and to conduct extensive due diligence into the current state of affairs of the transaction and the user. In such cases, the user has little or no obligation to cooperate with such an investigation and the prospective purchaser may be frustrated in its efforts to complete such investigation, while in a new lease transaction, full cooperation would be a condition to funding. Further, certain restrictions on the transfer of the equipment may exist and certain important documents underlying the transaction may be missing or made obsolete by external changes, and certain of the equipment underlying the transaction may have been damaged. In the opinion of the Company, many such risks can be mitigated through due diligence and structuring, but many leasing companies find secondary market transactions unsuitable for their objectives or perceive such transactions to be unduly risky, particularly in the case of leasing companies associated with commercial banks and other typically conservative institutions.

  Another area of the equipment leasing industry in which the Company competes is the small ticket sector, which is undergoing rapid growth, in part due to:
(i) the consolidation of the banking industry, which has eliminated many of the smaller community banks that traditionally provided equipment financing for small to mid-size businesses, forcing these businesses to seek alternative financing rather than deal with the approval process of large commercial banks; (ii) stricter lending requirements of commercial banks; (iii) a trend toward instant approvals at the point of sale made possible by improved technology; and (iv) the adoption of accounting pronouncements concerning the accounting treatment of transactions with captive finance company subsidiaries, which has caused a number of manufacturers to eliminate their finance companies, resulting in an increased demand for independent financing.

STRATEGY

  The Company intends to focus principally on the acquisition, management and remarketing of large ticket Seasoned Leases to provide attractive total returns consistent with prudent risk management. The Company will also pursue related equipment lease opportunities that complement its large ticket Seasoned Lease acquisition activity. The Company will employ the following strategies to achieve its objectives:

  Capitalize on Inefficiencies in the Market for Seasoned Leases. No formal market exists for prospective sellers of large ticket Seasoned Leases. Compared to the market for new equipment leasing, there are relatively few participants in the secondary market focusing principally on large ticket Seasoned Lease transactions, and even fewer considering as many different equipment types as does the Company. The Company believes most companies engaged in equipment leasing have not actively pursued Seasoned Lease transactions primarily because these transactions may not meet, or may conflict with, the principal objectives of such companies (primarily to obtain tax deferral while avoiding residual value risk). As a result of this relative lack of competition, the Company has been and expects to continue to be able to find large ticket Seasoned Lease acquisition opportunities on attractive terms.

  Utilize the Experience and Resources of Management to Source Seasoned Lease Opportunities. The Company believes that the experience and creativity of senior management and its existing network of referral sources will provide the Company with a steady flow of Seasoned Lease acquisition opportunities. Potential sellers include companies that are no longer making lease investments; public companies that may from time to time seek out accounting gains to contribute to reported earnings; companies that could benefit from recovering and redeploying invested capital; banks and other financial institutions that have been parties to consolidation transactions and seek to dispose of assets that are not consistent with the surviving company's objectives; and companies that desire to limit residual value risk from leases held. The Company's willingness to work with a potential seller to identify its objectives and to creatively develop transaction structures, such as residual value option transactions and residual sharing arrangements, to meet that seller's objectives is in part responsible for the Company's success in sourcing Seasoned Lease acquisition opportunities. The Company also has an extensive referral network of leasing companies, leasing brokers, investment bankers, attorneys, lenders and appraisers that are expected to continue to refer Seasoned Lease acquisition opportunities to the Company.

  Apply a Disciplined, Value-Based Approach to Lease Investments. The Company uses a disciplined, value-based approach to evaluate Seasoned Lease acquisition opportunities in an effort to maximize return while minimizing credit and residual value risk. Since it began pursuing large ticket Seasoned Lease acquisitions on behalf of the ICON Partnerships in 1996, the Company has generally targeted transactions from which it believes, based on its transaction analysis and industry experience generally, it can achieve a total rate of return of at least 20% per annum, compounded monthly. In evaluating a transaction, the Company considers the type of equipment involved, the creditworthiness of the lessee, the provisions of the lease contract (including the equipment maintenance and return requirements), the time remaining to lease expiry, and management's experience in remarketing such equipment. The Company engages nationally recognized independent appraisers to assist it in determining the value likely to be realized from the leased equipment at lease expiry. In most transactions, the Company will seek out leasing opportunities where the remaining lease term is greater than two years and, on expiry of the lease, at least one-third of the economic useful life of the equipment is likely to remain, based on the equipment age or utilization history. To maximize its remarketing options (and its returns), the Company seeks to avoid investing in equipment that may become technologically obsolete or is otherwise of limited utility (including from excessive wear and tear). Also, the Company generally enters into leasing transactions involving equipment types that can be feasibly moved to other locations or are considered essential to the operations of the lessee and either impossible to replace or only replaceable at a significantly higher cost than its fair market value. The Company believes that there is a substantial pool of attractive Seasoned Leases, many of which involve equipment such as commercial aircraft, marine vessels, other transportation equipment, and telecommunications hardware.

  The creditworthiness of a lessee is also important because lessees with inadequate financial resources may be unable to afford to comply with the maintenance- and return-condition provisions of the lease contract, exposing the lessor to costs associated with repair and return of equipment. A large percentage of the Company's recent acquisitions on behalf of the ICON Partnerships has consisted of the purchase of large ticket Seasoned Leases where the lessee is rated investment grade (or is believed equivalent). Large ticket transactions of this type are expected to represent a majority of the Company's future Seasoned Lease acquisitions.

  Proactively Manage Lease Investments to Maximize Total Returns. The Company pursues numerous alternatives to maximize realization of residual values through the sale or re-lease of the equipment to the lessee or to a third party. In many cases, the amount of such realization may depend on the extent to which the Company elects to enforce its rights under the lease. In general, the Company will hold its lease investments until maturity, unless various factors enable the Company to achieve what it believes would be a superior result from disposing of the asset prior to maturity. Senior management and the Company also have had success in working with lessees to restructure leases to achieve greater profitability, while achieving other objectives of the lessee, such as lowering periodic payments in exchange for a longer lease term, which could benefit the Company to the extent that the present value of the revised payment schedule is greater than the original payment schedule.

  Pursue Related Opportunities Complementing Seasoned Lease Acquisitions. To complement its large ticket Seasoned Lease activity, the Company intends to expand its volume of small ticket financing transactions by adding sales and marketing people to expand its referral network, and placing additional emphasis on originating new lease opportunities by creating vendor programs. The Company also may occasionally encounter opportunities to acquire companies which operate in the large ticket or small ticket leasing business. These companies may have portfolios of equipment subject to lease or relationships that result in an additional volume of leasing or financing opportunities. To the extent that such acquisitions can be completed at reasonable cost to the Company and can immediately or over time add to the Company's portfolio of lease investments, the Company will consider such transactions.

  In addition, the Company may pursue an expanded presence in Europe. The Company believes that many European markets have less competition for attractive equipment leasing transactions. In the United Kingdom, for example, recent accounting and regulatory changes have, in the opinion of the Company, made the leasing of equipment a more attractive option relative to purchasing than it had been before such changes. To the extent that such international equipment leasing transactions can be structured to mitigate or remove certain risks, such as currency exchange, protecting a lessor's interest through equipment lien recordation, and taking advantage of beneficial local laws, the Company believes that the leasing industry in Europe may present significant opportunities.

SOURCING, EVALUATION AND ACQUISITION OF SEASONED LEASES

  The Company conducts its acquisitions of large ticket Seasoned Leases through an experienced staff of equipment leasing professionals. Described below are the stages of a typical transaction:

  Sourcing Process. The Company employs a team of professionals responsible on a full-time basis for identifying opportunities to acquire Seasoned Leases and, to a lesser degree, to identify lease opportunities for new or used equipment. The Company operates primarily out of three facilities located in Harrison, New York; San Francisco, California; and Boston, Massachusetts, and in addition, operates out of a London office under a trading agreement with a U.K.-based lease origination sales force. Upon completion of the Offering, the Company intends to add an additional origination experienced leasing professional to this team.

  The Company has established an extensive referral network comprised of leasing companies, leasing brokers, investment bankers, attorneys, lenders, and equipment appraisers. The Company also advertises in trade press and related periodicals, and conducts direct-mail, telemarketing, and fax campaigns to keep prospective sellers and intermediaries aware of the Company's interests and capabilities. As of September 30, 1997, the Company had three employees dedicated to implementing marketing plans and coordinating marketing activities with the Company's lease sources with respect to the acquisition of large ticket Seasoned Leases. The Company is represented at major equipment leasing conventions and trade shows held each year, and several officers of the Company are active in the Equipment Leasing Association of America, the United Association of Equipment Leasing and the Eastern Association of Equipment Lessors, all well-recognized trade associations.

  Review and Analysis. The Company conducts a review and analysis of each proposed lease transaction. Based on preliminary information about the transaction, various appraisal firms are consulted for general feedback as to possible residual value ranges and economic outcomes are forecast. On this basis, a non-binding letter of intent to purchase a Seasoned Lease may be issued subject to, among other things, a comprehensive due diligence review of the equipment, the creditworthiness of the lessee, and the lease contract;
the completion of a purchase agreement acceptable to the Company; and approval of the Investment Committee of the Company. Upon acceptance of the letter of intent by the selling transaction party, the Company's due diligence typically begins. The Company selects a nationally recognized appraiser or appraisers which, based on their initial comments on the subject equipment as well as the Company's experience with such appraisers, seem most knowledgeable about the equipment. Such appraisers will provide a detailed appraisal report to the Company, supplying estimates of the current value as well as estimates of residual value at lease expiry. Such a report may include an on-site inspection if the parties believe that such inspection could provide insight into the future value of the equipment. Simultaneously, the Company's credit department assembles all relevant financial statements, rating agency reports, and related information that will enable it to make a determination as to the creditworthiness of the lessee. Lessees whose securities are rated as investment grade by both Moody's Investor Service and Standard & Poor's are generally subject to a less intensive independent review. A comprehensive investment write-up including the findings of the appraiser(s) and the Company's legal department, as well as a summary and recommendation by the Company's transaction professional, copies of the lease and related documents, the financial statements of the lessee, the credit department analysis, and any other attachments deemed appropriate, are then circulated to the Company's Investment Committee for approval.

  Lease Documentation Review. The Company evaluates each lease agreement and related transaction documents for completeness and to confirm that the lease provides suitable protection from contingencies that may otherwise affect the total return prospects. In almost every case, the leases entered into or acquired by the Company obligate the lessee to (i) pay all rents and payments without diminution or offset, (ii) bear the risk of loss of the leased equipment, (iii) pay applicable taxes, and (iv) indemnify the lessor against claims arising from lessee's negligent acts and failure to maintain the equipment. Many of such leases contain a provision prohibiting the assignment or sublease of the leased equipment. Other common lease provisions require the lessee to maintain both casualty insurance and liability insurance (naming the Company as an additional insured) in an amount consistent with industry standards, and to indemnify the Company against any loss or liability incurred by or asserted against it arising out of such lease, or any performance thereunder, or related to the equipment subject thereto, and to insure the equipment, the Company and any other party with an interest in the equipment from the normal risks of owning and operating the equipment. Additionally, such leases commonly provide rights and remedies to the lessor upon the occurrence of an event of default, which could include non-payment of rent, breach of certain material covenants, or the bankruptcy or insolvency of the Lessee.

  Purchase Documentation. Simultaneously with the commencement of its due diligence processes, the Company commences the negotiation of a purchase agreement with the selling party. Such agreement describes all of the terms and conditions of the proposed transaction, and in most transactions includes comprehensive representations, warranties and indemnification provisions. The Company typically requires the seller to represent and warrant, among other things, that it has and can convey good and marketable title to the equipment; that the lease is enforceable in accordance with its terms and is in full force and effect; that no default has occurred; that the equipment has not, to its knowledge, suffered a casualty, and is being maintained in accordance with the lease; and that no other condition exists that would have a material adverse effect on the Company's ability to achieve its economic expectations other than as a result of unforseen credit losses or equipment residual value shortfalls. From time to time, the Company may limit the representations and warranties it seeks if, in its judgment, adequate confirmation of certain attributes of the lease or the equipment can be gained from other sources. In any event, the Company will require the selling party to indemnify it with respect to losses in the event of a breach of any such representation and warranty. Indemnification for loss may be limited to the Company's actual damages or provide for a return of all of the Company's investment at an agreed rate of return.

  Investment Committee. The Investment Committee is currently comprised of four executive officers, Messrs. Clarke, Weiss, Martin, and Kohlmeyer. The Committee may, by unanimous vote and, subject to the general supervision of the Company's Board of Directors, commit the Company to prospective transactions.

RECENT TRANSACTIONS

  The following table sets forth all transactions involving investments of more than $1 million made or committed to by the Company since August 1996 on behalf of the ICON Partnerships. The Company believes these transactions, which represent approximately 80% (as measured by gross purchase price) of all transactions completed on behalf of the ICON Partnerships since August 1996, are illustrative of those that the Company expects to engage in after the Offering. The parties identified as Lessee Party in the table are either the lessee under the transaction documents or a parent company guarantor of a subsidiary company which is the lessee. The investment of $3,430,000 involving marine vessels leased to a subsidiary of Occidental Petroleum Corporation was disposed of in December 1997 for cash consideration paid to the seventh ICON Partnership of $5,864,138. The substantial return from this investment is not expected by the Company to be typical of its portfolio in general, and, accordingly, should not be the basis of an evaluation of the Company and its prospects.

                                                                       ICON
                                                         GROSS      PARTNERSHIP
 LESSEE PARTY           EQUIPMENT DESCRIPTION        PURCHASE PRICE INVESTMENT
 ------------           ---------------------        -------------- -----------
Federal Express
 Corporation     One DC10-30 aircraft                 $ 40,973,585  $ 6,000,000
Airbus
 Industries      One A300-200B4 aircraft                19,595,956    1,409,839
America Online,
 Inc.            Telecommunications equipment           18,311,382    1,317,021
SEACOR-Smit,
 Inc.            Three offshore supply vessels          17,100,000    4,275,000
Continental
 Airlines, Inc.  Three 737-300 aircraft                 14,339,799    1,237,500
Rowan
 Companies,
 Inc.            Offshore drilling rig                  12,325,000   12,325,000
Continental
 Airlines        One DC10-30 aircraft                   12,109,759    2,800,000
Occidental
 Petroleum
 Corp.           Two anchor handling vessels             9,283,364    3,430,000
Texas Utilities
 Services, Inc.  Telecommunications equipment            9,177,567    1,745,550
US Airways,
 Inc.            Two de Havilland DHC-8-102 aircraft     6,819,250    3,619,250
Wal-Mart
 Stores, Inc.    770 over-the-road trailers              4,554,815    2,803,175
                                                      ------------  -----------
                                              Totals  $164,590,477  $40,962,335
                                                      ============  ===========

  The Company intends to engage in similar transactions both for its own benefit and for the benefit of the ICON Partnerships. See "--Resolution of Potential Conflicts of Interest." To a lesser degree, the Company will also continue to engage in small ticket financing transactions for its own benefit and for the benefit of the ICON Partnerships.

CURRENT BUSINESSES OF THE COMPANY

 ICON Capital--Sponsorship and Management of ICON Partnerships

  Since 1988, ICON Capital has sponsored seven ICON Partnerships. ICON Capital is the sole general partner of each of the seven ICON Partnerships, for which it performs all services relating to their management. Currently, ICON Capital is raising equity through the sale of interests in ICON Cash Flow Partners L.P. Seven ("ICON Seven"). The first six ICON Partnerships are closed to new investors, but ICON Capital continues to manage their portfolios. As of September 30, 1997, ICON Seven had raised a total of $47 million in equity from 2,149 investors and had purchased leased equipment with an aggregate purchase price of approximately $170 million (as measured by gross purchase price).

  As the sole general partner of the ICON Partnerships, ICON Capital has complete investment discretion over the proceeds of limited partnership unit sales. Proceeds of unit sales are invested in equipment subject to lease to achieve a partnership's stated investment objectives, which are to provide cash flow from lease rentals or residual value realizations that: (i) will fund fixed monthly distributions to limited partners through the fifth anniversary of the partnership's final closing, and (ii) will thereafter be distributed to the limited partners on a pro rata basis. Upon the acquisition of ICON Capital in August 1996, the Company changed the investment approach of the ICON Partnerships in a manner that was consistent with the Partnership Agreements and, in the opinion of management, would provide superior total return prospects to the limited partnerships without meaningful added risk. Under this new investment approach, the ICON Partnerships have been pursuing investments in large ticket Seasoned Lease transactions.

  ICON Capital expects to be selling interests in ICON Seven until November 1998 through a nationwide network of broker/dealers. The Company anticipates that it will form a new equipment leasing limited partnership fund after the subscription period for ICON Seven ends in 1998. ICON Securities, a wholly owned subsidiary of the Company, is a NASD-registered broker/dealer that serves as dealer/manager for the ICON Partnership offerings, and in that capacity receives an underwriting fee equal to 2.0% of gross offering proceeds of partnership units sold.

  Most of the Company's historical revenues have been derived from the fees its subsidiaries earn from the organization and management of the ICON Partnerships. Fees earned by ICON Capital are governed by the Statement of Policy regarding Equipment Programs adopted by the North American Securities Administrators Association, Inc. ("NASAA Guidelines"). The NASAA Guidelines are the de facto standard imposed by many Blue Sky administrators in determining whether to approve the sale of interests in equipment leasing investment programs in their states. The fees outlined below (payable to ICON Capital as general partner unless otherwise noted) are those of ICON Seven, whose limited partnership interests are currently being offered and sold to the public. Such fee structure is substantially similar to the six prior ICON Partnerships, and because of the NASAA Guidelines, it is anticipated that the aggregate fees generated from any future ICON Partnership also will be substantially similar to the aggregate of those set forth below:

Underwriting Fees (payable to ICON
 Securities as dealer/manager)...... 2.0% of gross offering proceeds
Organizational and Offering Expense
 Reimbursement...................... 3.5% of gross offering proceeds
Equipment Acquisition Fee........... 3.0% of equipment cost
Management Fees..................... 5.0% of gross rentals from operating leases or 2.0% of gross rentals from full
                                     payout leases
Reimbursement of Administrative
 Fees............................... up to 2.0% of gross revenues

  In addition to the fees set forth above, there are other fees payable from cash to be distributed to the limited partners of ICON Seven, which vary depending on ICON Seven's performance. These fees require the payment to ICON Capital of 1.0% of distributable cash prior to "payout" and 10.0% thereafter. Payout occurs when ICON Seven's limited partners have received the return of their initial investment plus an 8.0% cumulative return. A 3.0% subordinated remarketing fee on equipment sales is also payable after payout. The aggregate amount of management fees and reimbursement of administrative expenses contractually owed to the Company upon collection of existing gross receivables by the seven ICON Partnerships at their respective fiscal years ended December 31, 1996 was approximately $10.3 million.

  Under the ICON Partnership agreements, management fees payable to ICON Capital are subordinate to the preferred cash distributions to limited partners, on a cumulative basis. Management fees payable to the Company with respect to certain of the ICON Partnerships have been deferred until the limited partners of such partnerships have received their stated cash distribution rate of return on a cumulative basis. Management fees deferred for the period September 1, 1993 to March 31, 1997 totaled $758,452, and were comprised of $36,263 for ICON Cash Flow A, $127,000 for ICON Cash Flow B and $595,189 for ICON Cash Flow C. Since the formation of the first ICON Partnership in 1988 to September 30, 1997, less than 5.0% of management fees earned by ICON Capital have been deferred due to such subordination provisions. In order to provide limited partners of ICON Cash Flow C with an opportunity to obtain improved returns, the Company is currently soliciting the consent of the limited partners to amend the partnership agreement to provide for an extension of the reinvestment period, which may result in increased future distributions to the limited partners. If such consent is not obtained, ICON Capital will have the option to liquidate the partnership's investments and to receive its deferred management fees to the extent available. If such a liquidation were to occur, the Company currently anticipates it would receive substantially all of its deferred management fees. See Note 3 of the Notes to the Consolidated and Combined Financial Statements.

  The Company's servicing responsibilities with respect to each lease it may acquire and with respect to the ICON Partnership leases vary, depending on the nature of the transaction size and the circumstances under which the lease was acquired or originated. Services to be provided by ICON Capital may include billing, processing payments, paying taxes and insurance and performing collection and remarketing functions. In addition, on behalf of its limited partners, the Company prepares investor reports, makes regulatory filings, and oversees investor relations matters.

 ICON Funding -- Small Ticket Financing Transactions and Securitizations

  ICON Funding was established in 1996 to expand (initially on behalf of the ICON Partnerships) the Company's small ticket financing transaction activity and to develop a securitization capability. The Company intends to increase small ticket lease volume primarily for its own benefit by (i) adding sales and marketing personnel to expand its referral network, (ii) establishing vendor programs and emphasizing portfolio purchases, and (iii) acquiring businesses in this market sector. The Company anticipates that ICON Funding will fund the initial acquisition and origination of small ticket financing transactions through warehouse finance facilities. The Company anticipates that the transactions financed thereby will be refinanced from time to time through securitizations or other structured finance transactions.

  The FundingPlus division of ICON Funding currently originates the Company's small ticket financing transactions primarily through strategic alliances it has formed with a network of independent leasing companies, lease brokers and equipment vendors. Such transactions generally involve equipment with a purchase price of less than $150,000 and an average, in the most recent completed fiscal year, of approximately $30,000.

  ICON Funding also (i) develops vendor leasing programs, (ii) acquires equipment lease portfolios or individual transactions in excess of $100,000 on a "wholesale" basis from vendors or finance companies, and (iii) develops lease financing programs for select equipment-intensive niche industries that offer attractive profit potential consistent with the Company's underwriting standards.

  Small ticket underwriting guidelines are established by the Company's credit committee. These guidelines require a credit investigation for the lessee, including an analysis of the personal credit of the owner or shareholder that typically guarantees the lease, verification of time in business and corporate name, and bank and trade references. A proprietary credit scoring model is the primary method for underwriting FundingPlus leases under $50,000.

  Proposed financing transactions greater than $100,000 are submitted to the Company's credit department for evaluation. In connection with its review, the credit department applies established underwriting policies and procedures. Proposed transactions are reviewed and assessed by a credit analyst. If the transaction has sufficient essential positive elements, a formal credit write-up is prepared. After review and approval by a senior officer of ICON Funding, the transaction is then presented to ICON Funding's credit committee. The committee meets regularly to review specific transactions. Documentation is prepared and reviewed by the Company's legal department. In addition, all terms and conditions delineated in a credit approval memorandum must be verified by both the credit and legal departments prior to funding. As of September 30, 1997, nine of the Company's sales force of twelve employees were focused on small ticket financing transactions.

  FundingPlus's credit guidelines are based upon a two-level screening process to further enhance portfolio performance and reduce the risk of loss. The Company first approves a broker prior to accepting any of such broker's transactions. The Company performs a full review of the broker, including its resources and creditworthiness, and establishes an "exposure limit" with regards to accepting deals. FundingPlus personnel conduct a background investigation of each prospective source. The review requires such source (i) to have a minimum of two years in the leasing industry, (ii) to produce verification of bank and trade references, and (iii) to provide a minimum of two years' financial statements or tax returns and past credit history, and also includes overview of the industry in which the source generates most of its leases. The FundingPlus program prefers brokers that market to specific industries or selected vendors. All purchased transactions are full recourse to the brokers on a first payment default basis. The Company monitors the performance of leases by each broker and terminates brokers exhibiting high delinquencies and defaults in their originations.

  ICON Funding's securitization capability was inaugurated in September 1997 with the establishment of ICON Receivables 1997-A LLC, a special-purpose subsidiary set up by ICON Funding for the benefit of the

ICON Partnerships ("1997-A"). 1997-A securitized a pool of 1,421 leases and loans with an aggregate remaining contract balance of approximately $59.4 million. 1997-A issued three tranches of Class A Notes with a weighted average coupon of 6.59%. These bonds were offered by Prudential Securities, Inc. and were rated investment grade by both Duff & Phelps Credit Rating Co. and Fitch Investors Service, L.P. Following the closing of 1997-A, the ICON Partnerships established a second warehouse facility, ICON Receivables 1997-B ("1997-B"), structurally identical to 1997-A. This second facility is currently acquiring lease transactions with a view towards their securitization once a sufficient number of such transactions have been acquired.

RESOLUTION OF POTENTIAL CONFLICTS OF INTEREST

  Due to ICON Capital's fiduciary and contractual obligations in its capacity as general partner of the ICON Partnerships, the Company's ICON Capital subsidiary is required to invest capital on behalf of the ICON Partnerships in a manner which may compete with the Company's investment objectives and have the effect of reducing the availability of suitable transactions for the Company. Under the Partnership Agreements, ICON Capital has agreed with the limited partners to refer investment opportunities to the ICON Partnerships until such time as all initial capital contributions have been fully invested subject to limitations such as the partnership's cash available for investment, existing debt, structure of the transaction, or creditworthiness of the lessee. The Company believes that this potential for conflicts of interest will not substantially impair the Company's objective of engaging in such transactions for its own benefit due to a substantial number of transaction opportunities which the Company believes are and will continue to be available for the foreseeable future. Further, the Company believes that the amount of capital which the ICON Partnerships will have to invest from time to time, whether from initial contributions or otherwise, will only infrequently be in amounts great enough to present meaningful competition to the interests of the Company's own investment objectives with respect to large ticket Seasoned Leases. The Company intends to refer appropriate small ticket financing transactions to the ICON Partnerships and does not expect any material conflicts to arise in this area. As of September 30, 1997, substantially all of the initial contributions to the seventh ICON Partnership received as of such date had been invested, or committed for investment.

  Any conflicts in determining and allocating investment capital between the Company and the ICON Partnerships will be resolved by the Company's Investment Committee, which will evaluate the suitability of all prospective lease acquisitions and financing transactions for investment by an ICON Partnership before it makes a decision about the suitability of the opportunity for the Company's own portfolio. In general, the Company intends to apply the following criteria and, in the event that some or all of these criteria are not satisfied, the prospective transaction is expected to be considered for the Company's own portfolio only if:

  . The required cash investment is greater than the cash available for investment by an ICON Partnership;

  .  The amount of debt is above levels deemed acceptable for an ICON
     Partnership;

  . The equipment type is not appropriate to an ICON Partnership's objectives, which include, among others, the avoidance of concentration of exposure to any one class of equipment;

  . The lessee credit quality does not satisfy an ICON Partnership's objective of maintaining a high-quality portfolio with low credit losses while avoiding a concentration of exposure to any individual lessee or borrower;

  . The term remaining exceeds the liquidation period guidelines established in the Partnership Agreements;

  . The available cash flow (or lack thereof) is not commensurate with an ICON Partnership's need to make certain distributions during the Reinvestment Period (as defined);

  . The transaction structure, particularly with respect to the end-of-lease options governing the equipment, does not provide an ICON Partnership with the residual value opportunity commensurate with the total return requirements of such ICON Partnership; and

  . The transaction does not comply with the terms and conditions of the Partnership Agreements.

  The Audit Committee of the Board of Directors will from time to time review the procedures described above in an effort to ensure that, in general, transactions have been considered for the ICON Partnerships prior to being considered by the Company.

COMPETITION

  The Company competes in the equipment financing market with a number of national, regional and local finance companies. In addition, the Company's competitors in equipment leasing and finance in general include equipment manufacturers that finance the sale or lease of their products and other financial services companies, such as commercial banks and savings and loan associations, all of which provide financing for the purchase of equipment.

  The Company's competitors in the secondary market for large ticket lease acquisitions include several larger, more established companies, such as GE Capital Services, GATX Capital Corp., The CIT Group, Inc., Finova Capital Corporation and First Union Corporation, that may have access to capital markets and to other funding sources, as well as personnel and marketing resources, which may only be available to the Company to a far lesser degree. Many of the Company's competitors have substantially greater financial, marketing and operational resources and longer operating histories than the Company.

  With respect to small ticket leasing and financing, the Company faces intense competition from a significant number of leasing companies and lenders. In general, the cost of such financing to the equipment user is believed to be the largest consideration in the decision as to which financing source to use. A significant number of the Company's competitors benefit from a cost of money below ICON Funding's cost. However, the Company believes that the structure of its warehouse facilities and its securitization program provide it with access to capital on terms similar to those of its larger, more established competitors. The Company believes that its experienced management team and sales force, its technology and servicing capacity and its significant broker and vendor base allows the Company to aggressively compete with larger, more established companies on the basis of service and responsiveness.

FACILITIES

  The Company's corporate headquarters and operations center are located in leased space at 600 Mamaroneck Avenue, Harrison, New York. The Company also leases office space for its other offices in Boston, Massachusetts; San Francisco, California and New York, New York. As of September 30, 1997, the monthly rent under the Company's Harrison, New York office lease was approximately $36,000. The Company rents approximately 24,000 square feet at that location through November 2004. The other office space leases are each for a term less than 36 months, as of the date of this Prospectus, and have rent payments in the aggregate of approximately $22,000 per month.

EMPLOYEES

  As of September 30, 1997, the Company had 70 full-time employees, of whom 3 were engaged in executive management; 29 were engaged in finance and administration; 19 in marketing; 9 in collections and remarketing; 6 in credit evaluation; and 4 in legal. The Company's management believes that its relationship with its employees is good. No employees of the Company are members of a collective bargaining unit.

LEGAL PROCEEDINGS

  From time to time, the Company and its subsidiaries are parties to various claims, lawsuits and administrative proceedings arising in the ordinary course of business. Although the outcome of these lawsuits cannot be predicted with certainty, the Company does not expect such matters to have a material adverse effect on the financial condition or results of operations of the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information concerning each of the executive officers, directors and designated future directors of the Company and their ages as of September 30, 1997:

NAME                     AGE                  POSITION WITH THE COMPANY
----                     ---                  -------------------------
Beaufort J. B. Clarke...  51 Chairman of the Board,
                             President and Chief Executive Officer
Paul B. Weiss...........  36 Vice Chairman of the Board
                             and Executive Vice President; President of ICON
                             Leasing
Thomas W. Martin........  43 Executive Vice President and Director
Gary N. Silverhardt.....  37 Senior Vice President, Chief Financial Officer and Treasurer
John L. Lee.............  53 Senior Vice President, General Counsel
                             and Secretary
Robert W. Kohlmeyer,
 Jr.....................  36 Senior Vice President
Allen V. Hirsch.........  44 Senior Vice President
Adolfo R. Garcia........  48 Future Director
Robert D. Walter........  56 Future Director

  Messrs. Garcia and Walter have each agreed to be elected as a Director of the Company effective upon the completion of the Offering and consented to be named as such herein.

  BEAUFORT J. B. CLARKE has been President and Chief Executive Officer, and a director of the Company since August 1996 and Chairman of the Board of Directors since October 1997. Prior to his current position, Mr. Clarke was Chairman of the Board, Chief Executive Officer and President of Griffin Equity Partners, Inc., a purchaser of Seasoned Leases, which he co-founded in October 1993 and served with until August 1996. From June 1990 to October 1993, Mr. Clarke was President of Gemini Financial Holdings, Inc., a purchaser of Seasoned Leases. Prior to that, Mr. Clarke was a Vice President and one of the founders of Encore International, Inc. (now known as AT&T Systems Leasing), an equipment leasing company which became, after Mr. Clarke resigned, a division of AT&T Capital Corporation. From 1981 to 1987, Mr. Clarke was a senior executive with several other equipment leasing companies, including Charter Financial Company, Finalco, Inc., and CMI Corporation. Prior to that, Mr. Clarke was an attorney with the law firm of Shearman & Sterling in New York City.

  PAUL B. WEISS has been Executive Vice President of the Company since November 1996 and will become a member of and serve as Vice Chairman of the Board of Directors upon consummation of the Offering. He was appointed President of ICON Leasing upon its formation in December 1997. He has served since November 1996 as Executive Vice President of ICON Capital, where he is engaged in the acquisition of large ticket Seasoned Leases. Mr. Weiss served as Executive Vice President and a director and was co-founder of Griffin Equity Partners, Inc. from October 1993 through October 1996. Prior to that time, Mr. Weiss was Senior Vice President of Gemini Financial Holdings, Inc. from 1991 to 1993 and Vice President of Pegasus Capital Corporation (an equipment leasing company) from 1988 through 1991, where he was responsible for Seasoned Lease portfolio acquisitions.

  THOMAS W. MARTIN has been Executive Vice President and a director of the Company since August 1996, and served as Secretary of the Company from August 1996 until October 1997. Mr. Martin has served since August 1996 as Executive Vice President and Secretary of ICON Capital. He has served since October 1997 as President of ICON Funding, where he has been responsible for lease originations for ICON Funding since October 1997. Prior to his present position, Mr. Martin was the Executive Vice President and Chief Financial Officer of Griffin Equity Partners, Inc. from October 1993 to August 1996. Prior to that time, Mr. Martin was Senior Vice President of Gemini Financial Holdings, Inc. from April 1992 to October 1993. Earlier, he held the position of Vice President at Chancellor Corporation (an equipment leasing company) for seven years.

  GARY N. SILVERHARDT has been Senior Vice President of the Company since August 1997 and has been Chief Financial Officer and Treasurer of the Company since August 1996. He has been with ICON Capital since 1989 and served as Vice President and Controller thereof from 1989 until its acquisition by the Company in August 1996. From 1985 to 1989, he was with Coopers & Lybrand, most recently as an Audit Supervisor.

  JOHN L. LEE has been Senior Vice President and General Counsel of the Company since April 1997. He was appointed Secretary of the Company in October 1997. Since 1992, Mr. Lee had been a partner at the Boston law firm of Peabody & Brown with a practice focusing on commercial aircraft and vessel leasing and financing transactions. Prior to joining Peabody & Brown, Mr. Lee served as General Counsel of American Finance Group, an equipment leasing company, and was earlier an associate with the law firm of Shearman & Sterling in New York City.

  ROBERT W. KOHLMEYER, JR. has been Senior Vice President of Operations of the Company and ICON Capital since August 1997. He served as Vice President of Operations of ICON Capital from August 1996 to August 1997. From March 1993 to August 1996, Mr. Kohlmeyer was President of Corporate Capital Services. From September 1991 to February 1993, Mr. Kohlmeyer held the title of Vice President--Credit with Gemini Financial Holdings, Inc.

  ALLEN V. HIRSCH has been Senior Vice President of the Company since December 1996. He has also served since December 1996 as the Senior Vice President of ICON Capital and the President of ICON Securities. Previously, Mr. Hirsch spent 16 years with PLM Financial Services and Affiliates, most recently as President of PLM Securities Corp. He also served as the Vice Chairman of the Board of PLM International (an equipment leasing company) from May 1989 through June 1996.

  ADOLFO R. GARCIA has agreed to serve on the Board of Directors commencing upon consummation of the Offering. He is the president of Adolfo R. Garcia, P.C., a Massachusetts-based professional corporation which is a partner of McDermott, Will & Emery, an international law firm with offices in Boston and several other U.S. cities and foreign countries. Mr. Garcia, who has practiced out of the firm's Boston office since April 1982, has headed the corporate, corporate finance, securities and international law practice in the firm's Boston office and since 1993 has been a member of the firm's management committee.

  ROBERT D. WALTER has agreed to serve on the Board of Directors commencing upon consummation of the Offering. He has been a private investor and investment consultant since April 1992, engaged primarily in equity portfolio management. From July 1960 to April 1992, he was employed by American Ultramar Limited in a series of positions, culminating as the Chief Financial Officer of the Ultramar Group. American Ultramar Limited was a New York corporation that managed the worldwide business of Ultramar, Plc, a holding company incorporated under the laws of the United Kingdom which owned an international group of oil company subsidiaries, collectively constituting the Ultramar Group.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors intends to appoint two independent directors (in compliance with the rules of The Nasdaq Stock Market) to the Audit Committee after consummation of the Offering. The responsibilities of the Audit Committee will include making recommendations to the Board of Directors as to the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and reviewing and approving transactions between the Company and its directors, officers and affiliates.

  The Board of Directors does not have a Compensation Committee or a Nominating Committee.

                             DIRECTOR COMPENSATION

  No compensation has ever been paid to any of the directors of the Company for service in such capacity. Non-employee directors shall be eligible to receive reasonable compensation for their service in this capacity as well as grants of non-qualified stock options under the 1997 Non-Employee Directors Stock Option Plan.

1997 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

  The Company's 1997 Non-Employee Directors Stock Option Plan (the "Director Plan") was adopted by the Company in October 1997 and will become effective upon consummation of the Offering. Under the terms of the Director Plan, options to purchase 15,000 shares of Common Stock (the "Initial Options") will be granted to each person who becomes a non-employee director after the effectiveness of the Offering, effective as of the date of election to the Board of Directors. The Initial Options will vest in equal annual installments over three years after the date of grant. In addition each non-employee director will receive options to purchase 10,000 shares ("Annual Options") on the date of each annual meeting of the Company's stockholders held after the closing of the Offering. The Annual Options will vest on the first anniversary of the date of grant. Both Initial Options and Annual Options will be exercisable at the fair market value of the Common Stock on the date of grant. A total of 200,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. Unless sooner terminated pursuant to its terms, the Director Plan will terminate in October 2007.

                            EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company, or its subsidiaries in all capacities for the fiscal year ended March 31, 1997 by the Company's current President and Chief Executive Officer, the former President and Chief Executive Officer of ICON Capital, and the two other executive officers of the Company (collectively, the "Named Executive Officers") who earned greater than $100,000 in salary and bonus in such fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                            --------------------
NAME AND POSITION                               FISCAL YEAR SALARY ($) BONUS ($)
-----------------                               ----------- ---------- ---------
Beaufort J. B. Clarke (1)......................    1997      $160,740   $   --
 President and Chief Executive Officer
Gary N. Silverhardt............................    1997       168,600    40,000
 Chief Financial Officer
Paul B. Weiss (1)..............................    1997       109,376       --
 Executive Vice President
Peter D. Beekman (2)...........................    1997        96,595     8,561
 Former President and
 Chief Executive Officer of ICON Capital

--------
(1) Messrs. Clarke and Weiss commenced service with the Company in August 1996 and November 1996, respectively.
(2) Mr. Beekman resigned as President of ICON Capital in August 1996 upon the acquisition of ICON Capital by the Company.

1997 STOCK OPTION PLAN

  The Company's 1997 Stock Option Plan (the "1997 Stock Option Plan") was adopted in October 1997 and will become effective upon consummation of the Offering. The 1997 Stock Option Plan, as amended, provides for the grant of stock options to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries. Under the 1997 Stock Option Plan, the Company may grant options qualified as "incentive stock options" under U.S. federal tax law or non-qualified stock options. Incentive stock options may only be granted to employees of the Company or its parents or subsidiaries. A total of 2,000,000 shares of

Common Stock may be granted under the 1997 Stock Option Plan. Unless terminated earlier pursuant to its terms, the 1997 Stock Option Plan will terminate in October 2007.

  Upon the effective date of the Offering, the Company intends to grant certain stock options under the 1997 Stock Option Plan to Messrs. Clarke, Weiss, Martin and certain other officers, a total of approximately 1,200,000 shares at an exercise price equal to the initial public offering price per share. Such options to be granted are expected to vest 33 1/3% each on the first three anniversaries of the date of grant and are expected to expire on the tenth anniversary of the date of grant.

401(K) PLAN

  Effective in September 1996, the Company adopted a 401(k) Retirement Plan and Trust (the "Plan") for the exclusive benefit of its eligible employees and their beneficiaries. The 401(k) Plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the "Code"). All employees who have attained the age of 18 are eligible to participate in the 401(k) Plan. Pursuant to the Plan, and subject to the Code's requirements, a participant may elect to contribute a percentage of compensation each year to the 401(k) Plan. The Company made discretionary contributions in amounts up to 50% of the amount contributed by participants in the fiscal year ended March 31, 1997. The 401(k) Plan also allows the Company to make additional contributions by means of an annual discretionary contribution. The existence and amount of any such discretionary contribution is determined by the Board of Directors and is allocated among those participants who elect salary reduction. Discretionary contributions are subject to certain contingencies as set forth in the 401(k) plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company does not have a Compensation Committee. No executive officer of the Company has served as a director or a member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director of the Company. Mr. Clarke, Chief Executive Officer and President of the Company, with the approval of the Board of Directors, has determined executive officer compensation.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  Mr. Clarke and Mr. Weiss have each entered into an employment agreement with the Company for a five-year term expiring in December 2002. The agreements provide that Mr. Clarke and Mr. Weiss are entitled to receive an annual base salary of $275,000 and $250,000 respectively, subject to annual increases of 7.5%, and are eligible to receive an annual incentive bonus based upon certain performance objectives established by the Board (the "Bonus Plan"). Under the Bonus Plan, the Company anticipates that there will be a pool whereby a portion of the pre-tax income of the Company will be distributed to Messrs. Clarke, Weiss, Martin and certain other executives. Messrs. Clarke and Weiss each shall be entitled to receive between 25.0% and 33.0% of the total pool at the end of such year, with the remainder being distributed to the other Executive Vice President and Senior Vice Presidents of the Company, such distribution amounts being determined and recommended by Mr. Clarke and approved by the Board of Directors. The amount of the distribution will be calculated based on a reference rate multiplied by pre-tax income that will be equal to 9.5% for calendar years 1998 and 1999 and 9.0% for the years 2000, 2001 and 2002 if the Company achieves 85% or more of its projected financial results. If performance targets set by the Board of Directors are not achieved, this rate is adjusted downward.

  Mr. Clarke's and Mr. Weiss' employment agreements also provide that they will each be granted options under the 1997 Stock Option Plan to acquire a number of shares equal to 1.75% of the outstanding shares of Common Stock upon consummation of the Offering at the initial public offering price, subject to ratable annual vesting over three (3) years.

  Each of Messrs. Clarke's and Weiss' employment agreements include a non-competition covenant pursuant to which he shall be prohibited from competing with the Company during the term of the agreement and for three years following its termination, other than termination without cause following a change in control. In consideration of such covenant, if either Mr. Clarke's or Mr. Weiss's employment is terminated by the Company without cause following a change of control, Messrs. Clarke or Weiss, as the case may be, will receive the following severance payments and further benefits: (i) $500,000 if such termination occurs in the third year or later of the agreement; (ii) full payment of accrued, unpaid salary, bonus and benefit payments; (iii) a sum equal to three years of his highest annual base pay to date; (iv) a sum equal to three times his highest to date annual bonus earned;
(v) full immediate vesting of any issued but unvested stock options; (vi) three years of continuation of participation in the Company's benefits (to the extent not received by Messrs. Clarke or Weiss, as the case may be, in another position), including health, disability and life insurance, qualified and non-qualified retirement and pension plans, if any, or the then current value of the same in cash if the terms of such plans preclude such continued participation; (vii) such additional sums as are necessary for Messrs. Clarke or Weiss, as the case may be, to meet any additional federal taxes due to the payment of the severance pay and other benefits having been contingent upon a change in control; and (viii) an office and secretarial support for a period equal to the remaining term of the agreement. If Messrs. Clarke's or Weiss's employment is terminated by the Company without cause in the absence of such a change of control, Messrs. Clarke or Weiss, as the case may be, will be entitled to all of the foregoing severance payments and other benefits, other than additional sums required for the payment of federal taxes in the event of a change in control transaction. If either of Messrs. Clarke or Weiss were to resign following a reduction in his responsibilities or pay or change in location, his agreement deems such a termination as having been effected by the Company.

  At the expiration of the term of their employment agreement, Messrs. Clarke or Weiss, as the case may be, will receive the following severance payments and benefits: (i) full payment of any accrued, unpaid salary, bonus and benefit payments; (ii) a sum equal to eighteen months of his highest to date annual base pay; (iii) a sum equal to 150% of his highest to date annual bonus earned; and (iv) eighteen months of continuation of participation in the Company's benefits (to the extent not received by Messrs. Clarke and Weiss in another position), including health, disability and life insurance, qualified and non-qualified retirement and pension plans or, if any, the then current value of the same in cash if the terms of such plans preclude such continued participation. If Messrs. Clarke or Weiss were to be terminated for cause (as defined in the agreement), Messrs. Clarke or Weiss, as the case may be, would be entitled only to full payment of any accrued, unpaid salary, bonus and benefit payments and retention of any fully vested stock options and similarly vested benefits. Pursuant to the agreement, throughout the term of his employment, Mr. Clarke will serve as Chief Executive Officer of the Company and Mr. Weiss will serve as Executive Vice President of the Company.

  The Company is party to an employment agreement with its Chief Financial Officer, Gary N. Silverhardt, for a term expiring in August 1998 with an automatic renewal term of six months unless the Company terminates earlier for cause or the employee gives advance notice of termination. Pursuant to the agreement, Mr. Silverhardt is entitled to receive an annual salary of not less than $170,000 in addition to annual bonus payments in accordance with the Company's Bonus Plan. In addition, if the agreement is terminated without cause by the Company, the Company is obligated to pay Mr. Silverhardt a termination fee equal to the amount of annual salary unpaid from the date of termination to the date of expiration of the initial employment term, or the amount of equal to six months' base salary, whichever is greater, plus any deferred compensation, plus any accrued but unpaid bonus and any vacation pay.

PRIOR LITIGATION INVOLVING CURRENT MANAGEMENT

  Three senior executives of the Company, Messrs. Clarke, Martin and Weiss, were involved in litigation with a former employer, which commenced in late 1993 and was settled in October 1996. The litigation involved the termination of the employment relationship of Messrs. Clarke, Martin and Weiss, including claims against the former employer for monies owed to Messrs. Clarke, Martin and Weiss, and certain competitive matters. All litigation relating to or involving Gemini Group and its affiliates was settled in October 1996, with all entities and parties waiving and releasing any and all claims arising out of or in connection with the subject matter of the litigation.

LIMITATION OF LIABILITY AND INDEMNIFICATION.

  Indemnification Agreements. Prior to the completion of the Offering, the Company will enter into separate but identical indemnification agreements (the "Indemnification Agreements") with each director and executive officer of the Company and expects to enter into Indemnification Agreements with persons who become directors or executive officers in the future. The Indemnification Agreements shall provide that the Company will indemnify the director or officer (the "Indemnitee") against any expenses or liabilities incurred by the Indemnitee in connection with any proceeding in which such Indemnitee may be involved as a party or otherwise, by reason of the fact that such Indemnitee is or was a director or officer of the Company or by reason of any action taken by or omitted to be taken by such Indemnitee while acting as an officer or director of the Company, provided that such indemnity shall only apply if
(i) the Indemnitee was acting in good faith and in a manner the Indemnitee reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe the Indemnitee's conduct was unlawful, (ii) the claim was not made to recover profits made by such Indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute, (iii) the claim was not initiated by the Indemnitee, (iv) the claim was not covered by applicable insurance, or (v) the claim was not for an act or omission of a director of the Company from which a director may not be relieved of liability under Section 102(b)(7) of the Delaware General Corporation Law ("DGCL"). Each Indemnitee will undertake to repay the Company for any costs or expenses paid by the Company if it shall ultimately be determined that such Indemnitee is not entitled to indemnification under the Indemnification Agreements.

  Provisions of Certificate of Incorporation. As allowed by the DGCL, the Company's Certificate of Incorporation provides for the limitation of the liability of the directors of the Company for monetary damages to the fullest extent permissible under Delaware law. See "Description of Capital Stock-- Certain Provisions of Delaware Law and the Company's Certificate of Incorporation. The Company's Certificate of Incorporation also permits the Company to indemnify its officers and directors to the fullest extent permitted by law.

  Directors and Officers Insurance. The Company intends to obtain directors and officers liability and company reimbursement insurance pursuant to which the insurer will pay, on behalf of directors and officers of the Company, certain losses (as defined) incurred as a result of specified wrongful acts by such persons, for which they are not indemnified by the Company. In addition, the insurer will reimburse the Company for certain losses incurred as a result of the Company's indemnification of an officer or director in connection with such a wrongful act. The policy will provide that the insurer's aggregate liability to the Company with respect to a single policy year shall not exceed $10 million and is subject to customary exclusions.

                             CERTAIN TRANSACTIONS

  On August 20, 1996, Warrenton and Summit Asset Holding LLC ("Summit") each purchased 50 percent of the Common Stock of the Company for consideration of $67,000. Simultaneously, each of Warrenton and Summit entered into certain loan agreements with the Company evidenced by notes payable to Summit in the amount of $1,133,000 and to Warrenton in the amount of $1,433,000. On August 21, 1996, the Company acquired all of the outstanding stock of ICON Capital and ICON Securities for $9,332,680. See Note 2 of the Notes to Consolidated and Combined Financial Statements.

  Upon consummation of the Offering, the remaining indebtedness evidenced by the Warrenton note payable ($1,112,760 as of September 30, 1997) will be converted to 139,095 shares of Common Stock (assuming an initial public offering price of $8.00 per share). In October 1997, Summit agreed to have its shares of the Common Stock of the Company redeemed by the Company for consideration of $7.2 million pursuant to the terms of a Stock Redemption Agreement between the Company and Summit. In addition, the Company has agreed to repay $1,133,000 (as of September 30, 1997 and excluding accrued interest) in indebtedness owed to Summit. Also, the Company agreed to enter into a five-year Trading Agreement with Summit under which Summit will grant the Company a right of first refusal to purchase all equipment lease transactions from $500,000 to $15 million (as measured by gross purchase price) which Summit originates in the United Kingdom and which meet the credit quality and residual risk parameters established by the Company's Investment Committee as they may be revised from time to time. As consideration for this right of first refusal, the Company will agree not to source United Kingdom lease transactions other than from Summit, unless such lease transactions are already in the portfolio of a third party, whether in the United Kingdom or in other countries in the European community. In addition, the Company agreed to issue Summit upon consummation of the Offering warrants exercisable, in the four-year period commencing upon the first anniversary of the consummation of the Offering, for 424,173 shares of Common Stock at a price per share equal to the initial public offering price. In the fiscal year ended March 31, 1997, Summit Asset Management Limited, the managing member of Summit, sold an equipment lease to the ICON Seven partnership for consideration of approximately $20.9 million and received an acquisition fee of approximately $156,000 in connection with such transaction. The Company believes the terms of such transaction were substantially similar to those which could have been obtained if such transaction had been conducted at arms' length among unrelated parties.

  Peter B. Beekman was a principal owner of ICON Capital and ICON Securities and President of ICON Capital prior to its acquisition by ICON Holdings in August 1996. See Notes 2 and 8 of the Notes to Consolidated and Combined Financial Statements.

  Adolfo R. Garcia, who has agreed to serve as a director of the Company after consummation of the Offering, is the President of Adolfo R. Garcia, P.C., a professional corporation which is a partner of McDermott, Will & Emery, the law firm that represents the Company in connection with the Offering.

                          PRINCIPAL STOCKHOLDERS AND
                      BENEFICIAL OWNERSHIP OF MANAGEMENT

  The following table sets forth information as of September 30, 1997, as adjusted to reflect the sale of the Common Stock offered hereby, with respect to the beneficial ownership of Common Stock of each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, each director, designated future director and executive officer of the Company, and all designated future directors, current directors and executive officers of the Company as a group.

                                SHARES                    PERCENTAGE OF
                          BENEFICIALLY OWNED           COMMON STOCK OWNED
                          ----------------------       ----------------------
                           BEFORE        AFTER          BEFORE        AFTER
                          OFFERING     OFFERING        OFFERING     OFFERING
                          ---------    ---------       ---------    ---------
Warrenton Capital
 Partners L.L.C.........  4,000,000    4,139,095(3)           50.0%        29.3%
 200 East Washington
  Street
 Middleburg, Virginia
  20117
Summit Asset Holding
 L.L.C..................  4,000,000(1)       --               50.0          --
 c/o Roy & Stevens
 Sears Crescent Building
  100 City Hall Plaza
 Boston, MA 02108
Beaufort J. B. Clarke,..  4,000,000(2) 4,139,095(2)(3)        50.0         29.3
 Chairman of the Board,
 President and Chief
  Executive Officer
Paul B. Weiss,..........  4,000,000(2) 4,139,095(2)(3)        50.0         29.3
 Vice Chairman of the
 Board and Executive
  Vice President
Thomas W. Martin,.......  4,000,000(2) 4,139,095(2)(3)        50.0         29.3
 Executive Vice
  President and Director
Gary N. Silverhardt,....        --           --                --           --
 Chief Financial Officer
Adolfo R. Garcia,.......        --           --                --           --
 Future Director
Robert D. Walter........        --           --                --           --
 Future Director
All directors,
 designated future
 director and executive
 officers as a group (9
 persons)...............  4,000,000(2) 4,139,095(2)(3)        50.0         29.3

--------
(1) Such shares will be redeemed upon consummation of the Offering. See "Certain Transactions."
(2) Consists of shares held by Warrenton, as to which entity each of Messrs. Clarke, Weiss and Martin hold a greater-than-10% beneficial ownership interest. Each of Messrs. Clarke, Weiss and Martin disclaim beneficial ownership of such shares to the extent such deemed beneficial ownership exceeds their respective pro rata beneficial ownership of Warrenton.

(3) Includes 139,095 shares (assuming an initial public offering price of $8.00 per share) to be issued to Warrenton upon consummation of the Offering, in exchange for indebtedness of $1,112,760 (as of September 30, 1997). See "Certain Transactions."

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company upon completion of the Offering will consist of 50,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. The Common Stock, prior to completion of the Offering, consists of Class A voting shares and Class B non-voting shares. Other than voting rights, the Class A and Class B shares are identical. The Company and the holder of the 1,000 shares of the Class B Common Stock which are outstanding as of the date of this Prospectus have entered into an agreement whereby such shares shall be redeemed by the Company upon consummation of the Offering for $349,000 and other consideration. See "Use of Proceeds." The Restated Charter will remove the Class A and Class B designations. Unless indicated otherwise, when used with respect to periods of time prior to consummation of the Offering, the term "Common Stock" in this Prospectus refers exclusively to the Class A Common Stock. Upon consummation of the Offering, the Company will have outstanding 14,139,095 shares of Common Stock; 15,639,095 if the Underwriters' over-allotment option is exercised in full. The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Restated Charter to be filed with the Delaware Secretary of State upon consummation of the Offering and its By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part, and to the applicable provisions of the DGCL.

COMMON STOCK

  The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy." In the event of a liquidation, dissolution or winding-up of the Company, holders of the Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock of the Company. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their Common Stock into any other securities. In addition, there are no redemption or sinking-fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

DESCRIPTION OF PREFERRED STOCK

  The Restated Charter authorizes the Board of Directors, subject to any limitations prescribed by law and without further stockholder approval, to issue from time to time up to 10,000,000 shares of $.01 par value preferred stock of the Company (the "Preferred Stock") in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications or special or relative rights or privileges as shall be determined by the Board of Directors in its sole discretion, which may include, among others, dividend rights, voting rights, redemption and sinking-fund provisions, liquidation preferences, conversion rights and preemptive rights.

  The stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of holders of any Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company currently has no plans to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Company's Restated Charter provides that no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any wilful or negligent payment of an unlawful dividend, stock purchase or redemption; or
(iv) for any transaction from which the director derived an improper personal benefit.

  Certain provisions of Delaware law and the Company's Restated Charter and By-laws could make more difficult the acquisition of the Company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors.

  The provisions of the Restated Charter and By-laws described herein would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's Common Stock or the removal of the incumbent Board of Directors, and thus could have the effect of perpetuating the incumbent management. At the same time, the provisions would help ensure that the Board of Directors, if confronted by a surprise proposal from a third party that has recently acquired a block of the Company's voting stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to seek a premium price for the stockholders. These provisions are thus intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms' length negotiations with the Company's management and Board of Directors. The provisions are permitted under Delaware law and are consistent with the rules of the Nasdaq National Market.

  The following discussion is a general summary of material provisions of the Company's Restated Charter and By-laws, as currently in effect, and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's Restated Charter and By-laws, as currently in effect, reference should be made in each case to the document in question, each of which is part of the Registration Statement filed with the Commission. See "Available Information."

  Directors. Certain provisions of the Restated Charter and By-laws will impede changes in majority control of the Board of Directors. The Restated Charter will provide that the Board of Directors of the Company are to be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. This classification of the Board of Directors could make it more difficult for a third party to acquire control of the Company, because it would require more than one annual meeting of stockholders to elect a majority of the directors. The Company's Restated Charter will also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

  Restrictions on Call of Special Meetings. The By-laws provide that a special meeting of stockholders may be called only by the Board of Directors, the Chairman of the Board, the President, or an Executive Vice President, and for the transaction of any proper business. Holders of Common Stock, in their capacity as stockholders, are not authorized to call a special meeting.

  Absence of Cumulative Voting. The Restated Charter does not provide for cumulative voting rights in the election of directors.

  Authorization of Preferred Stock. The Restated Charter authorizes 10,000,000 shares of Preferred Stock. The Company is authorized to issue Preferred Stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and rights of such shares, including voting rights and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of Preferred Stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any Preferred Stock, and does not intend to issue any Preferred Stock except on terms which the Board of Directors deems to be in the best interests of the Company and its stockholders.

  Amendment to Certificate of Incorporation and By-Laws. Amendments to the Company's Certificate of Incorporation requires the approval by a majority vote of the Company's Board of Directors and also by a majority vote of the outstanding shares of the Company's stock entitled to vote thereon. The By-laws may be amended by a majority vote of the Board of Directors or the affirmative vote of a majority of the outstanding shares of the Company's stock entitled to vote thereon.

  Delaware Anti-Takeover Statute. Generally, Section 203 of the DGCL prevents an "interested stockholder" (defined generally as a person owning 15% or more of the outstanding voting stock of a Delaware corporation, such as the Company) from engaging in a "business combination" with such corporation for three years following the date that the person became an interested stockholder. The takeover can be completed, however, if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the Company's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the Company (excluding shares held by the bidder). Section 203 could make it more difficult for a third party to acquire control of the Company, but does not apply to Delaware corporations that do not have a class of voting stock listed on a national exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders. The Company may exempt itself from the requirements of the DGCL by adopting an amendment to its Certificate of Incorporation or By-laws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

                         TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is State Street Bank and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Offering, the Company will have 14,139,095 shares of Common Stock outstanding. The 10,000,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144; shares held by affiliates will be subject to resale limitations of Rule 144 described below. All of the remaining outstanding shares of Common Stock held by affiliates and, subject to the volume and other limitations of Rule 144, will be available for resale at various dates beginning 180 days after the date of this Prospectus, upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 as the holding provisions of Rule 144 are satisfied. Also, the Representative has been granted warrants exercisable during periods commencing on or after the second anniversary of, and ending on the fifth anniversary of, the consummation of the Offering for 494,868 shares (547,368 if the Underwriters' over-allotment is exercised) of Common Stock at the initial public offering price, which shares have been registered for resale by separate prospectus under the Registration Statement of which this Prospectus is a part for resale from time to time. Further, upon consummation of the Offering, 2,000,000 shares will be reserved for issuance pursuant to provisions of the Company's 1997 Stock Option Plan, and 200,000 shares of Common Stock will be reserved for issuance pursuant to provisions of the 1997 Non-Employee Directors Stock Option Plan. The Company intends to file a registration statement on Form S-8 as soon as practicable after the consummation of the Offering with respect to the shares of Common Stock issuable under such plans.

  In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the outstanding shares of Common Stock (approximately 141,391 shares) immediately after consummation of the Offering; or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

  Each of the Company, its executive officers and directors, Summit and Warrenton has agreed not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose, directly or indirectly, of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the period ending 180 days after the date of this Prospectus without the prior consent of Friedman, Billings, Ramsey & Co., Inc.

  Prior to this Offering, there has been no market for the Common Stock. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the completion of the Offering. Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the "Underwriters") and each of the Underwriters, for whom Friedman, Billings, Ramsey & Co., Inc., is acting as Representative, has severally agreed to purchase, the number of shares of Common Stock offered hereby set forth below opposite its name:

UNDERWRITER                                                     NUMBER OF SHARES
-----------                                                     ----------------
Friedman, Billings, Ramsey & Co., Inc..........................
Total..........................................................    10,000,000

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to purchase all the shares of Common Stock offered hereby if any are purchased.

  The Underwriters propose initially to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price less a
concession not to exceed $   per share of Common Stock. The Underwriters may
allow and such dealers may reallow a concession not to exceed $   per share of
Common Stock to certain other dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may be changed by the Underwriters.

  The Company has granted to the Underwriters an over-allotment option (the "Over-Allotment Option"), which is an option exercisable during a 30-day period after the date hereof to purchase, at the initial offering price less underwriting discounts and commissions, up to an additional 1,500,000 shares of Common Stock for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise the Over-Allotment Option, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment.

  The Company has agreed to issue upon consummation of the Offering to the Representative and/or its designees warrants (the "Representative's Warrants") to purchase, during periods commencing on or after the second anniversary of, and ending on the fifth anniversary of, the consummation of the Offering (the "Warrant Exercise Term"), up to 494,868 shares of Common Stock (547,368 shares if the Over-Allotment Option is exercised in full), representing 3.5% of the shares of Common Stock outstanding after completion of the Offering, at a purchase price equal to the initial public offering price per share. The Company has also registered for resale shares of Common Stock underlying the Representative's Warrants. During the Warrant Exercise Term, the Representative is given the opportunity to profit from a rise in market price of the shares of Common Stock. To the extent that the Representative's Warrants are exercised, dilution to the interests of the holders of the Common Stock will occur. In addition, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected because the holders of the Representative's Warrants can be expected to exercise them at a time when the Company likely would be able to obtain any needed capital on terms more favorable to the Company than those provided in the Representative's Warrants. In addition, the Company has agreed to reimburse the Representative for its reasonable expenses in connection with the Offering, including fees and expenses of its counsel.

  The Company has agreed to indemnify the several Underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to the Offering, there has been no public market for the shares of Common Stock. The initial public offering price has been determined by negotiation between the Company and the Representative. Among the factors considered in making such determination were an assessment of management, the Company's prospects for future earnings, the general conditions of the economy and the securities market and the prices of offerings by similar issuers. There can, however, be no assurance that the price at which the shares of Common Stock will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters.

  The Representative has informed the Company that the Underwriters do not intend to confirm sales of the shares offered hereby to any accounts over which they exercise discretionary authority.

  Until the distribution of the Common Stock is completed, the rules of the Commission may limit the ability of the Underwriters and certain selling-group members to bid for or purchase the Common Stock. As an exception to these rules, the Representative is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Representative may reduce that short position by purchasing shares of Common Stock in the open market. The Representative may also elect to reduce any short position by exercising all or part of the Over-Allotment Option described above.

  The Representative may also impose a penalty bid on certain Underwriters and selling-group members. This means that if the Representative purchases Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, it may reclaim the amount of the selling concession from the Underwriters and selling group members who sold that Common Stock as part of the Offering.

  In general, purchases of securities for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representative will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Each of the Company and its existing stockholders, executive officers and directors has generally agreed not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose, directly or indirectly, of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the period ending 180 days after the date of this Prospectus without the prior consent of the Representative.

  From time to time, each of the Underwriters and their respective affiliates may provide investment banking services to the Company. The Company has agreed that for a three-year period following the Offering that if it engages a financial advisor in connection with any merger, acquisition or strategic transaction, the Representative shall act as such advisor. In addition, if the Company undertakes any private or public offering of debt or equity securities of the Company during such period, the Representative shall act as lead manager of any such offering.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by McDermott, Will & Emery, Boston, Massachusetts, a partnership including professional corporations. Certain legal matters will be passed upon for the Underwriters by Kirkland & Ellis, Washington, D.C.

                                    EXPERTS

  The consolidated balance sheet of the Company as of March 31, 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the period from August 21, 1996 (formation of the Company) to March 31, 1997, and the combined balance sheet of ICON Capital and ICON Securities as of March 31, 1996 and the related combined statements of income, changes in stockholders' equity and cash flows for the period from April 1, 1996 to August 20, 1996 and for the years ended March 31, 1996 and 1995 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
AUDITED FINANCIAL STATEMENTS
 Independent Auditors' Report.............................................  F-2
 Consolidated Balance Sheet as of March 31, 1997 (Successor) and Combined
  Balance Sheet as of March 31, 1996 (Predecessor)........................  F-3
 Consolidated Statement of Income for the period August 21, 1996 through
  March 31, 1997 (Successor) and Combined Statements of Income for the
  period April 1, 1996 through August 20, 1996 and the years ended March
  31, 1996 and 1995 (Predecessor).........................................  F-4
 Consolidated Statement of Changes in Stockholders' Equity for the period
  August 21, 1996 through March 31, 1997 (Successor) and Combined
  Statements of Changes in Stockholders' Equity for the period April 1,
  1996 through August 20, 1996 and the years ended March 31, 1996 and 1995
  (Predecessor)...........................................................  F-5
 Consolidated Statement of Cash Flows for the period August 21, 1996 through March 31, 1997 (Successor) and Combined Statements of Cash Flows
  for the period April 1, 1996 through August 20, 1996 and the years ended
  March 31, 1996 and 1995 (Predecessor)...................................  F-6
 Notes to Consolidated and Combined Financial Statements..................  F-7
INTERIM FINANCIAL STATEMENTS (UNAUDITED)
 Consolidated Balance Sheets as of September 30, 1997 and March 31, 1997.. F-16
 Consolidated Statements of Income for the six months ended September 30,
  1997 and for the period August 21, 1996 through September 30, 1996
  (Successor) and Combined Statement of Income for the period April 1,
  1996 to August 20, 1996 (Predecessor)................................... F-17
 Consolidated Statements of Income for the three months ended September
  30, 1997 and for the period August 21, 1996 through September 30, 1996
  (Successor) and Combined Statement of Income for the period July 1, 1996 to August 20, 1996 (Predecessor)........................................ F-18
 Consolidated Statements of Changes in Stockholders' Equity for the six
  months ended September 30, 1997 and for the period August 21, 1996 through September 30, 1996 (Successor) and Combined Statement of Changes
  in Stockholders' Equity for the period April 1, 1996 to August 20, 1996
  (Predecessor)........................................................... F-19
 Consolidated Statements of Cash Flows for the six months ended September
  30, 1997 and for the period August 21, 1996 through September 30, 1996
  (Successor) and Combined Statement of Cash Flows for the period April 1,
  1996 to August 20, 1996 (Predecessor)................................... F-20
 Notes to Interim Consolidated and Combined Financial Statements.......... F-22

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
ICON Holdings Corp.:

  We have audited the accompanying consolidated balance sheet of ICON Holdings Corp. ("Holdings") (Successor) as of March 31, 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the period from August 21, 1996 (formation of the Company) to March 31, 1997. We have also audited the accompanying combined balance sheet of ICON Capital Corp. ("Capital") and ICON Securities Corp. ("Securities") (collectively, Predecessor) as of March 31, 1996 and the related combined statements of income, changes in stockholders' equity and cash flows for the period from April 1, 1996 to August 20, 1996 and for the years ended March 31, 1996 and 1995. These consolidated and combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Holdings (Successor) as of March 31, 1997 and Capital and Securities (collectively, Predecessor) as of March 31, 1996, and the results of their operations and their cash flows for the periods April 1, 1996 to August 20, 1996 (Predecessor) and August 21, 1996 to March 31, 1997 (Successor), and for the years ended March 31, 1996 and March 31, 1995 (Predecessor), in conformity with generally accepted accounting principles.

  As discussed in note 2 to the financial statements, Capital and Securities were acquired by Holdings (a newly formed corporation) in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                          KPMG Peat Marwick LLP

October 17, 1997
New York, New York

                      ICON HOLDINGS CORP. AND SUBSIDIARIES

                                 BALANCE SHEETS

                                   MARCH 31,

                                     ASSETS

                                                   (SUCCESSOR)   (PREDECESSOR)
                                                   ------------ ----------------
                                                   CONSOLIDATED COMBINED CAPITAL
                                                     HOLDINGS    AND SECURITIES
                                                       1997           1996
                                                   ------------ ----------------
Cash.............................................  $   747,123     $  184,870
Receivables from related parties--managed
 partnerships....................................    1,323,502      2,023,380
Prepaid and other assets.........................      200,098        150,749
Deferred charges.................................      379,717        302,886
Receivables from affiliates......................          --         336,806
Fixed assets and leasehold improvements, at cost,
 less accumulated depreciation and amortization
 of $1,533,265 and $1,246,975....................      752,472        781,058
Goodwill, less accumulated amortization of
 $574,500 and $0.................................    8,270,294            --
Investment in equipment under an operating lease,
 at cost, less accumulated depreciation of $0 and
 $1,079,939......................................          --       4,260,497
                                                   -----------     ----------
    Total assets.................................  $11,673,206     $8,040,246
                                                   ===========     ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses............  $ 1,214,366     $  871,770
Due to stockholder...............................      432,742            --
Subordinated notes payable--related party........    2,399,336            --
Notes payable--seller financing..................    3,342,196            --
Notes payable--recourse..........................      196,105         46,185
Notes payable--non-recourse......................          --       4,262,185
Deferred income taxes, net.......................    1,532,928        483,944
Deferred management fees--managed partnerships...      758,452        667,824
                                                   -----------     ----------
    Total liabilities............................    9,876,125      6,331,908
                                                   -----------     ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Common stock: $.01 par value; 1,000 shares
  authorized, issued and outstanding at March 31,
  1997. No par value; $10 stated value;
  3,200 shares authorized, 1,600 shares issued
  and outstanding at March 31, 1996..............           10         15,100
 Additional paid-in capital......................      133,990        739,300
 Retained earnings...............................    1,663,081        953,938
                                                   -----------     ----------
                                                     1,797,081      1,708,338
                                                   -----------     ----------
    Total liabilities and stockholders' equity...  $11,673,206     $8,040,246
                                                   ===========     ==========

   See accompanying notes to consolidated and combined financial statements.

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

                             STATEMENTS OF INCOME

                         (PREDECESSOR) (SUCCESSOR)              (PREDECESSOR) (PREDECESSOR)
                         ------------- ------------             ------------- -------------
                           COMBINED                               COMBINED      COMBINED
                          CAPITAL AND  CONSOLIDATED              CAPITAL AND   CAPITAL AND
                          SECURITIES     HOLDINGS      TOTAL     SECURITIES    SECURITIES
                            4/1/96       8/21/96      FOR THE      FOR THE       FOR THE
                              TO            TO      YEAR ENDED   YEAR ENDED    YEAR ENDED
                            8/20/96      3/31/97    3/31/97(1)     3/31/96       3/31/95
                         ------------- ------------ ----------- ------------- -------------
Revenues:
 Fees--managed
  partnerships..........  $2,985,092   $ 9,195,146  $12,180,238  $ 9,375,796   $8,436,772
 Rental income from
  investment in
  operating lease.......     799,372       742,275    1,541,647    1,009,756      661,165
 Interest income and
  other income..........      21,102        98,789      119,891       58,939       37,204
                          ----------   -----------  -----------  -----------   ----------
    Total revenues......   3,805,566    10,036,210   13,841,776   10,444,491    9,135,141
                          ----------   -----------  -----------  -----------   ----------
Expenses:
 Selling, general and
  administrative........   3,399,180     4,809,128    8,208,308    8,494,559    7,189,420
 Amortization of
  deferred charges......     118,190       366,389      484,579      473,484      373,075
 Amortization of
  goodwill..............         --        574,500      574,500          --           --
 Depreciation and
  amortization..........     121,368       197,632      319,000      329,121      336,944
 Depreciation--equipment
  under operating
  lease.................     660,160       633,615    1,293,775      652,704      320,426
 Interest expense--non-
  recourse financings...     139,212       108,660      247,872      333,728      329,030
 Interest expense--
  recourse financings...       5,565       555,417      560,982       27,344       60,186
 Write off of related
  party notes
  receivable............         --            --           --           --       225,000
                          ----------   -----------  -----------  -----------   ----------
    Total expenses......   4,443,675     7,245,341   11,689,016   10,310,940    8,834,081
                          ----------   -----------  -----------  -----------   ----------
Income (loss) before
 provision for income
 taxes..................    (638,109)    2,790,869    2,152,760      133,551      301,060
Provision for income
 taxes..................         --      1,127,788    1,127,788       74,663      137,743
                          ----------   -----------  -----------  -----------   ----------
Net income (loss).......  $ (638,109)  $ 1,663,081  $ 1,024,972  $    58,888   $  163,317
                          ==========   ===========  ===========  ===========   ==========

--------
(1) As discussed in note 2 of the accompanying notes to the consolidated and combined financial statements, Capital and Securities were acquired by ICON Holdings on August 21, 1996, in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts in the total column for the year ended March 31, 1997 are not comparable to the years ended March 31, 1996 and 1995 as a result of goodwill and its related amortization.

   See accompanying notes to consolidated and combined financial statements.

                      ICON HOLDINGS CORP. AND SUBSIDIARIES

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                            COMMON STOCK                                NOTE
                         ------------------- ADDITIONAL              RECEIVABLE      TOTAL
                           SHARES      PAR    PAID-IN     RETAINED      FROM     STOCKHOLDERS'
                         OUTSTANDING  VALUE   CAPITAL     EARNINGS   STOCKHOLDER    EQUITY
                         ----------- ------- ----------  ----------  ----------- -------------
Combined Capital and
 Securities
 (Predecessor)
 Balance at March 31,
  1994..................    1,600    $15,100 $1,439,300  $  831,733   $(700,000)  $1,586,133
 Net income.............      --         --         --      163,317         --       163,317
                            -----    ------- ----------  ----------   ---------   ----------
 Balance at March 31,
  1995..................    1,600     15,100  1,439,300     995,050    (700,000)   1,749,450
 Cancellation of note
  receivable from
  stockholder...........      --         --    (700,000)        --      700,000          --
 Dividends..............      --         --         --     (100,000)        --      (100,000)
 Net income.............      --         --         --       58,888         --        58,888
                            -----    ------- ----------  ----------   ---------   ----------
 Balance at March 31,
  1996..................    1,600     15,100    739,300     953,938         --     1,708,338
 Net loss...............      --         --         --     (638,109)        --      (638,109)
                            -----    ------- ----------  ----------   ---------   ----------
 Balance at August 20,
  1996..................    1,600    $15,100 $  739,300  $  315,829   $     --    $1,070,229
                            =====    ======= ==========  ==========   =========   ==========
Consolidated Holdings
 (Successor)
 August 21, 1996 (date
  of acquisition of
  Capital and
  Securities)...........      --     $   --  $      --   $      --    $     --    $      --
 Capitalization of
  Holdings..............    1,000         10    133,990         --          --       134,000
 Net income.............      --         --         --    1,663,081         --     1,663,081
                            -----    ------- ----------  ----------   ---------   ----------
 Balance at March 31,
  1997..................    1,000    $    10 $  133,990  $1,663,081   $     --    $1,797,081
                            =====    ======= ==========  ==========   =========   ==========

   See accompanying notes to consolidated and combined financial statements.

                      ICON HOLDINGS CORP. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                         (PREDECESSOR) (SUCCESSOR)                (PREDECESSOR) (PREDECESSOR)
                         ------------- ------------               ------------- -------------
                           COMBINED                                 COMBINED      COMBINED
                          CAPITAL AND  CONSOLIDATED                CAPITAL AND   CAPITAL AND
                          SECURITIES     HOLDINGS       TOTAL      SECURITIES    SECURITIES
                            4/1/96       8/21/96       FOR THE       FOR THE       FOR THE
                              TO            TO       YEAR ENDED    YEAR ENDED    YEAR ENDED
                            8/20/96      3/31/97       3/31/97       3/31/96       3/31/95
                         ------------- ------------  -----------  ------------- -------------
Cash flows from
 operating activities:
 Net income (loss)......  $ (638,109)  $ 1,663,081   $ 1,024,972   $    58,888    $ 163,317
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
  Depreciation and
   amortization.........     781,528       831,247     1,612,775       981,825      657,370
  Amortization of
   goodwill.............         --        574,500       574,500           --           --
  Amortization of
   deferred charges.....     118,190       366,389       484,579       473,484      373,075
  Interest expense paid
   directly to lender by
   lessee...............     139,212       108,660       247,872       333,728      329,030
  Rental income paid
   directly to lender by
   lessee...............    (799,372)     (742,275)   (1,541,647)   (1,009,756)    (661,165)
  Principal payments on
   litigation
   settlement...........         --            --            --        (55,847)     (50,545)
  Write-off of related
   party notes
   receivable...........         --            --            --            --       225,000
  Deferred income
   taxes................         --      1,048,984     1,048,984        74,103      135,420
 Changes in operating
  assets and
  liabilities:
  Receivables from
   managed partnerships,
   net of deferred......   1,364,974      (574,468)      790,506      (156,672)    (218,239)
  Prepaid and other
   assets...............      38,680       317,181       355,861        41,827      262,465
  Deferred charges......    (153,479)     (407,931)     (561,410)     (495,680)    (423,259)
  Receivables from
   affiliates...........     (68,404)      130,242        61,838      (273,294)    (291,489)
  Accounts payable and
   accrued expenses.....    (158,491)      219,556        61,065       371,597       (9,008)
                          ----------   -----------   -----------   -----------    ---------
    Total adjustments...   1,262,838     1,872,085     3,134,923       285,315      328,655
                          ----------   -----------   -----------   -----------    ---------
Net cash provided by
 operating activities...     624,729     3,535,166     4,159,895       344,203      491,972
                          ----------   -----------   -----------   -----------    ---------
Cash flows from
 investing activities:
 Purchase of fixed
  assets................      (9,962)      (81,471)      (91,433)     (157,694)    (145,766)
 Investment in
  Partnership...........         --            --            --         (1,000)         --
 Loan to related party..         --            --            --            --      (225,000)
 Acquisition of Capital
  and Securities........         --     (2,683,000)   (2,683,000)          --           --
                          ----------   -----------   -----------   -----------    ---------
Net cash used by
 investing activities...      (9,962)   (2,764,471)   (2,774,433)     (158,694)    (370,766)
                          ----------   -----------   -----------   -----------    ---------
Cash flows from
 financing activities:
 Holdings capital
  contributions.........         --        134,000       134,000           --           --
 Proceeds from
  subordinated notes
  payable...............         --      2,599,000     2,599,000           --           --
 Principal payments on
  subordinated notes
  payable...............         --       (199,664)     (199,664)          --           --
 Seller notes retired...         --     (2,949,680)   (2,949,680)          --           --
 Principal payments on
  seller notes..........         --       (357,804)     (357,804)          --           --
 Dividend paid to
  parent................         --            --            --       (100,000)         --
 Principal payments on
  notes payable--
  recourse financings...     (45,417)       (3,644)      (49,061)     (291,407)    (287,908)
                          ----------   -----------   -----------   -----------    ---------
Net cash used by
 financing activities...     (45,417)     (777,792)     (823,209)     (391,407)    (287,908)
                          ----------   -----------   -----------   -----------    ---------
Net increase (decrease)
 in cash................     569,350        (7,097)      562,253      (205,898)    (166,702)
Cash, beginning of
 period.................     184,870       754,220       184,870       390,768      557,470
                          ----------   -----------   -----------   -----------    ---------
Cash, end of period.....  $  754,220   $   747,123   $   747,123   $   184,870    $ 390,768
                          ==========   ===========   ===========   ===========    =========

   See accompanying notes to consolidated and combined financial statements.

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                                MARCH 31, 1997

(1) ORGANIZATION

  ICON Holdings Corp. ("Holdings") was formed on May 1, 1996 as a Delaware corporation. Holdings is fifty-percent owned by Summit Asset Holding L.L.C. ("Summit"), a subsidiary of a diversified financial and business services group based in the United Kingdom and fifty-percent owned by Warrenton Capital Partners L.L.C. ("Warrenton"). Warrenton was formed by two of the founders of Griffin Equity Partners, Inc., a U.S. company engaged in the acquisition of leases and lease portfolios. On August 21, 1996, Holdings acquired all of the outstanding stock of ICON Capital Corp. ("Capital"), as well as all of the outstanding stock of ICON Securities Corp. ("Securities"), an affiliate of Capital. Holdings has five wholly-owned subsidiaries; Capital, Securities, ICON Financial Corp., ICON Receivables Management Corp. and ICON Funding Corp., and one sixty-percent owned subsidiary, MGC Griffin Capital Corp., (collectively, the "Company"). The primary activity of the Company is the development, marketing, underwriting and management of publicly registered equipment leasing limited partnerships. The Company is also engaged in the business of originating and securitizing contract receivables and providing consulting services to unrelated parties in connection with the acquisition and administration of lease transactions. Capital is the general partner and manager of ICON Cash Flow Partners, L.P., Series A ("ICON Cash Flow A"), ICON Cash Flow Partners, L.P., Series B ("ICON Cash Flow B"), ICON Cash Flow Partners, L.P., Series C ("ICON Cash Flow C"), ICON Cash Flow Partners, L.P., Series D ("ICON Cash Flow D"), ICON Cash Flow Partners, L.P., Series E ("ICON Cash Flow E"), ICON Cash Flow Partners L.P. Six ("ICON Cash Flow Six") and ICON Cash Flow Partners L.P. Seven ("ICON Cash Flow Seven") (collectively, the "Partnerships"), which are publicly registered equipment leasing limited partnerships. The Partnerships were formed for the purpose of acquiring equipment and leasing such equipment to third parties. The Company's investments in the Partnerships of $7,000 are carried at cost and are included in prepaid and other assets.

  Capital earns fees from the Partnerships on the sale of Partnership units during their respective offering periods. Additionally, Capital earns acquisition and management fees and shares in Partnership cash distributions. ICON Cash Flow Seven began offering its units to suitable investors on November 9, 1995. The offering period for ICON Cash Flow Seven will end thirty-six months after the Partnership began offering such units, November 8, 1998.

  Securities is a registered broker-dealer and is a member of the National Association of Securities Dealers, Inc. Securities has earned fees from the underwriting and sale of ICON Cash Flow Seven units since its inception and will continue to earn fees through the end of its proposed offering on November 8, 1998.

  The following table identifies pertinent offering information relating to the Partnerships:

                            DATE OPERATIONS      DATE CEASED    GROSS PROCEEDS
                                 BEGAN         OFFERING UNITS       RAISED
                            ---------------    --------------   --------------
   ICON Cash Flow A......  May 6, 1988        February 1, 1989   $  2,504,500
   ICON Cash Flow B......  September 22, 1989 November 15, 1990    20,000,000
   ICON Cash Flow C......  January 3, 1991    June 21, 1991        20,000,000
   ICON Cash Flow D......  September 13, 1991 June 5, 1992         40,000,000
   ICON Cash Flow E......  June 6, 1992       July 31, 1993        61,041,151
   ICON Cash Flow Six....  March 31, 1994     November 8, 1995     38,385,712
   ICON Cash Flow Seven..  January 19, 1996          (a)           48,297,094(a)
                                                                 ------------
                                                                 $230,228,457
                                                                 ============

--------
(a) Anticipated closing on November 8, 1998 with gross proceeds raised through October 15, 1997.

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

(2) ACQUISITION

  On August 21, 1996, Holdings acquired all of the outstanding stock of Capital and Securities for $9,332,680. The purchase price consisted of $2,683,000 in cash and $6,649,680 in seller financing, of which $2,949,680 of the seller financing was paid off at closing.

  The acquisition has been accounted for as a purchase. The purchase price and expenses associated with the acquisition exceeded the fair values allocated to the assets acquired and the liabilities assumed as of the date of acquisition. The excess of the purchase price ($8,284,406) and related expenses ($560,388) over the estimated fair values of the net assets acquired has been recorded as goodwill and is being amortized on a straight line basis over ten and five year periods, respectively. The factors that influenced the determination of the amortization period included (i) the Company's historical operating performances and earnings history, (ii) the projected fees and administrative expenses contractually owed to the Company upon collection of existing gross receivables by the ICON Partnerships, (iii) the position of the acquired enterprise in the market, including its customers and product mix, and (iv) the opportunities to expand the product offerings.

  The following unaudited pro forma financial information presents the consolidated results of operations of Holdings as if the acquisition of Capital and Securities had occurred at the beginning of the fiscal year ended March 31, 1997, after giving effect to certain adjustments, including the amortization of goodwill (i.e. costs in excess of net assets of businesses acquired), increased interest expense from debt assumed to have been issued to fund the acquisition, elimination of management fees paid to Securities' former parent and the income tax effects of the afore mentioned. This pro forma financial information does not necessarily reflect the results of operations as they would have been if Holdings, Capital and Securities had constituted a single entity during such periods and is not necessarily indicative of results which may be obtained in the future.

                                                            PRO FORMA FOR THE
                                                                YEAR ENDED
                                                              MARCH 31, 1997
                                                           --------------------
                                                           THOUSANDS OF DOLLARS
                                                               (UNAUDITED)
   Statement of Income:
    Revenue:
     Fees--managed partnerships...........................       $12,180
     Rental income from investment in operating lease.....         1,542
     Interest income and other............................           120
                                                                 -------
       Total revenues.....................................        13,842
                                                                 -------
    Expenses:
     Selling, general, and administrative.................         7,910
     Amortization of deferred charges.....................           484
     Amortization of goodwill.............................           914
     Depreciation and amortization........................           319
     Depreciation--equipment under operating lease........         1,294
     Interest expense--recourse financings................           825
     Interest expense--non-recourse financings............           248
                                                                 -------
       Total expenses.....................................        11,994
                                                                 -------
   Income before provision for income taxes...............         1,848
   Provision for income taxes.............................         1,142
                                                                 -------
   Net income.............................................       $   706
                                                                 =======

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

(3) SIGNIFICANT ACCOUNTING POLICIES

 (a) Basis of Accounting and Presentation

  The Company's consolidated and combined financial statements have been prepared on the historical cost basis of accounting using the accrual basis. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Consolidation and Combination

  The consolidated financial statements include the accounts of the Company and all majority owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

  The combined financial statements include the accounts of Capital and Securities. All significant inter-company accounts and transactions have been eliminated.

 (c) Disclosures About Fair Value of Financial Instruments

  Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosures about the fair value of financial instruments. The fair values of the Company's financial instruments (cash, receivables and notes payable) approximate the carrying values at March 31, 1997 and 1996.

 (d) Revenue and Cost Recognition

  The Company earns fees from the Partnerships for the underwriting, sale, organization and offering of each Partnership and for the acquisition, management and administration of their lease portfolios. Underwriting, sale, organization and offering fees are earned based on investment units sold and are recognized at each closing. Acquisition fees are earned based on the purchase price paid or the principal amount of each transaction entered into. Management and administrative fees are earned for actively managing the leasing, re-leasing, financing and refinancing of Partnership equipment and financing transactions and for the administration of the Partnerships. Management and administrative fees are earned based primarily on gross rental payments.

  At March 31, 1997 and 1996 the Company had accounts receivable due from the Partnerships of $1,323,502 and $2,023,380, respectively. Included in these amounts are receivables of $758,452 and $667,824 due from ICON Cash Flow A, ICON Cash Flow B and ICON Cash Flow C relating to management fees which have been earned, but deferred since September 1, 1993, as discussed below.

  Under the Partnership agreements, the Company is entitled to management fees from the Partnerships. Management fees are subordinate to the preferred cash distributions to limited partners, on a cumulative basis, during the period of reinvestment. Effective September 1, 1993, ICON Cash Flow A, ICON Cash Flow B, and ICON Cash Flow C decreased the monthly distribution rate to limited partners from the cash distribution rates stated in their prospectuses. Currently such distribution rates are at an annual rate of 9%. As a result of the decreased distribution rate, all management fees payable to the Company related to these entities have been deferred until the limited partners of ICON Cash Flow A, ICON Cash Flow B and ICON Cash Flow C have received their stated cash distribution rate of return on a cumulative basis. Management fees deferred for the period September 1, 1993 to March 31, 1997 totaled $758,452 and were comprised of $36,263 for ICON Cash

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

Flow A, $127,000 for ICON Cash Flow B and $595,189 for ICON Cash Flow C. Such amounts are included in receivables due from managed income funds as well as in deferred management fees on the March 31, 1997 consolidated balance sheet.

 (e) Goodwill

  Goodwill, representing the excess of the purchase price and related expenses over the estimated fair value of net assets acquired, is being amortized on a straight-line basis over ten and five year periods, respectively. For the period August 21, 1996 to March 31, 1997, amortization expense totaled $574,500.

 (f) Deferred Charges

  Under the terms of the Partnerships' agreements, the Company is entitled to be reimbursed for the costs of organizing and offering the units of the Partnerships from the gross proceeds raised, subject to certain limitations, based on the number of investment units sold. The unamortized balance of these costs is included on the consolidated and combined balance sheets as deferred charges and is being amortized over the offering period.

 (g) Fixed Assets and Leasehold Improvements

  Fixed assets, which consist primarily of computer equipment, software and furniture and fixtures, are recorded at cost and are being depreciated over three to five years using the straight-line method. Leasehold improvements are also recorded at cost and are being amortized over the estimated useful lives of the improvements, or the term of the lease, if shorter, using the straight-line method.

 (h) Investment in Equipment Under Operating Lease

  The Company's investment in equipment under operating lease is recorded at cost and is being depreciated to estimated salvage value. Both lease rentals and depreciation are recognized on the straight-line basis over the lease term. The Company, on a non-recourse basis, financed the purchase of the equipment with a financial institution. Interest on the related non-recourse financing is calculated under the interest method. The excess of rental income over depreciation and related interest expense represents the net amount earned on this type of transaction.

 (i) Income Taxes

  The Company accounts for its income taxes following the liability method as provided for in SFAS No. 109, "Accounting for Income Taxes."

  Capital files stand alone Federal and state income tax returns for the period April 1, 1996 to August 20, 1996. Securities files, for the period ended April 1, 1996 to August 20, 1996, consolidated Federal and state income tax returns with its former parent, Soundview Leasing Corp. For the period August 21, 1996 to March 31, 1997, Holdings and its subsidiaries will file a consolidated Federal tax return and combined state tax return.

(4) STOCKHOLDERS' EQUITY

  Holdings was capitalized on August 21, 1996 with an initial capital contribution of $134,000, consisting of a $67,000 contribution from Summit and a $67,000 contribution from Warrenton.

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

(5) RELATED PARTY TRANSACTIONS

  The Company earns fees from the Partnerships for the underwriting, sale, organization and offering of each Partnership and for the acquisition, management and administration of their lease portfolios. Receivables from managed income funds primarily relate to such fees earned from the Partnerships.

  For the period August 21, 1996 to March 31, 1997, the Company accrued $217,655 and $175,000 in acquisition and management fees to Summit, respectively. As of March 31, 1997, the Company had payables of $432,742 to Summit related to acquisition fees, management fees and expense reimbursements.

  In 1996, pursuant to a proxy solicitation, the limited partners in ICON Cash Flow B agreed to the following amendments to their Partnership Agreement: (1) extend the Reinvestment Period for a maximum of four additional years, and (2) eliminate ICON Cash Flow B's obligation to pay the Company $228,906 of the $355,906 in deferred management fees which were outstanding as of November 15, 1995, the original end of the Reinvestment Period. The elimination of these fees reduced receivables from related parties--managed partnerships and deferred management fees--managed partnerships by the same amount. In addition, the remaining $127,000 in deferred management fees, when paid to the Company, would be returned to ICON Cash Flow B in the form of an additional capital contribution.

  In February and March 1995, the Company lent $75,000 and $100,000, respectively, to ICON Cash Flow Series A. Principal on the loans was to be repaid only after the extended Reinvestment Period expired, and after the limited partners had received at least a 6% total return on their capital. Since recoverability of these notes was questionable, such notes were written off by the Company in fiscal 1995.

  Effective January 31, 1995, ICON Cash Flow Series A, by consent of its limited partners, amended its Partnership Agreement. The amendments: (1) extend the Reinvestment Period of ICON Cash Flow Series A to January 1997, (2) allow the company to lend funds to ICON Cash Flow Series A for a term in excess of twelve months for amounts up to an aggregate of $250,000 and (3) decrease management fees to a flat rate of 1% of rentals for all investments under management.

  In January and October 1994, the Company contributed $75,000 and $50,000, respectively, in additional capital to ICON Cash Flow A. Since management fees from ICON Cash Flow A are currently being deferred (see Note 3) and the recoverability of the additional capital contributions is questionable, such contributions were written off by the Company. Profits, losses and cash distributions will not be affected by the additional capital contributions and will continue to be allocated in the same manner as stated in the ICON Cash Flow A prospectus.

(6) PREPAID AND OTHER ASSETS

  Included in prepaid and other assets are unamortized insurance costs, the Company's investment in the Partnerships and sublease receivables.

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

(7) INCOME TAXES

  The provision for income taxes for Holdings (Successor) for the period August 21, 1996 to March 31, 1997, and combined Capital and Securities (Predecessor) for the years ended March 31, 1996 and 1995 consisted of the following:

                                  (SUCCESSOR)   (PREDECESSOR)    (PREDECESSOR)
                                  ------------ ---------------- ----------------
                                  CONSOLIDATED COMBINED CAPITAL COMBINED CAPITAL
                                    HOLDINGS    AND SECURITIES   AND SECURITIES
                                      1997           1996             1995
                                  ------------ ---------------- ----------------
   Current:
    Federal......................  $      --       $   --           $    --
    State........................      78,804          560             2,323
                                   ----------      -------          --------
                                       78,804          560             2,323
                                   ----------      -------          --------
   Deferred:
    Federal......................     963,231       46,078            80,344
    State........................      85,753       28,025            55,076
                                   ----------      -------          --------
                                    1,048,984       74,103           135,420
                                   ----------      -------          --------
                                   $1,127,788      $74,663          $137,743
                                   ==========      =======          ========

  There was no provision for income taxes for Capital and Securities for the period April 1, 1996 to August 20, 1996.

  Deferred income taxes at March 31, 1997 and 1996 are primarily the result of temporary differences relating to net operating loss carryforwards, the carrying value of fixed assets, equipment under an operating lease, the investments in the Partnerships and deferred charges. The deferred tax assets and liabilities at March 31, consisted of the following:

                                                  (SUCCESSOR)   (PREDECESSOR)
                                                  ------------ ----------------
                                                  CONSOLIDATED COMBINED CAPITAL
                                                    HOLDINGS    AND SECURITIES
                                                      1997           1996
                                                  ------------ ----------------
   Deferred Tax Assets:
    Federal......................................  $   58,066     $ 611,179
    State........................................      59,995         9,010
                                                   ----------     ---------
                                                      118,061       620,189
                                                   ----------     ---------
   Deferred Tax Liabilities:
    Federal......................................   1,389,403       979,287
    State........................................     261,586       124,846
                                                   ----------     ---------
                                                    1,650,989     1,104,133
                                                   ----------     ---------
                                                   $1,532,928     $ 483,944
                                                   ==========     =========

  At March 31, 1997 the Company had $230,777 in net operating loss carry-forwards. A valuation allowance for deferred tax assets has not been recorded since management believes that the deferred tax assets will be utilized in future periods. Taxes payable of $78,804 and $560 were included in accounts payable and accrued expenses on the respective consolidated and combined balance sheets.

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

  The following table reconciles income taxes computed at the Federal statutory rate to the Company's effective tax rate for Holdings (Successor) for the period August 21, 1996 to March 31, 1997 and combined Capital and Securities (Predecessor) for the years ended March 31, 1996 and 1995:

                            (SUCCESSOR)        (PREDECESSOR)      (PREDECESSOR)
                          -----------------  ------------------- -------------------
                            CONSOLIDATED     COMBINED CAPITAL    COMBINED CAPITAL
                              HOLDINGS        AND SECURITIES      AND SECURITIES
                                1997               1996                1995
                          -----------------  ------------------- -------------------
                             TAX      RATE      TAX      RATE       TAX      RATE
                          ----------  -----  ---------  -------- ---------  --------
Federal statutory
 taxes..................  $  948,895  34.00% $  45,407    34.00% $ 102,360   34.00%
State income taxes, net
 of Federal tax
 benefit................     108,609   3.89     18,866    14.13     37,883   12.58
Amortization of
 goodwill...............     171,514   6.14        --       --         --      --
Meals and entertainment
 exclusion..............      21,978    .79     11,490     8.60     11,744    3.90
Other...................    (123,208) (4.41)    (3,149)   (2.36)   (10,384)  (3.45)
Adjustment to prior year
 Federal income tax.....         --     --      12,773     9.57        --      --
Effect of graduated
 rates..................         --     --     (10,724)   (8.03)    (3,860)  (1.28)
                          ----------  -----  ---------  -------  ---------  ------
                          $1,127,788  40.41% $  74,663    55.91% $ 137,743   45.75%
                          ==========  =====  =========  =======  =========  ======

(8) NOTES PAYABLE

  Notes payable at March 31, consisted of the following:

                                                  (SUCCESSOR)   (PREDECESSOR)
                                                  ------------ ----------------
                                                  CONSOLIDATED COMBINED CAPITAL
                                                    HOLDINGS    AND SECURITIES
                                                      1997           1996
                                                  ------------ ----------------
Subordinated Notes Payable
 Installment note due Warrenton, interest at
  12.5%, principal and interest due in monthly
  installments of $40,284 through September
  1999...........................................  $1,033,336      $   --
 Term note due Warrenton, interest at 12.5%,
  principal and interest due August 2001.........     233,000          --
 Term note due Summit, interest at 12.5%,
  principal and interest due August 2001.........   1,133,000          --
                                                   ----------      -------
                                                   $2,399,336      $   --
                                                   ==========      =======
Notes Payable--Seller Financing
 Installment note due Peter D. Beekman, interest
  at 16.705%, principal and interest due in
  monthly installments of $111,358 through August
  1999...........................................  $2,642,196      $   --
 Term note due Peter D. Beekman, interest at 12%,
  interest due monthly...........................     700,000          --
                                                   ----------      -------
                                                   $3,342,196      $   --
                                                   ==========      =======
Note Payable--Capital Lease
 Various obligations under capital leases,
  payable in monthly installments through March
  2002...........................................  $  196,105      $46,185
                                                   ==========      =======

  On June 24, 1997, the Company refinanced the notes payable-seller financing with proceeds received from a $3,000,000 term loan. The loan is with TKO Finance Corp. ("TKO"), bears interest at 11.5% and is payable in thirty-six equal monthly installments of $99,177 commencing August 1, 1997.

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

  In connection with the TKO loan, the Company issued 1,000 shares of Class B non-voting common stock and entered into a Put and Call Agreement. The Put portion of the Agreement grants TKO the right to require the Company to purchase 200 shares, 350 shares and the remaining 450 shares of the Class B common stock at $432.22 per share in April 2000, 2001 and 2002, respectively. The Call portion of the Agreement grants the Company the right to require TKO to sell 200 shares, 350 shares and the remaining 450 shares of the Class B common stock at $480.07 per share in February 2000, 2001 and 2002, respectively. In the event the Company registers any of its stock or other securities under the Securities Act of 1933, TKO will have the right to convert its shares of the Class B common stock into shares of the stock to be issued. The Class B common stock was recorded at fair value at date of issue. The fair value will be increased by periodic accretions so that the carrying amount will equal the Call amount at each respective Call date.

(9) INVESTMENT IN EQUIPMENT UNDER OPERATING LEASE

  On December 12, 1993, the Company invested $5,340,436 in manufacturing equipment which was subsequently leased to a third party user for a two year period commencing on January 1, 1994. Rentals were payable monthly in advance. Simultaneous with the purchase of the equipment, the Company, on a non-recourse basis, obtained $5,393,840 in financing from a financial institution, of which $5,340,436 was paid directly to the equipment vendor to satisfy the cost of the equipment. The excess of the proceeds from the financing over the cost of the equipment, $53,404, was paid directly to the Company and earned over the two year period of the lease. All rental payments by the lessee were paid directly to the financial institution. The original non-recourse financing bore interest at a rate of 6.6%, and was paid in 24 monthly installments of $55,097 through December 1995, with a final payment of $4,699,584 in January 1996.

  Effective January 1, 1996, the lessee renewed the lease and the bank extended the term of the collateralized non-recourse note. The terms of the renewal required monthly rentals of $171,294, payable by the lessee in advance, for two years. Such rental payments continued to be paid directly to the financial institution to reduce the loan, with interest now calculated at 8.95%. The lease was terminated in 1997 resulting in a gain of $1,694 being recognized on disposition.

(10) COMMITMENTS AND CONTINGENCIES

  The Company has operating leases for office space through the year 2004. Rent expense for the period April 1, 1996 to August 20, 1996 (Predecessor), August 21, 1996 to March 31, 1997 (Successor) and the years ended March 31, 1996 and 1995 amounted to $129,000, $231,000, $319,000 and $308,000, net of
sublease income of $70,000, $101,000, $165,000 and $160,000, respectively. The future minimum rental commitments under non-cancelable operating leases are due as follows (sublease rental income is all from short term leases):

      FISCAL YEAR ENDING
           MARCH 31,                                                   AMOUNT
      ------------------                                             ----------
           1998..................................................... $  520,683
           1999.....................................................    669,176
           2000.....................................................    503,688
           2001.....................................................    490,817
           2002.....................................................    504,840
           Thereafter...............................................  1,345,822
                                                                     ----------
                                                                     $4,035,026
                                                                     ==========

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

(11) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  For the period April 1, 1996 to August 20, 1996 (Predecessor), August 21, 1996 to March 31, 1997 (Successor) and the years ended March 31, 1996 and 1995, the Company paid $5,565, $555,417, $27,344 and $60,186 in interest on recourse financings, respectively.

  Certain equipment, which the Company was carrying as investment in equipment under operating lease, was paid for directly by a financing institution. In connection with this transaction, the lessee's monthly installments were remitted directly to the financing institution to service the Company's non-recourse note payable, which was incurred when the financing institution paid for the equipment on behalf of the Company. For the period April 1, 1996 to August 20, 1996 (Predecessor), August 21, 1996 to March 31, 1997 (Successor) and the years ended March 31, 1996 and 1995, such payments aggregated $799,372, $742,275, $1,009,756 and $661,165, which was comprised of $660,160,
$633,615, $676,028 and $332,393 of principal and $139,212, $108,660, $333,728 and $328,772 of interest. The equipment under the operating lease was sold to the lessee in 1997 and a gain of $1,694 was recognized on disposition.

  On August 21, 1996, Holdings acquired all of the outstanding stock of Capital and Securities for $9,332,680. The purchase price consisted of $2,683,000 in cash and $6,649,680 in seller financing, of which $2,949,680 of the seller financing was paid off at closing.

                      ICON HOLDINGS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS

                                           PRO FORMA
                                         SEPTEMBER 30, SEPTEMBER 30,  MARCH 31,
                                             1997          1997         1997
                                         ------------- ------------- -----------
Cash...................................   $   156,968   $   156,968  $   747,123
Receivables from related parties--
 managed partnerships..................     1,359,899     1,359,899    1,323,502
Prepaid and other assets...............       445,026       445,026      200,098
Deferred charges.......................       658,642       658,642      379,717
Fixed assets and leasehold
 improvements, at cost, less
 accumulated depreciation and
 amortization of $1,716,531 and
 $1,533,265............................       686,493       686,493      752,472
Goodwill less accumulated amortization
 of $1,031,627 and $574,500............     7,813,167     7,813,167    8,270,294
                                          -----------   -----------  -----------
    Total assets.......................   $11,120,195   $11,120,195  $11,673,206
                                          ===========   ===========  ===========
Liabilities and Stockholders' Equity
Accounts payable and accrued expenses..    $1,063,290   $ 1,063,290  $ 1,214,366
Redemption of treasury stock payable
 (1) ..................................     7,169,643           --           --
Due to stockholder.....................       140,000       140,000      432,742
Subordinated notes payable--related
 party.................................     2,213,399     2,213,399    2,399,336
Notes payable--seller financing........           --            --     3,342,196
Notes payable--recourse................     3,402,249     3,402,249      196,105
Deferred income taxes, net.............     1,632,316     1,632,316    1,532,928
Deferred management fees--managed
 partnerships..........................       788,547       788,547      758,452
                                          -----------   -----------  -----------
    Total liabilities..................    16,409,449     9,239,801    9,876,125
                                          -----------   -----------  -----------
Redeemable stock.......................       269,576       269,576          --
Commitments and Contingencies
Stockholders' Equity:
 Common stock: $.01 par value; 1,000
  shares authorized, issued and
  outstanding (2)......................        80,000            10           10
 Additional paid-in capital (2)........        54,000       133,990      133,990
 Retained earnings.....................     1,476,818     1,476,818    1,663,081
 Less: Treasury Shares (1).............    (7,169,643)          --           --
                                          -----------   -----------  -----------
                                           (5,558,825)    1,610,818    1,797,081
                                          -----------   -----------  -----------
    Total liabilities and stockholders'
     equity............................   $11,120,195   $11,120,195  $11,673,206
                                          ===========   ===========  ===========

--------
(1) Gives effect to the proposed redemption of 4,000,000 shares of Common Stock held by Summit upon consummation of the contemplated initial public offering.
(2) Gives effect to the contemplated 8,000-to-1 stock dividend.

   See accompanying notes to consolidated and combined financial statements.

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

                             STATEMENTS OF INCOME
                                  (UNAUDITED)

                             (SUCCESSOR)  (PREDECESSOR) (SUCCESSOR)
                             ------------ ------------- ------------
                             CONSOLIDATED   COMBINED
                               HOLDINGS    CAPITAL AND  CONSOLIDATED   TOTAL
                               FOR THE     SECURITIES     HOLDINGS    FOR THE
                              SIX MONTHS     4/1/96       8/21/96    SIX MONTHS
                                ENDED          TO            TO        ENDED
                               9/30/97       8/20/96      9/30/96    9/30/96(1)
                             ------------ ------------- ------------ ----------
Revenues:
 Fees--managed
  partnerships.............   $5,315,363   $2,985,092    $2,676,206  $5,661,298
 Rental income in operating
  lease....................          --       799,372       228,392   1,027,764
 Interest income and other
  income...................       81,677       21,102         1,881      22,983
                              ----------   ----------    ----------  ----------
    Total revenues.........    5,397,040    3,805,566     2,906,479   6,712,045
                              ----------   ----------    ----------  ----------
Expenses:
Selling, general and
 administrative............    4,420,987    3,399,180       562,491   3,961,671
Amortization of deferred
 charges...................      189,143      118,190        30,933     149,123
Amortization of goodwill...      457,127          --         95,344      95,344
Depreciation and
 amortization..............      184,957      121,368        38,411     159,779
Depreciation--equipment
 under operating lease.....          --       660,160       192,708     852,868
Interest expense--recourse
 financings................      353,908        5,565        96,538     102,103
Interest expense--non-
 recourse financings.......          --       139,212        35,685     174,897
                              ----------   ----------    ----------  ----------
    Total expenses.........    5,606,122    4,443,675     1,052,110   5,495,785
                              ----------   ----------    ----------  ----------
Income (loss) before
 provision for income taxes
 and extraordinary item....     (209,082)    (638,109)    1,854,369   1,216,260
Provision for income
 taxes.....................       50,505          --        604,966     604,966
                              ----------   ----------    ----------  ----------
Income (loss) before
 extraordinary item........     (259,587)    (638,109)    1,249,403     611,294
Extraordinary item--gain on
 early extinguishment of
 debt (net of applicable
 income taxes of $48,882)..       73,324          --            --          --
                              ----------   ----------    ----------  ----------
Net income (loss)..........   $ (186,263)  $ (638,109)   $1,249,403  $  611,294
                              ==========   ==========    ==========  ==========

--------
(1) As discussed in note 2 to the audited consolidated and combined financial statements, Capital and Securities were acquired by ICON Holdings on August 21, 1996, in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts in the total column for the six months ended September 30, 1996 are not comparable to the six months ended September 30, 1997 as a result of goodwill and its related amortization.

   See accompanying notes to consolidated and combined financial statements.

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

                             STATEMENTS OF INCOME
                                  (UNAUDITED)

                          (SUCCESSOR)  (PREDECESSOR) (SUCCESSOR)
                          ------------ ------------- ------------
                          CONSOLIDATED   COMBINED
                            HOLDINGS    CAPITAL AND  CONSOLIDATED    TOTAL
                            FOR THE     SECURITIES     HOLDINGS     FOR THE
                          THREE MONTHS    7/1/96       8/21/96    THREE MONTHS
                             ENDED          TO            TO         ENDED
                            9/30/97       8/20/96      9/30/96     9/30/96(1)
                          ------------ ------------- ------------ ------------
Revenues:
 Fees--managed
  partnerships...........  $3,083,590    $ 802,745    $2,676,206   $3,478,951
 Rental income in
  operating lease........         --       285,490       228,392      513,882
 Interest income and
  other income...........      28,104       13,232         1,881       15,113
                           ----------    ---------    ----------   ----------
    Total revenues.......   3,111,694    1,101,467     2,906,479    4,007,946
                           ----------    ---------    ----------   ----------
Expenses:
 Selling, general and
  administrative.........   2,215,360    1,375,304       562,491    1,937,795
 Amortization of deferred
  charges................      52,505       61,340        30,933       92,273
 Amortization of
  goodwill...............     228,564          --         95,344       95,344
 Depreciation and
  amortization...........      93,378       43,737        38,411       82,148
 Depreciation--equipment
  under operating lease..         --       238,478       192,708      431,186
 Interest expense--
  recourse financings....     152,307        4,178        96,538      100,716
 Interest expense--non-
  recourse financings....         --        47,011        35,685       82,696
                           ----------    ---------    ----------   ----------
    Total expenses.......   2,742,114    1,770,048     1,052,110    2,822,158
                           ----------    ---------    ----------   ----------
Income (loss) before
 provision for income
 taxes...................     369,580     (668,581)    1,854,369    1,185,788
Provision for income
 taxes...................     190,544          --        604,966      604,966
                           ----------    ---------    ----------   ----------
Net income (loss)........  $  179,036    $(668,581)   $1,249,403   $  580,822
                           ==========    =========    ==========   ==========

--------
(1) As discussed in note 2 to the audited consolidated and combined financial statements, Capital and Securities were acquired by ICON Holdings on August 21, 1996, in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, the amounts in the total column for the three months ended September 30, 1996 are not comparable to the three months ended September 30, 1997 as a result of goodwill and its related amortization.

   See accompanying notes to consolidated and combined financial statements.

                      ICON HOLDINGS CORP. AND SUBSIDIARIES

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                            COMMON STOCK
                         ------------------- ADDITIONAL                 TOTAL
                           SHARES      PAR    PAID-IN    RETAINED   STOCKHOLDERS'
                         OUTSTANDING  VALUE   CAPITAL    EARNINGS      EQUITY
                         ----------- ------- ---------- ----------  -------------
Combined Capital and
 Securities
 (Predecessor)
 Balance at March 31,
  1996..................    1,600    $15,100  $739,300  $  953,938   $1,708,338
                            -----    -------  --------  ----------   ----------
 Net loss...............      --         --        --     (638,109)    (638,109)
 Balance at August 20,
  1996..................    1,600    $15,100  $739,300  $  315,829   $1,070,229
                            =====    =======  ========  ==========   ==========
Consolidated Holdings
 (Successor)
 August 21, 1996 (date
  of acquisition of
  Capital and
  Securities)...........      --     $   --   $    --   $      --    $      --
 Capitalization of
  Holdings..............    1,000         10   133,990                  134,000
 Net income.............      --         --        --    1,249,403    1,249,403
                            -----    -------  --------  ----------   ----------
 Balance at September
  30, 1996..............    1,000         10   133,990   1,249,403    1,383,403
 Net income.............      --         --        --      413,678      413,678
                            -----    -------  --------  ----------   ----------
 Balance at March 31,
  1997..................    1,000         10   133,990   1,663,081    1,797,081
 Net loss...............      --         --        --     (186,263)    (186,263)
                            -----    -------  --------  ----------   ----------
 Balance at September
  30, 1997..............    1,000    $    10  $133,990  $1,476,818   $1,610,818
                            =====    =======  ========  ==========   ==========

   See accompanying notes to consolidated and combined financial statements.

                      ICON HOLDINGS CORP. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                            (SUCCESSOR)   (PREDECESSOR) (SUCCESSOR)
                            ------------  ------------- ------------
                            CONSOLIDATED    COMBINED
                              HOLDINGS     CAPITAL AND  CONSOLIDATED     TOTAL
                              FOR THE      SECURITIES     HOLDINGS      FOR THE
                             SIX MONTHS      4/1/96       8/21/96     SIX MONTHS
                               ENDED           TO            TO          ENDED
                              9/30/97        8/20/96      9/30/96       9/30/96
                            ------------  ------------- ------------  -----------
Cash flows from operating
 activities
 Net income (loss)........  $  (186,263)   $ (638,109)  $ 1,249,403   $   611,294
 Adjustments to reconcile
  net income (loss) to net
  cash provided (used) by
  operating activities:
  Gain on early
   extinguishment of
   debt...................      (73,324)          --            --            --
  Depreciation and
   amortization...........      184,957       781,528       231,119     1,012,647
  Amortization of
   goodwill...............      457,127           --         95,344        95,344
  Amortization of deferred
   charges................      189,143       118,190        30,933       149,123
  Interest expense paid
   directly to lender by
   lessee.................          --        139,212        35,685       174,897
  Rental income paid
   directly to lender by
   lessee.................          --       (799,372)     (228,392)   (1,027,764)
  Deferred income taxes...       99,388           --        604,275       604,275
 Changes in operating
  assets and liabilities:
  Receivables from managed
   partnerships, net of
   deferred management
   fees...................       (6,302)    1,364,974       (49,470)    1,315,504
  Prepaid and other
   assets.................     (244,928)       38,680       (22,911)       15,769
  Deferred charges........     (468,068)     (153,479)      (28,687)     (182,166)
  Receivable from
   affiliates.............          --        (68,404)      412,113       343,709
  Accounts payable and
   accrued expenses.......     (151,076)     (158,491)       18,236      (140,255)
  Due to stockholder......     (292,742)          --            --            --
                            -----------    ----------   -----------   -----------
    Total adjustments.....     (305,825)    1,262,838     1,098,245     2,361,083
                            -----------    ----------   -----------   -----------
Net cash provided (used)
 by operating activities..     (492,088)      624,729     2,347,648     2,972,377
                            -----------    ----------   -----------   -----------
Cash flows from investing
 activities:
  Purchase of fixed
   assets.................     (118,978)       (9,962)      (10,238)      (20,200)
  Acquisition of Capital
   and Securities.........          --            --     (2,683,000)   (2,683,000)
                            -----------    ----------   -----------   -----------
Net cash used by investing
 activities...............     (118,978)       (9,962)   (2,693,238)   (2,703,200)
                            -----------    ----------   -----------   -----------
Cash flows from financing
 activities:
 Initial capital
  contribution............          --            --        134,000       134,000
 Proceeds from
  subordinated notes
  payable.................          --            --      2,599,000     2,599,000
 Principal payments on
  subordinated notes
  payable.................     (185,937)          --            --            --
 Seller notes retired.....          --            --     (2,949,680)   (2,949,680)
 Repayment of seller
  notes...................   (3,269,072)          --            --            --
 Proceeds from recourse
  financings and issuance
  of Class B common
  stock...................    3,630,328           --            --            --
 Principal payments on
  notes payable--recourse
  financings..............     (154,608)      (45,417)          --        (45,417)
                            -----------    ----------   -----------   -----------
Net cash provided (used)
 by financing activities..       20,911       (45,417)     (216,680)     (262,097)
                            -----------    ----------   -----------   -----------
Net increase (decrease) in
 cash.....................     (590,155)      569,350      (562,270)        7,080
Cash, beginning of
 period...................      747,123       184,870       754,220       184,870
                            -----------    ----------   -----------   -----------
Cash, end of period.......  $   156,968    $  754,220   $   191,950   $   191,950
                            ===========    ==========   ===========   ===========

   See accompanying notes to consolidated and combined financial statements.

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1997
                                  (UNAUDITED)

(1) BASIS OF ACCOUNTING AND PRESENTATION

  The consolidated and combined financial statements of ICON Holdings Corp., and its wholly owned subsidiaries (the "Company") are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period. Certain information and footnote disclosures normally included in consolidated and combined financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Management believes that the disclosures made are adequate to prevent the information from being misleading. The consolidated and combined financial statements should be read in conjunction with the Company's March 31, 1997 and 1996 audited consolidated and combined financial statements. The results of operations for the three and six months ended September 30, 1997 are not necessarily indicative of the results of operations for the entire fiscal year ending March 31, 1998.

(2) SUBORDINATED NOTES PAYABLE AND NOTES PAYABLE

  On June 24, 1997 the Company refinanced the notes payable-seller financing with proceeds received from a $3,000,000 term loan. The loan is with TKO Finance Corp. ("TKO"), bears interest at 11.5% and is payable in thirty-six equal monthly installments of $99,177 commencing August 1, 1997. The Company realized a gain of $122,206 ($73,324 net of related taxes) in connection with the early extinguishment of the debt which has been recorded as an extraordinary item in the income statement.

  On August 21, 1997, ICON Capital Corp. ("Capital"), a wholly owned subsidiary of the Company, entered into a one-year renewable unsecured discretionary line of credit agreement (the "Facility"). The maximum amount available under the Facility is $600,000, and interest is payable at prime (8.5% at September 30, 1997) plus 1%. The Facility requires that Capital, among other things, meet certain objectives with respect to financial ratios. At September 30, 1997, Capital was in compliance with the covenants required by the Facility. As of September 30, 1997, $600,000 was available and outstanding.

                     ICON HOLDINGS CORP. AND SUBSIDIARIES

  Notes payable at September 30, 1997 and March 31, 1997 consisted of the following:

                                                       SEPTEMBER 30, MARCH 31,
                                                           1997         1997
                                                       ------------- ----------
   Subordinated Notes Payable
    Installment note due Warrenton, interest at
     12.5%, principal and interest due in monthly
     installments of $40,284 through September 1999..   $  847,399   $1,033,336
    Term note due Warrenton, interest at 12.5%,
     principal and interest due August 2001..........      233,000      233,000
    Term note due Summit, interest at 12.5%,
     principal and interest due August 2001..........    1,133,000    1,133,000
                                                        ----------   ----------
                                                        $2,213,399   $2,399,336
                                                        ==========   ==========
   Notes Payable--Seller Financing
    Installment not due Peter D. Beekman, interest at
     16.705%, principal and interest due in monthly
     installments of $111,358........................   $      --    $2,642,196
    Term note due Peter D. Beekman, interest at 12%,
     interest due monthly............................          --       700,000
                                                        ----------   ----------
                                                        $      --    $3,342,196
                                                        ==========   ==========
   Notes Payable--Recourse
    Installment note, interest at 11.5%, principal
     and interest due in monthly installments of
     $99,177 through July 2000.......................   $2,595,758   $      --
    One year renewable line of credit, interest at
     Prime plus 1%...................................      600,000          --
    Various obligations under capital leases, payable
     in monthly installments through March 2002......      206,491      196,105
                                                        ----------   ----------
                                                        $3,402,249   $  196,105
                                                        ==========   ==========

(3) REDEEMABLE STOCK

  In connection with the TKO loan, the Company issued 1,000 shares of Class B non-voting common stock and entered into a Put and Call Agreement. The Put portion of the Agreement grants TKO the right to require the Company to purchase 200 shares, 350 shares and the remaining 450 shares of the Class B common stock for $432.22 per share in April 2000, 2001 and 2002, respectively. The Call portion of the Agreement grants the Company the right to require TKO to sell 200 shares, 350 shares and the remaining 450 shares of the Class B common stock for $480.07 per share in February 2000, 2001 and 2002, respectively. In the event that the Company registers any of its stock or other securities under the Securities Act of 1933, TKO will have the right to convert its shares of the Class B common stock into shares of the stock to be issued. The Class B common stock was recorded at fair value at the date of issue. The fair value will be increased by periodic accretions so that the carrying amount will equal the Call amount at each respective Call date.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-TATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMA-TION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OF-FERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UN-LAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PRO-SPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                --------------

                           SUMMARY TABLE OF CONTENTS

                                --------------

                                                                          PAGE
                                                                          ----
Additional Information...................................................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Historical and Pro forma Financial Data.........................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
The Company..............................................................  29
Business.................................................................  30
Management...............................................................  41
Director Compensation....................................................  43
Executive Compensation...................................................  43
Certain Transactions.....................................................  47
Principal Stockholders and Beneficial Ownership of Management............  48
Description of Capital Stock.............................................  49
Transfer Agent and Registrar.............................................  51
Shares Eligible for Future Sale..........................................  52
Underwriting.............................................................  53
Legal Matters............................................................  55
Experts..................................................................  55
Index to Financial Statements............................................ F-1

                               ----------------

  UNTIL , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEAL-ERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            10,000,000 SHARES

                         [LOGO OF ICON APPEARS HERE]

                                 COMMON STOCK

                             ---------------------

                                  PROSPECTUS

                             ---------------------


                              FRIEDMAN, BILLINGS,
                              RAMSEY & CO., INC.

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
            ALTERNATE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                    SUBJECT TO COMPLETION, DATED     ,

PROSPECTUS

                              547,368 SHARES

                       [LOGO OF ICON APPEARS HERE]

                                  COMMON STOCK

                                 ------------

  This Prospectus relates to the resale of up to 547,368 shares of Common Stock of ICON Holdings Corp. (together with its subsidiaries, the "Company") held by Friedman, Billings, Ramsey & Co., Inc. (the "Representative").

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF COMMON STOCK OFFERED HEREBY.

  The Representative and its agents, donates, distributes, pledges and other successors in interest (collectively, the "Selling Security Holders") may offer and sell the remainder of the shares from time to time in one or more transactions on The Nasdaq Stock Market, or otherwise, at market prices then prevailing or in negotiated transactions. The shares may also be sold pursuant to option, hedging or other transactions with broker-dealers. The shares may also be offered in one or more underwritten offerings, although no such arrangements have been made. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus. See "Selling Security Holders" and "Plan of Distribution."

  On     , 1998, the Company completed an initial public offering (the
"Offering") of 10,000,000 shares of Common Stock through the "Representative" as the representative of several underwriters. The Company will not receive any of the proceeds from the sale of the shares by the Selling Security Holders. See "Use of Proceeds". The Common Stock of the Company is traded on the National Market of The Nasdaq Stock Market (the "Nasdaq National Market") under
the symbol "ICON". On     , 1998, the last reported sale price of Common Stock
on the Nasdaq National Market was $    per share.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is     ,  .

            ALTERNATE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                                 THE OFFERING

  The 547,368 shares of Common Stock which may be offered by the Selling Security Holders are identical to the 10,000,000 shares of Common Stock offered and sold by the Company in its underwritten initial public offering (the "Offering") by separate prospectus. Upon completion of the Offering, 14,139,095 shares of Common Stock were outstanding. Such number of shares does not include (i) 4,000,000 shares of Common Stock to be redeemed by the Company simultaneously with the consummation of the Offering; (ii) 2,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan, of which options to purchase approximately 1,200,000 shares of Common Stock were granted upon the consummation of the Offering at an exercise price equal to the initial public offering price per share; (iii) 200,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors' Stock Plan, of which options to purchase 30,000 shares of Common Stock were granted upon the consummation of the Offering at an exercise price equal to the initial public offering per share; (iv) 424,173 shares of Common Stock issuable under warrants granted to a related party upon consummation of the Offering at an exercise price per share equal to the initial public offering price; and (v) up to 547,368 shares of Common Stock which are the subject of this offering under warrants granted to the Representative of the Underwriters at an exercise price per share equal to the initial public offering price. See "Executive Compensation--1997 Stock Option Plan," "1997 Non-Employee Directors Plan," "Certain Transactions" and "Underwriting."

            ALTERNATE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                                USE OF PROCEEDS

  The Company will receive no proceeds from the sale of Common Stock by the Selling Security Holders. The net proceeds to the Company from the sale of the shares of Common Stock in the Offering, after deducting estimated underwriting discounts and other offering expenses, all of which are payable by the Company, are estimated to be approximately $73.4 million (approximately $84.6 million if the Over-Allotment Option is exercised in full), assuming an initial public offering price of $8.00 per share. The Company intends to use approximately 80-85% of the net proceeds of the Offering to acquire equipment subject to lease and to enter into equipment financing transactions. In addition, the Company intends to use a portion of the net proceeds to redeem 4,000,000 shares of Common Stock held by Summit Asset Holding L.L.C. ("Summit") for $7.2 million (and other non-cash consideration), to redeem 1,000 shares of Class B Common Stock held by TKO Finance Corporation ("TKO"), a secured lender to the Company, for $349,000, to repay indebtedness (including a premium of approximately $225,000) of approximately $3.0 million owed to TKO and currently bearing interest at a fixed annual rate of 11.5% and with a maturity of July 31, 2000, to repay indebtedness owed to Summit of approximately $1.4 million currently bearing interest at a fixed annual rate of 12.5% and due in 2001. Any remaining proceeds will be used for general corporate purposes, including, but not limited to, purchases of equipment subject to lease, acquisitions of related businesses or joint ventures, and working capital. See "Certain Transactions". The Company does not have any agreements or understandings with respect to any acquisitions at the present time.

  Pending use of the net proceeds as described above, the Company intends to invest the net proceeds in short-term readily marketable, interest-bearing government treasury obligations and equivalent securities.

                                DIVIDEND POLICY

  The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Board of Directors deems relevant.

            ALTERNATE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                             PLAN OF DISTRIBUTION

  The Selling Security Holders and their agents, donees, distributees, pledgees and other successors in interest may, from time to time, offer for sale and sell or distribute the shares to be offered by them hereby (a) in transactions executed on the Nasdaq National Market, or any securities exchange on which the shares may be traded, through registered broker-dealers (who may act as principals, pledges or agents) pursuant to unsolicited orders or offers to buy, (b) in negotiated transactions, or (c) through other means. The shares may be sold from time to time in one or more transactions at market prices prevailing at the time of sale or a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Security Holders or by agreement between the Selling Security Holders and their underwriters, dealers, brokers or agents. The shares may also be offered in one or more underwritten offerings. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus.

  In connection with distribution of the shares, the Selling Security Holders may enter into hedging or other option transactions with broker-dealers in connection with which, among other things, such broker-dealers may engage in short sales of the shares pursuant to this Prospectus in the course of hedging the positions they may assume with one or more of the Selling Security Holders. The Selling Security Holders may also sell shares short pursuant to this Prospectus and deliver the shares to close out such short positions. The Selling Security Holders may also enter into option or other transactions with broker-dealers which may result in the delivery of shares to such broker-dealers who may sell such shares pursuant to this Prospectus. The Selling Security Holders may also pledge the shares to a broker-dealer and upon default the broker-dealer may effect the sales of the pledged shares pursuant to this Prospectus.

  The distribution of the shares by the Selling Security Holders is not subject to any underwriting agreement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Security Holders and/or purchasers of shares, for whom they may act. Such discounts, concessions, commissions or fees will not exceed those customary for the type of transactions involved. In addition, the Selling Security Holders and any such underwriters, dealers, brokers or agents that participate in the distribution of shares may be deemed to be underwriters under the Securities Act, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of the shares will be selected by the Selling Security Holders and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

  The aggregate proceeds to the Selling Security Holders from the sale of the shares offered by the Selling Security Holders hereby will be the purchase price of such shares less any broker's commissions.

  In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration of qualification requirement is available and is complied with.

  The Selling Security Holders and any broker-dealer, agent or underwriter that participates with the Selling Security Holders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares offered hereby may not simultaneously engage in market making activities with respect to the shares for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of sales of the shares by the Selling Security Holders.

  There is no assurance that the Selling Security Holders will sell any or all of the shares described herein and may transfer, devise or gift such securities by other means not described herein. The Company is permitted to suspend the use of this Prospectus in connection with sales of the shares by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. Expenses of preparing and filing the Registration Statement and any and all amendments thereto will be borne by the Company.

           ALTERNATIVE PAGE FOR SELLING SECURITY HOLDERS' PROSPECTUS

                           SELLING SECURITY HOLDERS

  Set forth below, is the number of shares of Common Stock beneficially owned by the Representative as of December , 1997, the maximum number of shares of Common Stock which may be offered pursuant to this Prospectus and the number of shares to be owned after completion of the Offering (assuming the sale of all of the shares offered hereby, including pursuant to the Over-Allotment Option).

                                                            MAXIMUM       NUMBER OF SHARES TO
                               TOTAL NUMBER OF        NUMBER OF SHARES TO BE OWNED AFTER THE
     NAME & ADDRESS      SHARES BENEFICIALLY OWNED(1) BE OFFERED OR SOLD       OFFERING
     --------------      ---------------------------- ------------------- -------------------
Friedman, Billings,
 Ramsey & Co., Inc. ....           547,368                  547,368                 0

--------
(1) Consists of shares issuable under a warrant granted to the Representative upon the closing of the Offering.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OF-FER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICA-TION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                           SUMMARY TABLE OF CONTENTS

                                ---------------

                                                                          PAGE
                                                                          ----
Additional Information...................................................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Historical and Pro forma Financial Data.........................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  30
Management...............................................................  41
Description of Capital Stock.............................................  49
Shares Eligible for Future Sale..........................................  52
Legal Matters............................................................  55
Experts..................................................................  55
Index to Financial Statements............................................ F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             547,368 SHARES

                         [LOGO OF ICON APPEARS HERE]

                                  COMMON STOCK

                            ----------------------

                                   PROSPECTUS

                            ----------------------



                                       , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and other estimated expenses expected to be incurred in connection with issuance and distribution of securities being registered. All such fees and expenses shall be paid by the Company.

Securities and Exchange Commission Registration Fee................. $   46,361
NASD Fee............................................................     15,799
Blue Sky Fees.......................................................      2,500
Nasdaq National Market Listing Fee..................................     48,750
Printing and Engraving Expenses.....................................     75,000
Accounting Fees and Expenses........................................    150,000
Legal Fees and Expenses.............................................    500,000
Transfer Agent Fees and Expenses....................................      2,500
Miscellaneous.......................................................    159,090
                                                                     ----------
  Total............................................................. $1,000,000
                                                                     ==========

--------
*  To be supplied by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.
Article 10 of the registrant's Certificate of Incorporation provides that the personal liability of directors of the registrant is eliminated as provided by extent permitted by Section 102(b)(7) of the DGCL.

  Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article XI of the registrant's Certificate of Incorporation provides that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article XI further permits the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL.

  The Registrant intends to obtain directors and officers liability and company reimbursement insurance pursuant to which insurer will pay, on behalf of directors and officers of the Registrant, certain losses (as defined) incurred as a result of specified wrongful acts by such persons, for which they are not indemnified by the Registrant. In addition, the insurer will reimburse the Registrant for certain losses incurred as a result of the Registrant's indemnification of an officer or director in connection with such a wrongful act. The policy will provide that the insurer's aggregate liability to the Registrant with respect to a single policy year shall not exceed $10 million and is subject to customary exclusions.

  Prior to the completion of the Offering, the Registrant will enter into separate but identical indemnification agreements (the "Indemnification Agreements") with each director and executive officer of the Registrant and expects to enter into Indemnification Agreements with persons who become directors or executive officers in the future. The Indemnification Agreements shall provide that the Registrant will indemnify the director or officer (the "Indemnitee") against any expenses or liabilities incurred by the Indemnitee in connection with any proceeding in which such Indemnitee may be involved as a party or otherwise, by reason of the fact that such Indemnitee is or was a director or officer of the Registrant or by reason of any action taken by or omitted to be taken by such Indemnitee while acting as an officer or director of the Registrant, provided that such indemnity shall only apply if (i) the Indemnitee was acting in good faith and in a manner the Indemnitee reasonably believed to be in the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe the Indemnitee's conduct was unlawful, (ii) the claim was not made to recover profits made by such Indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute, (iii) the claim was not initiated by the Indemnitee, (iv) the claim was not covered by applicable insurance, or (v) the claim was not for an act or omission of a director of the Registrant from which a director may not be relieved of liability under
Section 102(b)(7) of the DGCL. Each Indemnitee will undertake to repay the Registrant for any costs or expenses paid by the Registrant if it shall ultimately be determined that such Indemnitee is not entitled to indemnification under the Indemnification Agreements.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Pursuant to exemptions from registration for transactions by an issuer not involving a public offering as afforded by Section 4(2) of the Securities Act, the Registrant (i) in August 1996 issued 500 shares of its Common Stock, par value $.01 per share, to each of Warrenton Capital Partners L.L.C., a Delaware limited liability company, and Summit Asset Holding L.L.C., a Delaware limited liability company, for consideration of $67,000 in each case; and (ii) in July 1997 issued 1,000 shares of Class B Common Stock, $.01 par value per share, to TKO Finance Corporation in partial consideration of the extension of a $3,000,000 secured term loan facility by such lender.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

(a) The following exhibits are or will be filed as part of this registration statement:

     EXHIBIT
     -------
      +1.01  Draft Form of Underwriting Agreement.
      +3.01  Certificate of Incorporation of the Registrant, as amended.
      +3.02  Form of First Amended and Restated Certificate of Incorporation to
              be adopted by the Registrant.
      +3.03  Amended and Restated By-Laws of the Registrant.
      +4.01  Articles Fourth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh,
              Twelfth and Thirteenth of the First Amended and Restated
              Certificate of Incorporation to be filed by the Registrant
              (included in Exhibit 3.01).
      +4.02  Articles II, III, IV, V, VI, VII, VIII, IX, X, XIV, XXI, XXII and
              XXVI of the Registrant's By-laws, as amended (included in Exhibit
              3.03).
       5.01  Opinion of McDermott, Will & Emery as to the legality of the securities being registered.
     +10.01  $1,133,000 Promissory Note from the Registrant to Summit Asset
              Holding L.L.C.
     +10.02  $1,200,000 Promissory Note from the Registrant to Warrenton
              Capital Partners L.L.C.
     +10.03  $233,000 Promissory Note from the Registrant to Warrenton Capital
              Partners L.L.C.


     EXHIBIT
     -------
      10.04  Employment Agreement between the Registrant and Beaufort J. B.
              Clarke, as amended and restated.
      10.05  Employment Agreement between the Registrant and Paul B. Weiss, as amended and restated.
     +10.06  Employment Agreement between the Registrant and Thomas W. Martin.
     +10.07  Employment Agreement between the Registrant and Gary N.
              Silverhardt.
     +10.08  Letter Agreement dated August 21, 1997 regarding unsecured line of credit in the amount of $600,000 for ICON Capital Corp. between
              PNC Bank, New England.
     +10.09  Third Amended and Restated Agreement of Limited Partnership of
              ICON Cash Flow Partners L.P. Seven dated September 12, 1995.
     +10.10  Loan and Security Agreement dated June 20, 1997 between TKO
              Finance Corporation and the Registrant.
     +10.11  $3,000,000 Term Promissory Note from the Registrant to TKO Finance
              Corporation.
     +10.12  Put and Call Agreement between TKO Finance Corporation and the
              Registrant dated June 20, 1997.
     +10.13  Release and Payoff Agreement between TKO Finance Corporation and the Registrant dated October 24, 1997.
     +10.14  Lease Agreement for the Lease of Office Space by the Registrant in
              Harrison, New York.
     +10.15  The Registrant's 1997 Non-Employee Directors Stock Option Plan.
     +10.16  The Registrant's 1997 Stock Option Plan.
     +10.17  Draft of Warrant Agreement between the Registrant and
              Representative of the Underwriters.
     +10.18  Stock Redemption Agreement between the Registrant and Summit Asset
              Holding L.L.C.
     +10.19  Form of Indemnification Agreements to be entered into between the
              Registrant and each of its directors, future directors and executive officers.
     +10.20  Employment Agreement between the Registrant and John L. Lee.
     +10.21  Employment Agreement between the Registrant and Allen V. Hirsch.
      11.01  Computation of Earnings Per Share.
      21.01  Subsidiaries of the Registrant.
      23.01  Consent of KPMG Peat Marwick LLP.
      23.02  Consent of McDermott, Will & Emery (included in Exhibit 5.01).
     +23.03  Consent of Adolfo R. Garcia to be named as Future Director.
      23.04  Consent of Robert D. Walter to be named as Future Director.
      23.05  Consent of Paul B. Weiss to be named as future Vice Chairman of the Board of Directors.
     +24.01  Power of Attorney (included on signature page of this registration statement).
     +27.01  Financial Data Schedule.

--------
+ Previously filed

(b) Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes:

  (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (f) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (i)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrison, New York, on January 13, 1998.

                                          ICON Holdings Corp.

                                              /s/ Beaufort J. B. Clarke
                                          By: _________________________________
                                                   BEAUFORT J. B. CLARKE
                                                Chief Executive Officer and
                                                         President

  Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                       Chief Executive
   /s/ Beaufort J. B. Clarke            Officer, President       January 13,
-------------------------------------   (principal                1998
        BEAUFORT J. B. CLARKE           executive officer),
                                        and Director

                                       Chief Financial
    /s/ Gary N. Silverhardt             Officer and              January 13,
-------------------------------------   Treasurer                 1998
         GARY N. SILVERHARDT            (principal
                                        financial and
                                        accounting officer)

                                       Executive Vice
      /s/ Thomas W. Martin              President and            January 13,
-------------------------------------   Director                  1998
          THOMAS W. MARTIN

                                    EXHIBITS

  +1.01 Draft Form of Underwriting Agreement.
  +3.01 Certificate of Incorporation of the Registrant, as amended.
  +3.02 Form of First Amended and Restated Certificate of Incorporation to be
         adopted by the Registrant.
  +3.03 Amended and Restated By-Laws of the Registrant.
  +4.01 Articles Fourth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh,
         Twelfth and Thirteenth of the First Amended and Restated Certificate of Incorporation to be filed by the Registrant (included in Exhibit
         3.01).
  +4.02 Articles II, III, IV, V, VI, VII, VIII, IX, X, XIV, XXI, XXII and XXVI
         of the Registrant's By-laws, as amended (included in Exhibit 3.03).
   5.01 Opinion of McDermott, Will & Emery as to the legality of the securities being registered.
 +10.01 $1,133,000 Promissory Note from the Registrant to Summit Asset Holding
         L.L.C.
 +10.02 $1,200,000 Promissory Note from the Registrant to Warrenton Capital
         Partners L.L.C.
 +10.03 $233,000 Promissory Note from the Registrant to Warrenton Capital
         Partners L.L.C.
  10.04 Employment Agreement between the Registrant and Beaufort J. B. Clarke, as amended and restated.
  10.05 Employment Agreement between the Registrant and Paul B. Weiss, as amended and restated.
 +10.06 Employment Agreement between the Registrant and Thomas W. Martin.
 +10.07 Employment Agreement between the Registrant and Gary N. Silverhardt.
 +10.08 Letter Agreement dated August 21, 1997 regarding unsecured line of credit in the amount of $600,000 for ICON Capital Corp. between PNC
         Bank, New England.
 +10.09 Third Amended and Restated Agreement of Limited Partnership of ICON
         Cash Flow Partners L.P. Seven dated September 12, 1995.
 +10.10 Loan and Security Agreement dated June 20, 1997 between TKO Finance
         Corporation and the Registrant.
 +10.11 $3,000,000 Term Promissory Note from the Registrant to TKO Finance
         Corporation.
 +10.12 Put and Call Agreement between TKO Finance Corporation and the
         Registrant dated June 20, 1997.
 +10.13 Release and Payoff Agreement between TKO Finance Corporation and the
         Registrant dated October 24, 1997.
 +10.14 Lease Agreement for the Lease of Office Space by the Registrant in
         Harrison, New York.
 +10.15 The Registrant's 1997 Non-Employee Directors Plan.
 +10.16 The Registrant's 1997 Stock Option Plan.
 +10.17 Draft of Warrant Agreement between the Registrant and Representative of the Underwriters.
 +10.18 Stock Redemption Agreement between the Registrant and Summit Asset
         Holding L.L.C.
 +10.19 Form of Indemnification Agreements to be entered into between the Registrant and each of its directors, future directors and executive officers.
 +10.20 Employment Agreement between the Registrant and John L. Lee.
 +10.21 Employment Agreement between the Registrant and Allen V. Hirsch.
  11.01 Computation of Earnings Per Share.
  21.01 Subsidiaries of the Registrant.
  23.01 Consent of KPMG Peat Marwick LLP.
  23.02 Consent of McDermott, Will & Emery (included in Exhibit 5.01).
 +23.03 Consent of Adolfo R. Garcia to be named as Future Director.
  23.04 Consent of Robert D. Walter to be named as Future Director.
  23.05 Consent of Paul B. Weiss to be named as future Vice Chairman of the Board of Directors.
 +24.01 Power of Attorney (included on signature page of this registration statement).
 +27.01 Financial Data Schedule.

--------
+ Previously filed